EXHIBIT 10.39

The portions of this exhibit marked with “[***]” have been excluded in accordance with Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933 because they are both not material and would like cause competitive harm to the registrant if publicly disclosed.

SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

BETWEEN

RELIANCE STRATEGIC BUSINESS VENTURES LIMITED
as the “Investor”

AND

SANMINA CORPORATION
as “Sanmina Corp”

AND

SANMINA SCI INDIA PRIVATE LIMITED
as the “Company”

AND

SANMINA-SCI SYSTEMS SINGAPORE PTE LTD
as “Sanmina Singapore”

AND

AET HOLDINGS LIMITED
as “Sanmina AET”

EMEA: 1748612-11

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION	2
2. TRANSACTION	20
3. CONDITIONS PRECEDENT	21
4. CONDUCT OF BUSINESS PRIOR TO CLOSING	23
5. CLOSING ACTIONS	31
6. POST CLOSING ACTIONS	34
7. WARRANTIES	38
8. INDEMNIFICATION	39
9. CONFIDENTIALITY	44
10. TERM AND TERMINATION	46
11. GOVERNING LAW	47
12. DISPUTE RESOLUTION	47
13. MISCELLANEOUS	48
Schedule 1: SHAREHOLDING PATTERN	1
Part A: SHAREHOLDING PATTERN AS ON THE EXECUTION DATE	1
Part B: SHAREHOLDING PATTERN AS ON THE CLOSING DATE	2
Schedule 2: CONDITIONS PRECEDENT	1
Part A: COMPANY CONDITIONS PRECEDENT	1
Part B: INVESTOR CONDITIONS PRECEDENT	3
Schedule 3: COMPANY WARRANTIES	1
Schedule 4: INVESTOR AND SANMINA WARRANTIES	1
Part A – INVESTOR WARRANTIES	1
Part B – SANMINA PARTIES’ WARRANTIES	1
Schedule 5: FORM OF CP COMPLETION NOTICE	1
Schedule 6: FORM OF COMPLIANCE CERTIFICATE	1
Schedule 7: SPECIFIC INDEMNITY ITEMS	1
Schedule 8: FORM OF RESIGNATION LETTER	1
Schedule 9: FORM OF INITIAL BUSINESS PLAN	1
Schedule 10: EXISTING Sanmina Customer Contracts	1
Schedule 11: ILLUSTRATIVE WORKING CAPITAL	1
Reported working capital (Company Group)	1
Reported working capital (SIPL)	1
Schedule 12: BALANCES OF THE CO-DEVELOPER BUSINESS AS OF MARCH 31, 2021	1
Schedule 13: ITEMS EXCLUDED FROM INDEBTEDNESS	1
Schedule 14: PURCHASE CONSIDERATION MECHANISM *	1
Schedule 15: PROFORMA INCOME STATEMENT	1

Privileged & Confidential
SHARE SUBSCRIPTION AND PURCHASE AGREEMENT
This SHARE SUBSCRIPTION AND PURCHASE AGREEMENT (“Agreement”) is executed as at 08.15 am India Standard Time on this third day of March, 2022 by and between:
(1)    RELIANCE STRATEGIC BUSINESS VENTURES LIMITED, a company incorporated under the Companies Act, 2013, with Company Identification Number U74999GJ2019PLC108789 and having its registered office at Office-101, Saffron, Nr Centre Point, Panchwati 5 Rasta, Ambawadi, Ahmedabad - 380006 Gujarat – India (hereinafter referred to as the “Investor”, which expression shall, unless repugnant to or inconsistent with the context or meaning thereof, be deemed to include its successors and permitted assigns);
(2)    SANMINA CORPORATION, a corporation organized under the laws of the State of Delaware, United States of America, and having its principal place of business located at 2700 N. 1st Street, San Jose, California, United States of America (hereinafter referred to as the “Sanmina Corp”, which expression shall, unless repugnant to or inconsistent with the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);
(3)    SANMINA-SCI SYSTEMS SINGAPORE PTE LTD, company incorporated under the laws of Singapore with Company Identification Number 198305350W and having its registered office at 30 Raffles Place #23-01 Oxley @ Raffles Singapore 048622 (hereinafter referred to as the “Sanmina Singapore”, which expression shall, unless repugnant to or inconsistent with the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);
(4)    AET HOLDINGS LIMITED, a company incorporated in Mauritius with Company Identification Number C09024080 and having its registered office at c/o Trident Trust Company (Mauritius) Limited, 5th Floor, Barkly Wharf, Le Caudan Waterfront, Port Louis, Republic of Mauritius (hereinafter referred to as the “Sanmina AET”, which expression shall, unless repugnant to or inconsistent with the context or meaning thereof, be deemed to mean and include its successors and permitted assigns); and
(5)    SANMINA-SCI INDIA PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, with Company Identification Number U30007TN2002PTC048391 and having its registered office at Plot No. OZ-1, SIPCOT Hi-Tech SEZ Oragadam Sriperumbudur Taluk, Kancheepuram District, Orgadam Kancheepuram TN 602105, India (hereinafter referred to as the “Company” which expression shall, unless repugnant to or inconsistent with the context or the meaning thereof, be deemed to mean and include its successors and permitted assigns).
(The Investor, Sanmina Corp, Sanmina Singapore, Sanmina AET and the Company are individually referred to as a “Party” and collectively as the “Parties”).
WHEREAS:
(A)    The Company Group is engaged in the business of (i) manufacturing in the republic of India electronics equipment similar to and including electronics equipment with application in medical, telecommunications, data center and internet domains; and (ii) assembling in the republic of India electronic sub-assemblies similar to and including electronic sub-assemblies for systems used in automotive, aviation, power, audio/visual products and infrastructure equipment such as escalators and elevators which, in the case of (i) or (ii), excludes the business of the STIPL Undertaking (the “Business”).
(B)    As on the Execution Date, 100% (One Hundred Percent) of the Share Capital (as defined hereinbelow) of the Company is owned by Sanmina Singapore and Sanmina AET. The shareholding pattern of the Company on a Fully Diluted Basis is set out in Schedule 1 (Shareholding Pattern).
(C)    Simultaneously with the execution of this Agreement, the Investor has inter alia entered into a shareholders’ agreement of even date inter alia with the Sanmina Corp, Sanmina Singapore

EMEA: 1748612-11

and the Company, to set out the rights and obligations of the parties thereto in relation to the management of the Company (“Shareholders’ Agreement”).
(D)    In reliance on the Company Warranties and Sanmina Warranties (in each case, as defined hereinbelow) as well as the covenants and undertakings of Sanmina Corp, Sanmina Singapore, Sanmina AET and the Company set out in the Transaction Documents (as defined hereinbelow), the Investor has agreed to (i) invest in the Share Capital (as defined hereinbelow) of the Company by subscribing to the Investor Subscription Shares (as defined hereinbelow) in consideration for the Investor Subscription Amount (as defined hereinbelow); and (ii) acquire the Investor Purchase Shares (as defined hereinbelow) from Sanmina Singapore and Sanmina AET in consideration for the Investor Purchase Amount (as defined hereinbelow), in each case in the manner and subject to the terms and conditions set out in this Agreement (“Proposed Transaction”).
(E)    In connection with the Proposed Transaction, the Parties agree that prior to the Closing Date, the Sanmina Parties (as defined hereinbelow) shall procure the transfer of its operations in the STIPL Undertaking to a newly formed subsidiary of Sanmina Singapore or any of its Affiliates for consideration compliant with Applicable Law (“STIPL Business Transfer”).
(F)    The Parties are hereby entering into this Agreement to record the terms and conditions for the Company to issue and for the Investor to subscribe to the Investor Subscription Shares and other matters incidental thereto.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.    DEFINITIONS AND INTERPRETATION
1.1    Definitions: In this Agreement, the following capitalized words and expressions shall have the following meaning:
“Acceptance Notice” has the meaning given to the term in Clause 8.8.2(i);
“Accounts Date” means March 31, 2021;
“Action of Divestiture” has the meaning given to the term in Clause 4.4.4(viii);
“Actual Working Capital” means the Working Capital as of the Closing Date;
“Affiliate(s)” means, with respect to any Person, any other Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person;
“Affiliate IP Owner” has the meaning given to the term in Paragraph 15.2 of Schedule 3 (Company Warranties);
“Agreed Form” means, in relation to a document, the form of such document that has been approved by or on behalf of Sanmina Corp and the Investor;
“Aggregate Consideration” shall mean the sum of the Investor Purchase Consideration and the Investor Subscription Consideration;
“Anti-Corruption Laws” means any Applicable Law relating to public sector or private sector bribery or corruption, including the FCPA, the India Prevention of Corruption Act 1988, the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“Anti-Corruption Prohibited Activity” means any payment or transfer prohibited by the Anti-Corruption Laws, including the direct or indirect payment or transfer of money or anything of value to any Government Official or any other Person for the purpose of (i) influencing an act, omission or decision of a Government Official or any Person acting in an official capacity; (ii) inducing any Person or Governmental Official to do or omit to do any act in violation of a lawful duty; (iii) securing an improper advantage; (iv) inducing any Person or Governmental Official to use their influence improperly including with a Governmental Authority to affect or influence any act or decision, including of a Governmental Authority, in each of (i) – (iv) in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person; or (v) for any other unlawful purpose;
“Anti-Money Laundering Laws” means any anti-money laundering-related Laws and codes of practice applicable to any Person and its operations from time to time, including the Indian Prevention of Money Laundering Act, 2002, the USA PATRIOT Act, the U.S. Bank Secrecy Act of 1970, and the U.S. Money Laundering Control Act of 1986, each as may be amended from time to time;
“Antitrust Authorities” has the meaning given to the term in Clause 4.4.4(i);
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Competition Act 2002, and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;
“Applicable Law(s)” or “Law(s)” means all statutes, enactments, acts of legislature or the parliament, laws, regulations, ordinances, notifications, rules, judgments, orders, decrees, by-laws, resolutions, directives, guidelines, policies, requirements, or other governmental restrictions or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing, by any concerned Governmental Authority having jurisdiction over the matter in question;
“Approvals” means all allocations, awards, approvals, clearances, licenses, permits, consents, permissions, orders, certificates, authorizations, registrations, or any ruling of any Governmental Authority or the expiration or termination of any applicable waiting period, required under Applicable Laws (including (if applicable) approval from the labour commissioner, approval of master plan and building plans, occupation certificates and other relevant approvals from the relevant municipal corporation, public works department and other department of the applicable Governmental Authority);
“Arm’s Length Basis” means fair and reasonable terms that are consistent with market practice and which have been agreed in comparable transactions between parties which are independent and Related Parties of, or otherwise affiliated with, each other under comparable circumstances;
“Assets” means any assets or properties of any kind, nature, character, and description (whether immovable, movable, tangible, intangible), including cash, cash equivalents, receivables, Securities, accounts and notes receivable, real estate, plant and machinery, equipment, trademarks, brands, other Intellectual Property, raw materials, inventory, finished goods, furniture, fixtures and insurance;
“Audited Accounts” means the audited Financial Statements of the Company as of, and for the twelve (12) month period ended on March 31, 2021 in accordance with Ind AS, together with the auditor’s and directors report in relation to such Financial Statements;
“Big Four Accounting Firm” means any of the Indian Affiliates or associates of:
(i)    Deloitte Touche Tohmatsu;
(ii)    KPMG;

(iii)    Price Waterhouse Coopers; and
(iv)    EY (formerly, Ernst & Young);
“Board” means the board of directors of a company;
“Business” has the meaning given to the term in Recital A;
“Business Day” means any day other than a (i) Saturday, (ii) Sunday, or (iii) day on which scheduled commercial banks are closed for business in Mumbai and New York;
“Business Warranties” means all Company Warranties other than Fundamental Warranties and Tax Warranties;
“Cash and Cash Equivalent” means the aggregate of the cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and the cash equivalents of the Company Group relating to the Business, including all interest accrued thereon and the purchase price for the slump sale of the STIPL Undertaking as set forth under the STIPL Business Transfer Agreement, but excluding (i) cash equivalents under lock-in period or cash held in lien, as on a specified date and relating to the Company Group relating to the Business; and (ii) the Investor Subscription Amount; [***];
“Cash Balance” means the net cash balance equal to (i) the amount of Cash and Cash Equivalents of the Company Group as of a given date; minus (ii) the amount equal to the sum of the Indebtedness of the Company Group and Working Capital Adjustment as of such date;
“Cause” means, with respect to an Officer, such Officer’s (i) death, (ii) physical or mental disability that prevents such Officer from performing the essential functions of his or her duties satisfactorily for a period of one hundred and eighty (180) consecutive days or one hundred and eighty (180) days in total within any three hundred and sixty five days (365) consecutive-day period as determined by the Board in its reasonable discretion and in accordance with applicable Law, (iii) act or omission constituting willful misconduct (including a knowing and willful violation of material policies of the Company) or a breach of fiduciary duty, (iv) gross negligence or other conduct that, in the reasonable judgment of the Board, is contrary to the interests of the Company (including a repeated failure to perform duties as directed by the Board of the Company), (v) fraud, money laundering, bribery, misappropriation or embezzlement, (vi) commission of a crime which, if applicable Law provides for a gradation of criminal offences, constitutes a felony or equivalent under applicable Law, (vii) material violation of the Company’s compliance policies and/or conflicts of interest policy, and/or expense reimbursement policies of the Company or engaging in activities that compete with the Business (whether directly or indirectly), (viii) material breach of any employment contract or similar contract with the Company, or any covenant not to compete in favor of the Company, or (ix) drug testing revealing drug usage in violation of Company policy and/or applicable Law and/or reporting to work under the influence of alcohol; (x) obtaining of any personal profit not disclosed in full to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company; (xi) commission of sexual harassment of any employee or workmen or personnel of the Company; or (xii) being an undischarged insolvent under Law;
“CCI” has the meaning given to the term in Clause 4.4.4(ii);
“CCI Approval” has the meaning given to the term in Clause 4.4.4(ii);
“Charter Documents” means the memorandum of association and articles of association of a company or such analogous organizational and constitutional documents;
“Claim Amount” has the meaning given to the term in Clause 8.8.1;
“Claim Notice” has the meaning given to the term in Clause 8.8.1;

“Closing” means the completion by the Parties of their respective obligations set out in Clause 5.1 to Clause 5.5 of this Agreement;
“Closing Board Resolutions” has the meaning given to the term in Clause 5.2.6;
“Closing Calculations” has the meaning given to the term in Clause 6.5.1;
“Closing Calculations Review” has the meaning ascribed to the term in Clause 6.5.3;
“Closing Compliance Certificate” means the certificate to be issued by (a) the Company and the Sanmina Parties; and (b) the Investor, on the Closing Date in the form set out in Schedule 6 (Form of Compliance Certificate);
“Closing Computations” has the meaning given to the term in Clause 6.5.1;
“Closing Date” has the meaning set out in Clause 5.1;
“Closing Shareholders Resolutions” has the meaning set out in Clause 5.2.8;
“Co-Developer Business” means (i) the rights and obligations of STIPL under the STIPL Lease Documents, including the resulting leasehold interests over the land which is the subject matter thereto; (ii) the lease of property to the Company by STIPL pursuant to the terms and subject to the conditions of the STIPL-Company Lease Deeds; and (iii) the operation of and maintenance of the building thereon that is utilized by the Company in the conduct and operation of the Business, and other assets and liabilities relating thereto which are reflected in Schedule 12, as of March 31, 2021;
“Companies Act” means the Companies Act, 2013 (and any amendments or modifications thereto) along with all secretarial standards, rules and regulations issued thereunder;
“Company Account” means the bank account of the Company having account number [***] with [***], with IFSC Code [***];
“Company Conditions Precedent” means the conditions precedents specified in Part A of Schedule 2;
“Company Group” shall mean (i) the Company and (ii) STIPL, excluding for the purposes hereof the STIPL Undertaking;
“Company Intellectual Property” has the meaning given to the term in Paragraph 15.1 of Schedule 3 (Company Warranties);
“Company Permits” means any and all Approvals required under Applicable Law to carry on its Business as currently conducted by the Company Group and for the Company Group to own, lease and operate its Assets and properties as currently owned, leased and operated, whether held by the Company Group in their own name or held by the Sanmina Parties or any other Affiliate of the Company (under which the Company Group operates);
“Company Service Agreement” means the Services Agreement between the Company and Sanmina regarding certain services provided by the Company to Sanmina in the form as annexed to this Agreement in Exhibit D;
“Company Warranties” has the meaning given to the term in Clause 7.1 and the term “Company Warranty” shall be construed accordingly;
“Conditions Precedent” shall mean the Company Conditions Precedent and the Investor Conditions Precedent, taken together;
“Confidential Information” has the meaning given to the term in Clause 9.5;

“Control” (including the terms “controlling,” “controlled by,” and “under common control with”) means, with respect to an entity, having the power to direct the affairs of the entity by reason of (a) having the power to elect or appoint, through ownership, membership or otherwise, either directly or indirectly, more than fifty percent (50%) of the board of directors or other governing body of the entity, (b) owning or controlling the right to vote more than fifty percent (50%) of the shares of voting stock or other voting Equity Interests of the entity or (c) having the right to direct the general management of the affairs or policies of the entity by contract or otherwise;
“CP Completion Notice” has the meaning given to the term in Clause 3.2.2;
“CP Satisfaction Notice” has the meaning given to the term in Clause 3.2.4;
“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of November 30, 2018, among Sanmina Corp, the lenders party thereto and Bank of America, N.A., as administrative agent;
“Current Assets” means, as of any specified date, the total amount of all such assets relating or assigned to the Company Group in relation to the Business (excluding Cash and Cash Equivalents), which are customarily called current assets under Ind AS, and including inventory, loans and advances and accounts receivables of the Company Group pertaining to the Business (valued at book value less provisions for slow, non-moving and obsolescence inventory and less provision for bad and doubtful receivable/ advances) on such date. An illustrative list of the Current Assets (including security deposits placed with electricity boards and other deposits and regular deposits placed to run the business as usual), prepared on the basis of the audited Financial Statements of the Company Group as of March 31, 2021, as referred to in Schedule 11 to this Agreement;
“Current Liabilities” means, as of any specified date, the total amount of all such liabilities relating to the Company Group in relation to the Business, which are customarily called current liabilities under Ind AS, whether due or not, and including the amounts payable to vendors for goods and services, taxes/duties and other statutory dues payable, advances from customers, all types of dues to the Company Group’s employees (as employed in relation to the Business) whether immediately payable or not and liabilities for expenses of the Company Group in relation to the Business (at book value) on such date. An illustrative list of the Current Liabilities, prepared on the basis of the audited Financial Statements of the Company Group as of March 31, 2021, as referred to in Schedule 11 to this Agreement;
“Customer Agreements Status Certificate” has the meaning given to the term in Clause 4.1.6(iv);
“Determination Date” means the date on which all Conditions Precedent are completed, as evidenced by the issue of the CP Satisfaction Notices by the Investor and the Company;
“Director” means a director on the Board of a company;
“Disclosing Party” has the meaning given to the term in Clause 9.2;
“Disclosure Letter” means the disclosure letter provided by the Company and the Sanmina Parties to the Investor as on the Execution Date, providing fair and specific disclosures against identified Business Warranties and Tax Warranties, and shall include the Updated Disclosures;
“Dispute” has the meaning given to the term in Clause 12.1;
“DOJ” has the meaning given to the term in Clause 4.4.4(iii);
“Draft Secondary Report” means a draft valuation report prepared by a category -– I merchant banker reasonably acceptable to the Investor (and in a form reasonably acceptable to the Investor), setting out the fair value of the Shares of the Company pursuant to Section 56(2)(x) of the IT Act;

“Draft Updates” has the meaning given to the term in Clause 7.7.2;
“Draft Updates Date” has the meaning given to the term in Clause 7.7.2;
“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind, securing or conferring any priority of payment in respect of any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law; (ii) any voting agreement, interest, option, right of first offer, right of first refusal, call right, put right, tag along right, drag along right, or other transfer restriction in favour of any Person or any restrictions on use, exercise of any attribute of ownership, or any right of set-off; and (iii) any adverse claim as to title, possession or use or any title retention agreement and “Encumber” shall be construed accordingly; provided, that, liens arising as a result of Taxes not yet due shall not be deemed as Encumbrances;
“Equity Interest” means, irrespective of any voting rights, a share of stock with respect to a corporation, a partnership interest with respect to a partnership, a limited liability company interest with respect to a limited liability company, a share with respect to a company limited by shares or any comparable interest with respect to any other entity;
“Estimated Working Capital” means the Working Capital as of the Determination Date;
“Excluded Products” means the products identified or described as “Excluded Products” in Annex A to the Shareholders’ Agreement;
“Excluded Third Party Claim” has the meaning given to the term in Clause 8.9.2;
“Execution Date” means the date of execution of this Agreement written hereinabove;
“Existing Shares” shall mean 1,160,444,830 Shares of the Company, beneficially held by Sanmina Singapore (including through Sanmina AET) as on Execution Date;
“FEMA Report” means a valuation certificate prepared by a merchant banker registered with the Securities and Exchange Board of India or a chartered accountant (in either case, reasonably acceptable to the Investor), certifying the price of the Shares as per the pricing guidelines set out under the Foreign Exchange Regulations (in a form reasonably acceptable to the Investor);
“Final Investor Objection Notice” has the meaning ascribed to the term in Clause 6.5.5;
“Financial Statements” means audited and unaudited balance sheet, cash flow statement, profit and loss statement and all the schedules, opinions, annexures and notes thereto prepared in accordance with US GAAP and/or Ind AS;
“Financial Year” means the 52 or 53 week fiscal year ending on the Saturday closest to September 30 each year;
“Foreign Exchange Regulations” means Foreign Exchange Management Act, 1999 and rules and regulations made thereunder, as amended from time to time;
“FTC” has the meaning given to the term in Clause 4.4.4(iii);
“Fully Diluted Basis” means the assumption that the exercise, and as may be applicable, the conversion of any options (including employee stock options), warrants, contracts and instruments exercisable or exchangeable for or convertible into Shares (whether or not compulsorily convertible), outstanding on the date of calculation, have been exercised or exchanged for or converted into Shares and all Shares issuable pursuant to contractual or other obligations have been issued;
“Fundamental Warranties” means: the Sanmina Warranties (other than Paragraphs (j) to (bb)), Paragraphs 1 (Authority and Capacity), 2.1 (Particulars of the Company), 2.2 (Capital Structure and Shareholding), 2.3 (Title to Shares), 2.7 (Memorandum and Articles), 7 (Insolvency) of Schedule 3 (Company Warranties);
“GAAP” shall mean U.S. Generally Accepted Accounting Practices;
“Government” or “Governmental Authority” means: (i) any supranational, national, state, city, municipal, county or local government, governmental authority or political subdivision thereof; (ii) any agency or instrumentality of any of the authorities referred to in (i) above; (iii) any regulatory or administrative authority, body or other similar organisation, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Law; (iv) any court or tribunal having jurisdiction; or (v) the governing body of any stock exchange(s);
“Government Official” means any officer, employee or other person acting in an official capacity on behalf of (i) any Governmental Authority or any department or agency of a Government, including elected officials, judicial officials, civil servants and military personnel, children, spouses, siblings or parents of a Government Official; (ii) any public international organisation, such as the World Bank; (iii) any company or business that is owned or Controlled by a Governmental Authority; and (iv) any political party, as well as candidates for political office;
“Guarantee” means, in relation to a Person (“Guarantor”), any obligation, contingent or otherwise, of the Guarantor, guaranteeing or having the economic effect of guaranteeing any Indebtedness, indemnity or other liability or obligation of any other Person (“Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (ii) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof; (iii) to maintain working capital, equity capital or any other Financial Statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation; or (iv) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation of the Primary Obligor;
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder;
“IBC” shall mean the Insolvency and Bankruptcy Code, 2016 (as amended from time to time);
“Ind AS” shall mean the Indian Accounting Standards as prescribed under the Companies (Indian Accounting Standards) Rules, 2015;
“Indebtedness” of any Person means, without duplication: (i) all obligations of such Person for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder) or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Assets acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable, intercompany charges of expenses and other accrued obligations, in each case incurred in the Ordinary Course of Business), (v) liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on Assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) net liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (viii) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory, and (ix) all Guarantees granted by such Person of Indebtedness of another Person; and provided, further, that (A) the term “Indebted” shall be construed accordingly and (B) the terms “obligations” or “liabilities” shall include obligations and liabilities, whether absolute, accrued, contingent, fixed or otherwise, or whether due to or to become due or asserted or unasserted; provided, however, the items set forth on Schedule 13 shall not be deemed Indebtedness;
“Indemnification Claim” has the meaning given to the term in Clause 8.8.1;
“Indemnification Event” has the meaning given to the term in Clause 8.1;
“Indemnified Parties” means the Investor, any Affiliates of the Investor holding Securities in the Company and their respective Directors and officers;
“Indemnifying Party” means Sanmina Corp and Sanmina Singapore, jointly and severally;
“Identified Group Policies” shall mean the policies to be adopted by the Company on and from the Closing Date, as may be mutually agreed between the Investor and the Sanmina Parties;
“Indian Financial Year” means the period of twelve (12) months commencing from the 1st of April of a calendar year and ending on the 31st of March of the following calendar year;
“Initial Business Plan” means the business plan of the Company and STIPL as set out in Schedule 9 (Form of Initial Business Plan) adopted by the Company on the Execution Date;
“Initial Investor Objection Notice” has the meaning ascribed to the term in Clause 6.5.2;
“INR” or “Rupees” or “Indian Rupees” or “Rs.” means Indian rupees, being the lawful currency of India;
“Insolvency Event” in relation to any Person, means, any corporate action, legal Proceedings or other procedure or step is taken in relation to:
(i)    the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such Person and such action has been admitted by a court of competent jurisdiction;
(ii)    a composition, compromise, assignment or arrangement with any creditor of such Person in relation to unpaid dues;
(iii)    the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of such Person or any of its Assets by a Governmental Authority;
(iv)    attachment, enforcement or distress of any security interest over any material Assets of such Person;
(v)    initiation or commission of an act of insolvency (including a petition or application for insolvency being admitted) in relation to such Person, and such initiation or commission is admitted by a court of competent jurisdiction;

(vi)    any analogous procedure is taken in any jurisdiction, or any other event occurs which would, under any Applicable Law, have a substantially similar effect to any of the events listed in sub-paragraphs (i) to (iv) above;
(vii)    the value of the Assets of such Person is less than its liabilities (taking into account contingent liabilities but excluding shareholders’ funds);
(viii)    the admission of any application by the National Company Law Tribunal to initiate corporate insolvency resolution process against such Person; or
(ix)    the passage of a resolution by the members of the Person to initiate a voluntary liquidation process in relation to the Person under the IBC;
“Intellectual Property” means all intellectual property rights of any kind or nature, now known or hereafter recognised, in any jurisdiction anywhere in the world, whether registered or unregistered, including intellectual property rights in and to (i) patents, and patent applications, and reissues, divisions, continuations, renewals, re-examinations, interferences, extensions, continuations and continuations in part thereof; (ii) utility models; (iii) designs; (iv) copyrights; (v) trade secrets; (vi) trademarks (vii) any registrations or applications to register any of the foregoing;
“Intercompany Manufacturing Agreement” means the intercompany manufacturing agreement entered into on April 1, 2012 by and between Sanmina Corp and the Company pursuant to which the Company manufactures certain products to support Sanmina in the performance of its obligations under the Sanmina Customer Contracts (as amended and restated from time to time);
“Investor Conditions Precedent” means the conditions precedents identified in Part B of Schedule 2;
“Investor Director” means any Director nominated to the Board of the Company and STIPL by the Investor in accordance with the provisions of the Shareholders’ Agreement, as may be notified by the Investor to the Company and STIPL, at least ten (10) Business Days prior to the Closing Date;
“Investor Purchase Amount” has the meaning ascribed to the term in Clause 2.3;
“Investor Purchase Shares” means a number of Shares of the Company equal to the quotient obtained by dividing (i) an amount equal to the Cash Balance by (ii) the quotient obtained by dividing (A) the Pre-Money Enterprise Valuation by (B) the number of Shares of the Company immediately prior to Closing;
“Investor Review Period” has the meaning ascribed to the term in Clause 6.5.3;
“Investor Subscription Amount” has the meaning ascribed to the term in Clause 2.3;
“Investor Subscription Shares” means the number of Shares of the Company to be issued by the Company to the Investor on the Closing Date in accordance with the terms of this Agreement, which number will be equal to:
(i)    if the Secondary Transaction Trigger has not occurred, 50.1/49.9 x the Existing Shares; or
(ii)    if the Secondary Transaction Trigger has occurred, (50.1/49.9 x Existing Shares) – (100/49.9 x Investor Purchase Shares);
“Investor Review Firm” has the meaning ascribed to the term in Clause 6.5.3;
“Investor Review Firm Report” has the meaning ascribed to the term in Clause 6.5.5;

“Investor Warranty” means the warranties of the Investor as specified in Part A of Schedule 4 (Investor Waranties);
“Investor’s Objections” has the meaning given to the term in Clause 7.7.2;
“IT Act” means the Income Tax Act, 1961 and rules and regulations issued thereunder;
“Key Personnel” means the key managerial personnel of the relevant entity, including the Managing Director or Chief Executive Officer (as applicable), Chief Financial Officer, Chief Operating Officer, Head of Legal and Compliance/Company Secretary and all the direct reportees to the Managing Director or Chief Executive Officer;
“Know-How” means any and all know-how, technology, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, computer software, programming codes, databases and related schemas and other confidential or proprietary technical, scientific, engineering, business, or financial information the Sanmina Parties, their Affiliates or any member of the Company Group owns or controls that may be useful in or required for the manufacture of equipment by Company in the conduct of the Business;
“LCIA Rules” has the meaning given to the term in Clause 12.1;
“Lease Assignment Agreement” means the agreement for the assignment of the MEPZ Lease Deed proposed to be entered into by and between STIPL and a newly formed subsidiary of Sanmina Singapore or any of its Affiliates on or around the Closing Date, in the form annexed to the STIPL Business Transfer Agreement;
“License Agreement” means a license agreement between Sanmina Corp and the Company with respect to the grant of Intellectual Property to the Company in the form as annexed to this Agreement in Exhibit E;
“Long Stop Date” means [***] ([***]) days following the Execution Date, or such later date as may be mutually agreed to by the Investor and the Sanmina Parties in writing;
“Loss” or “Losses” means all direct and actual liabilities, obligations, losses, damages, penalties, claims, counterclaims, demands, actions, suits, judgments or settlements of any kind, whether arising in common law or equity, whether created by Law, and whether or not resulting from third-party claims, including interest and penalties and reasonable out-of-pocket expenses, and reasonable fees and expenses for attorneys, accountants, consultants, and experts incurred in connection with any of the foregoing;
“Management Services Agreement” means the Management Services Agreement by and among the Company, Sanmina Singapore and Sanmina Corp and the Investor to be executed on the Closing Date in the form as annexed to this Agreement in Exhibit A;
“March 31, 2022 Audited Accounts” has the meaning given to the term in Clause 4.1.6(i);
“March 31, 2022 Unaudited Accounts” has the meaning given to the term in Clause 4.1.6(ii);
“Material Adverse Effect” means any event, condition, development, fact or effect that, individually or in the aggregate, has had or would reasonably be expected to have or result in: (i) a material adverse effect on the Business, results of operations, assets and financial condition of the Company Group; (ii) the effect of rendering any of the Transaction Documents unenforceable or an adverse impact on the validity of any of the Transaction Documents, or an adverse impact on the ability of the Company, the Sanmina Parties, and/or the Investor to consummate the transactions contemplated under the Transaction Documents to which it is a party or perform their respective obligations under such Transaction Documents; provided that any change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) changes in laws, regulations (including retrospective changes) or accounting practices post-Execution Date; (iii) anything consented to in writing by the Investor or any of its authorized representatives; (iv) any acts or omissions of the Company expressly and specifically required to be undertaken pursuant to this Agreement; (v) any changes in financial or securities markets in general; or (vi) the announcement of the transaction contemplated hereunder, shall not constitute a “Material Adverse Effect” as defined under sub-clause (i) above, provided that such event, condition, development, fact or effect does not have a disproportionately material adverse effect on the Company Group as compared to other Persons engaged in a similar industry;
“Material Contracts” means: (i) any contract executed by the Company Group relating to Indebtedness in an amount in excess of INR equivalent of USD [***]; (ii) any contract executed by the Company Group in relation to the acquisition or disposition of any business, undertaking and/or Shares of and/or stake in any Person or in relation to any joint venture or strategic cooperation arrangement, in each, under which the Company Group has ongoing obligations or rights; (iii) any contract including letter of allotments and leases executed by the Company Group with any Governmental Authorities or otherwise in relation to any immovable properties; (iv) any contract or series of related contracts under which the Company Group is entitled to receive at least INR equivalent of USD [***]; (v) any contract or series of related contracts under which the Company is liable to pay at least INR equivalent of USD [***]; (vi) any contract that contains covenants limiting in any way the freedom of the Company Group (or any of their respective Affiliates, including for purposes of this definition only, the Investor and its Affiliates) to sell or otherwise dispose of its Assets, operate at any location, engage in any market or line of business or compete with, deal with or solicit customers of any Person; (vii) any contract which grants management, operational or voting rights in the Company Group to any Person; (viii) any contract to which the Company Group is party that is outside the Ordinary Course of Business of the Company Group and not on Arm’s Length Basis; (ix) any contract pursuant to which the Company Group grants any loan or provides any credit to any Person (including by way of any Guarantee) other than trade credit in the Ordinary Course of Business; (x) any contract pursuant to which the Company Group grants exclusivity, ‘most favoured nations’ or similar preferred terms, to any Person; (xi) any contract involving revenue/cost/profit/loss sharing between the Company and/or any other Person; (xii) any contract entered into by the Company Group with Related Parties; (xiii) any contracts involving any payments required to be made pursuant to a change in Control of the Company; and/or (xiv) any Sanmina Customer Contract;
“MEPZ Authority” means MEPZ Unit Approval Committee formed for the SEZs in Tamil Nadu, Puducherry and Andaman and Nicobar Islands in terms of the Instruction No. 109 issued by Ministry of Commerce and Industry, Department of Commerce (SEZ Section);
“MEPZ Lease Deed” means the lease deed between STIPL and the Development Commissioner and Chairperson, MEPZ Special Economic Zone Authority, Government of India, Ministry of Commerce and Industry (Department of Commerce) dated August 21, 2017, for the property situated at A-3, Phase II, MEPZ Special Economic Zone Tambaram;
“New STIPL” has the meaning given to the term in Clause 4.4.2(i);
“Non-Liable Persons” has the meaning given to the term in Clause 13.14;
“Offer Letter” has the meaning given to the term in Clause 4.4.7;
“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority;
“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action including all significant activities associated therewith, in each case consistent with the customary commercial practices of such Person and adhering to generally accepted industry practices, which industry, for the purposes of the Company, means the provision of manufacturing and global supply chain solutions on an integrated basis to Original Equipment Manufacturers (OEMs). For the avoidance of doubt, the Company's normal day-to-day operations and/or significant activities of the Company include the following, all of which shall be deemed to be in the

Company’s ordinary course of business: sourcing of raw materials and production inputs, negotiation of customer and supplier agreements, allocation of resources, plant operating practices and procedures, pricing of goods and services, onboarding new customers and customer programs, customer and supplier relationships, customer disengagements, acquisition and disposition of capital equipment, and compensation of Officers and other employees in each case consistent with standards and operating procedures generally implemented by other leading integrated manufacturing services companies that provide manufacturing and global supply chain solutions to Original Equipment Manufacturers (OEMs);
“Other Sanmina Activities” means specific business resources of the Sanmina Parties across various Affiliates other than the Company, including, by way of illustration and not of limitation, India operations, facilities leases, customers and supplier arrangements and Approvals. For avoidance of doubt, the operations of the STIPL Undertaking, which shall primarily relate to Sanmina Corp’s worldwide Human Resources Information Services, ERP and IT services and design services shall be considered “Other Sanmina Activities” for the purpose of this Agreement;
“Outside Firm” has the meaning given to the term in Clause 6.5.8;
“Owned IP” has the meaning given to the term in Paragraph 15.2 of Schedule 3 (Company Warranties);
“Person” means any individual, joint venture, company, corporation, partnership (whether limited or unlimited), proprietorship, trust or other enterprise (whether incorporated or not), Hindu undivided family, union, association, Government or any agency, political subdivision, department, authority or subdivision thereof or any other entity that may be treated as a person under Applicable Law, and shall include their respective successors and in case of an individual shall include his/her legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being;
“Post Closing Review Firm” has the meaning given to the term in Clause 6.5.1;
“Post Closing Review Report” has the meaning given to the term in Clause 6.5.1;
“Pre-Closing Interim Period Income Statement and Balance Sheets” has the meaning given to the term in Clause 4.1.6(i);
“Pre-Closing Interim Period Additional Income Statement and Balance Sheets” has the meaning given to the term in Clause 4.1.6(ii);
“Pre-Closing Purchase Statement” has the meaning given to the term in Clause 2.3.3;
“Pre-Money Enterprise Valuation” means the enterprise value (i.e. assessed on a cash-free and debt-free basis) of the Company Group, which the Parties have agreed is equal to the INR equivalent of USD 220,000,000;
“Proceeding(s)” includes all suits, civil and criminal actions, arbitration proceedings, and all legal proceedings, legal notices, inquiries, investigations or claims of any kind, pending, whether before any court, judicial or quasi-judicial or regulatory authority, tribunal, Governmental Authority or any arbitrator or arbitrators;
“Proforma Income Statement” means the proforma GAAP adjusted income statements of the Company Group as of, and for the twelve (12) month period ended on October 02, 2021, as set out in Schedule 15 hereto;
“Proposed Transaction” has the meaning given to the term in Recital D;
“Rejection Notice” has the meaning given to the term in Clause 8.8.2(ii);

“Related Party” has the meaning set out in the Companies Act and accounting standards applicable to the Person;
“Related Party Transactions” has the meaning given to the term in Schedule 3 (Company Warranties);
“Relevant Claim” has the meaning given to the term in Clause 8.11;
“Relevant Person” means a Person’s Directors, officers, employees, and any other Persons acting on behalf of any of them;
“Relevant Proportion” shall mean the proportion in which the Investor Purchase Shares are proposed to be transferred by Sanmina Singapore and Sanmina AET respectively, to the Investor in accordance with the terms of this Agreement, as may be notified by Sanmina Corp to the Investor at least ten (10) Business Days prior to Closing;
“Resigning Directors” means the existing Directors on the Board of the Company and/or STIPL (as the case may be), immediately prior to Closing;
“Resolution Period” has the meaning given to the term in Clause 6.5.7;
“Restated Charter Documents” means the amended and restated articles of the Company Group incorporating the provisions of the Shareholders’ Agreement in Agreed Form between the Parties;
“Restricted Cash” means any Cash and Cash Equivalents of the Company Group, wherever and however held, (i) usage of which is not readily available pursuant to Applicable Law or contract; or (ii) not domiciled in India;
“Review Firm” means statutory auditor of the Company;
“Revised Buy-Sell Arrangement” means the hypothetical situation in which (i) the Intercompany Manufacturing Agreement is terminated; (ii) the Sanmina Customer Contracts have been assigned to, or novated for the benefit of, the Company as contemplated by Clause 4.4.5 hereof; and (iii) the Company has entered into other third party supply and service arrangements on substantially similar terms on those made available to Sanmina Corp in order to enable the Company to perform its obligations under such Sanmina Customer Contracts so assigned or novated;
“RSU” means restricted stock units / shares (both those vested and yet to be vested) of Sanmina Corporation which are offered to the select employees of Company Group for employee retention purposes;
“Sanctioned Person” means (i) any Person that at such time is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or on any list of any economic or financial sanctions administered by the U.S. State Department, the United Nations, the European Union or any member state thereof, the United Kingdom, or any similar list maintained by, or public announcement of Sanctions designation made by, any applicable national economic sanctions authority; (ii) any Government, national, or resident of, or legal entity located in or organized under, a country or territory which is the subject of country-wide or territory-wide Sanctions, including Cuba, North Korea, Syria, Iran or the Crimea region of Ukraine; (iii) any Person who is owned 50% (fifty percent) or more or Controlled by any of the foregoing; or (iv) any Person with whom business transactions, including exports and re-exports, would violate Sanctions;
“Sanctions” means all economic or financial sanctions Laws, measures or embargoes administered or enforced by the United States (including the United States Department of

Treasury or the United States Department of State), the European Union, the United Nations Security Council, or the United Kingdom, and any other relevant trade or economic sanctions imposed by any Governmental Authority to which the Company is subject;
“Sanmina AET Account” means the bank account of Sanmina AET having account number [***] with [***], with IBAN of [***] and SWIFT Code of [***];
“Sanmina Customer Contracts” means such agreements by and between Sanmina Corp and/or its Affiliates on the one hand and a customer on the other, inter alia for the supply of products manufactured by the Company to such customer whether in place as on the Execution Date or the Closing Date, including those out in Schedule 10 to this Agreement (Existing Sanmina Customer Contracts);
“Sanmina Directors” means any Director nominated to the Board of the Company or STIPL (as the case may be) by Sanmina in accordance with the provisions of the Shareholders Agreement, as may be notified by Sanmina to the Company and STIPL, at least ten (10) Business Days prior to the Closing Date;
“Sanmina Objection Notice” has the meaning given to the term in Clause 6.5.7;
“Sanmina Parties” means Sanmina Corp, Sanmina Singapore and Sanmina AET;
“Sanmina Services Agreement” means the agreement proposed to be entered into by the Company with Sanmina Corp, with respect to the provision of certain services to the Company (including the Support Services) in the form annexed to this Agreement as Exhibit C;
“Sanmina Singapore Account” means the bank account of Sanmina Singapore having account number [***] with [***], with IFSC Code [***] and beneficiary of [***];
“Sanmina Warranty” means the warranties of the Sanmina Parties as specified in PART B of Schedule 4 (Sanmina Warranties);
“Secondary Transaction” has the meaning given to the term in Clause 2.1.2;
“Secondary Transaction Trigger” has the meaning given to the term in Clause 2.1.2;
“Securities” means Shares or other securities of any class or nature, including convertible debt, which are mandatorily or optionally exercisable for or exchangeable or convertible into Shares and each of them shall be referred to as a “Security”;
“Share Capital” means the total issued and paid-up equity share capital of a company, determined on a Fully Diluted Basis;
“Shareholder” has the meaning given to the term in Clause 14.2;
“Shareholders’ Agreement” has the meaning given to the term in Recital C;
“Shares” means the equity shares of a company;
“SIPCOT” means State Industries Promotion Corporation of Tamil Nadu Limited;
“SIPL Nominee Shares” means the 408,206 Shares held by Sanmina AET in the Company representing 0.35% of the Share Capital of the Company;
“Specific Indemnity Item” means any and/or all the matters mentioned in Schedule 7 (Specific Indemnity Items);
“STIPL” shall mean Sanmina-SCI Technology India Private Limited;

“STIPL Board Resolutions” has the meaning given to the term in Clause 5.2.10;
“STIPL Business Transfer” has the meaning given to the term in Recital E;
“STIPL Business Transfer Agreement” means the agreement by and between STIPL and an Affiliate of Sanmina Singapore for the slump-sale of the STIPL Undertaking, in the form set out in Exhibit B hereto subject to such amendments as the Parties may agree in writing prior to the Closing Date; provided that such agreement shall not be unreasonably withheld or delayed;
“STIPL-Company Lease Deeds” mean, together, that certain: (i) Lease Deed between STIPL and the Company dated June 19, 2019 relating to Plot No. 1, SIPCOT Industrial Growth Centre, Oragadam, Kancheepuram, Tamil Nadu, 602105; and (ii) Lease Deed between STIPL and the Company dated June 19, 2019 relating to Plot No. OZ-1, SIPCOT High Tech SEZ, Oragadam, Sriperumbudur Taluk, Kancheepuram District, Tamil Nadu, 602105;
“STIPL Lease Documents” shall mean the Lease Deed dated August 22, 2008 between State Industries Promotion Corporation of Tamil Nadu Limited and STIPL and/or the Letter of Allotment dated September 27, 2007 issued by State Industries Promotion Corporation of Tamil Nadu Limited to STIPL;
“STIPL Nominee Shares” means the 100 (one hundred) Shares held by Sanmina Singapore in STIPL representing 0.0001% of the Share Capital of the Company;
“STIPL Shareholders Resolutions” has the meaning given to the term in Clause 5.2.10;
“STIPL Undertaking” shall mean the conduct and operation of the business of STIPL prior to the Closing Date excluding the Co-Developer Business;
“Support Services” means such services arising from or relating to or comprising of the Other Sanmina Activities, that are relevant to the operation, maintenance, and continuation of the Business;
“Tax”, “Taxes” or “Taxation” means all forms of taxation, duties, levies, imposts and social security (or similar) charges of any kind whatsoever in any jurisdiction, including corporate income tax, minimum alternate tax, property tax, wealth tax, any other form of withholding tax, provident fund, employee state insurance, gratuity contributions, statutory pension or any other employment benefit plan contributions, service tax, value added tax, customs and excise duties, goods and services tax, buy-back tax, capital gains tax and other legal transaction taxes, stamp duty, dividend distribution tax, securities transaction tax, real estate taxes, gross receipts taxes, windfall profit taxes, employment taxes, severance taxes, franchise taxes, transfer taxes, profit taxes, registration taxes, unclaimed property or escheatment taxes, alternative or add-on minimum taxes, estimated taxes, other municipal, provincial, state or local taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, whether disputed or not, together with any interest, penalties, surcharges, cess, fines, fees or any other additional amounts relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person;
“Tax Authority” means the relevant Governmental Authority competent to impose or assess or collect any Tax;
“Tax Return” means any report, return, election, statement, claim for refund, declaration or other information with respect to any Tax required to be filed, permitted to be filed or actually filed with a tax authority in accordance with Applicable Laws, including any schedule or attachment thereto, and including any amendment thereof;

“Tax Warranties” means the Company Warranties set out in Paragraph 14 of Schedule 3 (Company Warranties) and the Sanmina Warranties set out in Paragraph (j) to (t) of PART B of Schedule 4 (Sanmina Warranties);
“Third Party Claim” has the meaning given to the term in Clause 8.9;
“Third Party Intellectual Property” has the meaning given to the term in Paragraph 15.5 of Schedule 3 (Company Warranties);
“Threshold Amount” has the meaning given to the term in Clause 8.11;
“Trademark License Agreement” shall mean the trademark license agreement proposed to be entered into by and between Sanmina Corp and the Company, as set out in Exhibit F hereto;
“Transaction Documents” means the following:
(i)    this Agreement;
(ii)    the Shareholders’ Agreement;
(iii)    the Restated Charter Documents;
(iv)    the Sanmina Services Agreement;
(v)    the License Agreement;
(vi)    the Management Services Agreement;
(vii)    the STIPL Business Transfer Agreement;
(viii)    the Trademark License Agreement;
(ix)    the Company Service Agreement;
(x)    the Lease Assignment Agreement; and
(xi)    any other documents and certificates to be executed pursuant to, in connection with and/or simultaneously with this Agreement and shall include the schedules or annexures or appendices to any of the aforesaid, including the certificates and confirmation letters issued pursuant to this Agreement;
“Transaction Expenses” means the reasonable costs and expenses incurred in connection with: (i) the registration, filing and stamping of the Transaction Documents; and (ii) completion of (A) all Conditions Precedent and (B) all actions of each of the Parties reasonably undertaken pursuant to the terms of the Transaction Documents which are required pursuant thereto, including (1) the capital gains taxes and transaction taxes on STIPL in relation to the STIPL Business Transfer, (2) expenses incurred in connection with obtaining third party consents under Clauses 4.4.2 and 4.4.3, (3) costs of the Review Firm to prepare the Pre-Closing Purchase Statement, (4) costs of Investor Review Firm to issue the Post Closing Review Report, (5) all costs and expenses of the Outside Firm, but shall exclude legal, diligence and other advisory fees in connection with the negotiation of the Transaction Documents and (6) stamp duty in relation to the Secondary Transaction; for the avoidance of doubt, costs and expenses incurred in connection with obtaining the necessary consent, waiver or amendment to the Credit Agreement as set forth in Clause 4.2 shall be excluded from Transaction Expenses;
“Transfer” (including with correlative meaning, the terms “Transferred”, “Transferred by” and “Transferability”) means to, directly or indirectly, sell, gift, give, assign, transfer, transfer of any interest in trust, mortgage, alienate, hypothecate, pledge, Encumber, grant a security interest in, suffer to exist (whether by operation of Law otherwise) any Encumbrance on, or otherwise dispose of in any manner whatsoever voluntarily or involuntarily, any Securities or any right, title or interest therein;
“Trusted Source” means such Persons who are designated as ‘Trusted Sources’ by the National Cyber Security Coordinator pursuant to the National Security Directive on Telecommunications Sector approved by the Cabinet Committee on Security, Government of India December 16, 2020;

“Undertaking” means the entire undertaking through which the business of a Person is carried out as on a given date, and includes (but is not limited to) the following:
(i)    assets;
(ii)    liabilities;
(iii)    employees;
(iv)    Intellectual Property; and
(v)    all other rights, benefits and privileges (including goodwill) accruing to such Person and relates to the relevant business;
“Unilateral Disclosures” has the meaning given to the term in Clause 7.7.4;
“Updated Disclosures” has the meaning given to the term in Clause 7.7.1;
“USD” shall mean United States Dollars;
“Verified Purchase Amount” has the meaning given to the term in Clause 6.5.10;
“Verified Subscription Amount” has the meaning given to the term in Clause 6.5.9;
“Working Capital” means, as of a specified date the working capital of the Company Group in relation to the Business, computed as the difference between the Current Assets and the Current Liabilities, as of such date. Illustratively, the Working Capital as of March 31, 2021 is set out in Schedule 11 (Illustrative Working Capital) to this Agreement; provided that any Transaction Expenses shall not be included in the calculation of Working Capital; and
“Working Capital Adjustment” means (i) in the event the Estimated Working Capital or the Actual Working Capital, as the case may be, is between INR [***] (inclusive) and INR [***] (inclusive), the Working Capital Adjustment shall be [***]; (ii) in the event the Estimated Working Capital or the Actual Working Capital, as the case may be, is less than INR [***], the Working Capital Adjustment shall be INR [***] minus the (A) Estimated Working Capital if the date of determination is the Determination Date and (B) Actual Working Capital if the date of determination is the Closing Date, as the case may be; or (iii) in the event the Estimated Working Capital or the Actual Working Capital, as the case may be, is more than INR [***], the Working Capital Adjustment shall be INR [***]minus the (A) Estimated Working Capital if the date of determination is the Determination Date and (B) Actual Working Capital if the date of determination is the Closing Date, as the case may be.
1.2    Interpretation: Unless the context of this Agreement otherwise requires:
1.2.1    Clause headings and Schedule headings are for convenience only and do not affect the construction or interpretation of any provision of this Agreement.
1.2.2    In addition to the terms defined in Clause 1.1 (Definitions) above, certain terms may be defined elsewhere in this Agreement and wherever such terms are used in this Agreement, they shall have the meaning so assigned to them.
1.2.3    All references in this Agreement to statutory provisions shall be statutory provisions for the time being in force and shall be construed as including references to any statutory modifications, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force and all statutory rules, regulations and orders made pursuant to a statutory provision, as may be modified or amended from time to time.
1.2.4    All references in this Agreement to any agreement or document shall be deemed to include any amendments or modifications to such agreement or document, from time to time.

1.2.5    The terms referred to but not defined in this Agreement shall, unless defined otherwise or unless inconsistent with the context or meaning thereof, shall have the same meaning as defined under the Shareholders’ Agreement.
1.2.6    Words denoting singular shall include the plural and vice versa and words denoting any gender shall include all genders unless the context otherwise requires.
1.2.7    References to Recitals, Clauses, Annexures, Appendices or Schedules are, unless the context otherwise requires, references to recitals, Clauses, annexures, appendices or schedules of/to this Agreement.
1.2.8    Any reference to “writing” includes printing, typing, lithography and other means of reproducing words in permanent visible form.
1.2.9    The terms “include” and “including” shall mean, “include without limitation”.
1.2.10    The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be.
1.2.11    Where in any provision of this Agreement, the Knowledge of the Company or the Sanmina Parties is specified, it shall mean the actual knowledge of [***], [***], [***], [***], [***] and [***], upon due and careful enquiry by such persons.
1.2.12    Where the performance of any obligation by a Party under this Agreement (“Subject Obligation”) requires any consents, approvals, no objection certificates or authorizations in order for the Subject Obligation to be performed, then the Subject Obligation shall be deemed to include the obligation to apply for, obtain, maintain and comply with the terms of, all such consents, approvals and authorizations.
1.2.13    Reference to days, months and years are to calendar days, calendar months and calendar years, respectively (unless otherwise specified in this Agreement).
1.2.14    Time taken to complete any action required to be completed under this Agreement shall exclude the time taken to procure any Approvals that may be required in order to complete or perform such action and all time periods under this Agreement, shall be construed accordingly, unless otherwise stated in this Agreement.
1.2.15    All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time.
1.2.16    Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of such period is not a Business Day; and whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day.
1.2.17    The words “directly or indirectly” and “directly and/or indirectly” mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct or indirect” and “direct and/or indirect” shall have the correlative meanings, respectively.
1.2.18    Any numerical reference to equity share thresholds and swap ratios shall be duly adjusted to reflect valid stock splits, consolidation, rights and bonus issues.
1.2.19    Where any obligation is imposed on the Company under the Transaction Documents, it shall be deemed that, prior to and as of the Closing, the Sanmina Parties have a corresponding obligation to cause the Company to comply with its obligations and the Sanmina Parties shall exercise all its powers (including voting power) and take all necessary steps (including vote in a manner which ensures that the Company is compliant with its obligations) and do or cause to be done all acts, deeds and things as required to ensure compliance of all obligations of the Company.
1.2.20    If any provision in this Clause 1.2 (Interpretation) is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement.
1.2.21    No provisions of this Agreement shall be interpreted in favour of, or against, any party to this Agreement by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
1.2.22    The INR equivalent of all amounts expressed in USD or any other foreign currency shall be determined on the basis of the relevant foreign exchange rate as published by Financial Benchmarks India Private Limited, as of the date immediately preceding the date on which such amounts are proposed to be remitted or such transactions proposed to be undertaken, or such other date as may be mutually agreed between Parties.
2.    TRANSACTION
2.1    Subject to the terms and conditions of this Agreement, including satisfaction (or waiver by the Investor or the Company, as the case may be) of the Conditions Precedent set out in Schedule 2 (Conditions Precedent) in accordance with Clause 3.2 (Fulfilment of Conditions Precedent) of this Agreement, on the Closing Date:
2.1.1    the Company shall issue and allot to the Investor the Investor Subscription Shares, and the Investor shall subscribe to the Investor Subscription Shares, free from and clear of any and all Encumbrances, together with all rights, title, interests and advantages attached to the Investor Subscription Shares as on the Closing Date or subsequently becoming attached to them, in consideration for the payment of the Investor Subscription Amount; and
2.1.2    if the aggregate amount of Cash and Cash Equivalent as of the Determination Date is higher than the aggregate amount of (a) Indebtedness as of the Determination Date and (b) Working Capital Adjustment as of the Determination Date (“Secondary Transaction Trigger”), then, Sanmina Singapore and Sanmina AET shall transfer (in the Relevant Proportion) to the Investor, the Investor Purchase Shares, and the Investor shall acquire the Investor Purchase Shares, free from and clear of any and all Encumbrances, together with all rights, title, interests and advantages attached to the Investor Purchase Shares as on the Closing Date or subsequently becoming attached to them, in consideration for the payment of the Investor Purchase Amount, subject to any withholdings or deductions under Applicable Law (“Secondary Transaction”).
2.2    The (i) subscription to, the issue, and allotment of the Investor Subscription Shares; and (ii) transfer and acquisition of the Investor Purchase Shares (if proposed to be undertaken in accordance with the terms and conditions of this Agreement), shall be completed in accordance with Clause 5 (Closing Actions).
2.3    Pre-Closing Adjustment. The total consideration payable by the Investor on Closing Date in order to (i) subscribe to the Investor Subscription Shares (“Investor Subscription Amount”); and (ii) if applicable, acquire the Investor Purchase Shares (“Investor Purchase Amount”) shall be computed subject to applicable Laws in the following manner:
2.3.1    If the Secondary Transaction Trigger is met, then:
(i)    the Investor Subscription Amount shall equal (A x B) – C, where:

A = the Pre-Money Enterprise Valuation;
B = 50.1%/49.9%; and
C = the Investor Purchase Amount.
(ii)    The Investor Purchase Amount shall equal the Cash Balance, if positive, as on the Determination Date.
2.3.2    If the Secondary Transaction Trigger is not met, then:
(i)    the Investor Subscription Amount shall equal: (A – (B + C - D)) x E ,where:
A = the Pre-Money Enterprise Valuation;
B = Indebtedness;
C = Working Capital Adjustment;
D= Cash and Cash Equivalent; and
E = 50.1%/49.9%.
(ii)    The Investor Subscription Shares shall constitute such number of Shares as is equal to 50.1% (Fifty decimal One Percent) of the post-issue Share Capital of the Company and notwithstanding anything contained elsewhere in this Agreement, the Secondary Transaction shall not be consummated.
2.3.3    At least ten (10) Business Days prior to the Closing Date, the Company shall (and the Sanmina Parties shall procure that the Company shall) provide to the Investor a written statement certified by the Review Firm, setting out (in each case of the Company Group, in relation to the Business) the (i) the total amount of Cash and Cash Equivalents computed as of the Determination Date; (ii) the Indebtedness computed as of the Determination Date; (iii) the Estimated Working Capital; (iv) the Investor Purchase Amount (if any); (v) the Investor Purchase Shares; (vi) the Investor Subscription Amount; (vii) the Investor Subscription Shares; and (viii) all supporting documents, evidencing items (i) to (iii) above (“Pre-Closing Purchase Statement”). For purposes of illustration, a form of the Pre-Closing Purchase Statement is attached hereto as Schedule 11 calculated as if March 31, 2021 were the Determination Date.
2.3.4    It is clarified that the Review Firm shall be appointed by the Company, subject to execution of a suitable non-disclosure agreement, for the sole purpose of verifying (and not arbitrating) the amounts set out in the Pre-Closing Purchase Statement and confirming the Investor Subscription Amount and the Investor Purchase Amount (if any), in accordance with the computation mechanism set out in Schedule 14 to this Agreement, the Parties shall proceed to Closing on the basis of the Pre-Closing Purchase Statement absent manifest error, in accordance with Clause 5 of this Agreement (Closing Actions).
2.3.5    The Company shall (and the Sanmina Parties shall procure that the Company shall) provide access to all books and accounts of the Company in order for the Review Firm to certify the Pre-Closing Purchase Statement. The Investor shall have the right, on its reasonable request, to consult and discuss with the Review Firm on all matters in relation to the Pre-Closing Purchase Statement (and for the avoidance of doubt the Investor may make such requests both prior to the commencement of the Review Firm’s engagement with Company and after the Pre-Closing Purchase Statement has been prepared and furnished.
2.3.6    On and from the Determination Date and without prejudice to the provisions of Clause 4 (Conduct of Business Prior to Closing), the Company Group shall not and the Sanmina Parties shall procure that the Company Group shall not, other than in the Ordinary Course of Business, take any action that is reasonably likely to cause any change in the information set out in the Pre-Closing Purchase Statement.
3.    CONDITIONS PRECEDENT

3.1    Conditions Precedent to Closing:
3.1.1    the obligation of the Investor to subscribe to the Investor Subscription Shares and (if applicable) acquire the Investor Purchase Shares, on the Closing Date, shall be subject to fulfilment (or waiver by the Investor) of the Company Conditions Precedent, to the reasonable satisfaction of the Investor on or prior to the Long Stop Date; and
3.1.2    the obligation of the (i) Company to issue and allot to the Investor, the Investor Subscription Shares and (ii) Sanmina Singapore and Sanmina AET to transfer to the Investor the Investor Purchase Shares (in the Relevant Proportion), shall be subject to fulfilment (or waiver by the Company) of the Investor Conditions Precedent, to the reasonable satisfaction of the Company, on or prior to the Long Stop Date.
3.2    Fulfilment of Conditions Precedent:
3.2.1    The Company and the Sanmina Parties shall exercise their respective commercially reasonable efforts to fulfil and perform, and the Sanmina Parties shall cause the Company to exercise its commercially reasonable efforts to fulfil and perform, all actions that may be required to fulfil the Company Conditions Precedent and to obtain all required Approvals of Governmental Authorities to complete the transactions contemplated in the STIPL Business Transfer Agreement, in all such cases prior to the Long Stop Date. The Investor shall exercise commercially reasonable efforts to fulfil and perform all actions that may be required to fulfil the Investor Conditions Precedent (other than Item 7 of Part B of Schedule 2) prior to the Long Stop Date. For the avoidance of doubt, the Investor shall not be required to take any action with respect to Item 7 of Part B of Schedule 2 of this Agreement and neither the Sanmina Parties nor the Company shall have any claim against the Investor for non-fulfilment of such Investor Condition Precedent.
3.2.2    The Company (for itself and on behalf of the Sanmina Parties) and the Investor shall promptly, upon the relevant Conditions Precedent being fulfilled, give the other Party written notice of completion of the Conditions Precedent applicable to such Party in the form appended hereto as Schedule 5 (Form of CP Completion Notice), together with all documents evidencing the satisfaction of the Conditions Precedent (“CP Completion Notice”).
3.2.3    The satisfaction of any of the (i) Company Conditions Precedent may be waived in writing by the Investor; and the (ii) Investor Conditions Precedent may be waived in writing by the Company.
3.2.4    Upon the completion of each of the Conditions Precedent (other than those waived), the Investor and the Company shall, within five (5) Business Days from date of receipt of the respective CP Completion Notice communicate to the other Party the fulfilment of the relevant Conditions Precedent along with its decision to waive the fulfilment of any of the Conditions Precedent of the other Party, and any terms and conditions thereof (“CP Satisfaction Notice”).
3.2.5    Upon receipt by the Company and the Investor of their respective CP Satisfaction Notice, whichever is later and subject to Clause 2.3 above, the Parties shall proceed to Closing in accordance with Clause 5.1 (Closing) of this Agreement.
3.2.6    If any of the Conditions Precedent are not satisfied (or waived by the Investor or the Company, as the case may be, pursuant to Clause 3.2.3) on or before the Long Stop Date, in each case despite exercise of commercially reasonable efforts, by the Investor for completion of the Investor Conditions Precedent (other than Item 7 of Part B of Schedule 2) and by the Company and the Sanmina Parties for the completion of the Company Conditions Precedent, this Agreement shall automatically terminate on the Long Stop Date, without either Party incurring any liability for such termination.

4.    CONDUCT OF BUSINESS PRIOR TO CLOSING
4.1    During the period between the Execution Date and the Closing Date:
4.1.1    The Company Group shall, and the Sanmina Parties shall cause the Company Group to, carry on its business in the Ordinary Course of Business and in material compliance with Applicable Laws (including Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, Approvals and Material Contracts they are a party to);
4.1.2    Except as expressly provided in this Agreement or the other Transaction Documents, the Sanmina Parties and Company Group shall not and shall cause their respective Affiliates to not, without the prior written consent of the Investor, directly or indirectly, participate in, solicit or encourage or enter into (or permit any advisor or other Person acting on its behalf or its instructions to do so) proposals, negotiations, discussions or agreements with, or provide any information to (in each case whether or not in writing), any Person (other than the Investor) relating to:
(i)    the Transfer or issuance of any Securities of the Company Group; and/or
(ii)    sale or other disposal of any of the substantial Assets of the Company Group; and/or
(iii)    acquire (whether directly or indirectly) or agree to acquire, any Securities or interests in the Company Group.
4.1.3    Upon reasonable advance notice from the Investor and subject to compliance with Applicable Laws, the Company Group shall, and the Sanmina Parties shall cause the Company Group to, provide the Investor and its representatives or advisors any information that they may reasonably request and provide reasonable access to its offices, properties/facilities, books and records, and employees, accountants and other representatives.
4.1.4    The Company or the Sanmina Parties shall notify the Investor upon becoming aware of the occurrence of a Material Adverse Effect on them. The Investor shall notify the other Parties upon becoming aware of the occurrence of any event, fact or circumstance which has the effect of rendering any of the Transaction Documents unenforceable or an adverse impact on the validity of any of the Transaction Documents, or an adverse impact on the ability of the Investor to consummate the transactions contemplated under the Transaction Documents to which it is a party or perform its obligations under such Transaction Documents.
4.1.5    The Sanmina Parties shall give the Investor prompt written notice of any event, condition or circumstance, that would constitute a violation or breach of any of the (i) Company Warranties or Sanmina Warranties, as if such Company Warranty or Sanmina Warranty were made as of any date from the Execution Date until the Closing Date, provided that, (A) any such notification shall not be deemed to be disclosure against any of the Company Warranties or Sanmina Warranties and (B) the Company Warranties and Sanmina Warranties shall not be qualified by any such notification; and/or (ii) terms or conditions contained in any of the Transaction Documents, provided that such notification shall not affect any other rights of the Investor under any such Transaction Documents and/ or under Law. The Investor shall give the Company and the Sanmina Parties prompt written notice of any event, condition or circumstance, that would constitute a violation or breach of any of the (i) Investor Warranties, as if such Investor Warranty were made as of any date from the Execution Date until the Closing Date, provided that, (A) any such notification shall not be deemed to be disclosure against any of the Investor Warranties and (B) the Investor Warranties shall not be qualified by any such notification; and/or (ii) terms or conditions contained in any of the Transaction Documents, provided that such notification shall not affect any other rights of the Company or the Sanmina Parties under any such Transaction Documents and/ or under Law.
4.1.6    The Sanmina Parties shall:
(i)    if Closing occurs on or prior to August 15, 2022, then (a) use its commercially reasonable efforts to provide to the Investor on or prior to June 30, 2022, the audited consolidated Financial Statements of the Company for the Financial Year ended March 31, 2022, prepared by the Company’s current statutory auditor in accordance with Ind AS (“March 31, 2022 Audited Accounts”); provided, however, that (b) if despite the Sanmina Parties using commercially reasonable efforts the Company’s statutory auditors are unable to provide the March 31, 2022 Audited Accounts to the Investor on or prior to five (5) Business Days prior to the Closing Date, then the Sanmina Parties shall use their respective commercially reasonable efforts to provide to the Investor on or prior to five (5) Business Days prior to the Closing Date, the unaudited income statement and balance sheet for the Company Group for the financial quarter ending March 31, 2022, which shall be prepared in accordance with GAAP; provided, however, the unaudited Financial Statements provided in this clause (i) will not include annual adjustments, may not conform to ASC606, will not include stock based compensation expense related to RSUs held by Company employees, will not reflect the completion of the assignment or novation of the Sanmina Customer Contracts as contemplated in Clause 4.4.5 hereof and will not reflect any other proforma adjustments made in the Proforma Income Statement (the “March 31, 2022 Unaudited Accounts”); provided, further, that if despite the Sanmina Parties using commercially reasonable efforts the Company’s statutory auditors are unable to provide the March 31, 2022 Unaudited Accounts to the Investor on or prior to five (5) Business Days prior to the Closing Date, then the Sanmina Parties shall deliver the unaudited income statement and balance sheet for the Company Group for the financial quarter ending December 31, 2021 no later than five (5) Business Days prior to the Closing Date, which income statement and balance sheet shall be prepared in accordance with GAAP; provided, however, that the unaudited Financial Statements provided in this clause (i) will not include annual adjustments, may not conform to ASC606, will not include stock based compensation expense related to RSUs held by Company employees, will not reflect the completion of the assignment or novation of the Sanmina Customer Contracts as contemplated in Clause 4.4.5 hereof and will not reflect any other proforma adjustments made in the Proforma Income Statement (such unaudited income and balance sheet delivered to the Investor pursuant to this clause (i) referred to as “Pre-Closing Interim Period Income Statement and Balance Sheets”);
(ii)    if Closing Date occurs after August 15, 2022, then use its commercially reasonable efforts to (a) provide to the Investor the March 31, 2022 Audited Accounts on or prior to June 30, 2022; and (b) the Sanmina Parties shall (i) use their respective commercially reasonable efforts to provide to the Investor no later than five (5) Business Days prior to the Closing Date the unaudited income statement and balance sheet for the Company Group for the financial quarter ending June 30, 2022; provided, however, that (ii) if notwithstanding the use of its respective commercially reasonable efforts the Sanmina Parties are unable to provide such March 31, 2022 Audited Accounts or the unaudited income statement and balance sheet by such dates, then shall provide to the Investor the unaudited income statement and balance sheet for the Company Group for the financial quarter ending March 31, 2022; provided, however, that the Financial Statements provided under this clause (iii) shall be prepared in accordance with GAAP, provided further that such unaudited Financial Statements provided in b(i) and b(ii) will not include annual adjustments, may not conform to ASC606, will not include stock based compensation expense related to RSUs held by Company employees, will not reflect the completion of the assignment or novation of the Sanmina Customer Contracts as contemplated in Clause 4.4.5 hereof and will not reflect any other proforma adjustments made in the Proforma Income Statement ((b)(i) and (ii) referred to as “Pre-Closing Interim Period Additional Income Statement and Balance Sheets”);

(iii)    use commercially reasonable efforts to obtain the consent of ICICI Bank Limited pursuant to credit arrangement letter dated October 29, 2021 between the Company and ICICI Bank Limited to the consummation of the Proposed Transaction and the consequent a change in capital structure of the Company;
(iv)    at least two (2) Business Days prior to the Closing Date, deliver to the Investor a statement prepared by Sanmina which sets out: (a) a list of the Sanmina Customer Contracts which have been assigned/novated in favour of the Company in accordance with Clause 4.4.5; (b) a list of the Sanmina Customer Contracts which are yet to be assigned/novated in favour of the Company in accordance with Clause 4.4.5 along with the status of negotiations with the relevant customers to give effect to such assignment/novation; and (c) a table for the Sanmina Customer Contracts addressed in the immediately preceding clause (b) setting out details of the revenues realised by Sanmina Corp and/or its Affiliates (which are a party to the relevant Sanmina Customer Contract(s) that are yet to be assigned/novated) attributable to the manufacturing and supply activities undertaken by the Company under such arrangements as of the last financial quarter ending forty-five (45) calendar days prior to the Closing Date (“Customer Agreements Status Certificate”); provided that, for the avoidance of doubt, the information provided in the Customer Agreements Status Certificate is for information purposes only and shall in no event be deemed as a warranty or, a covenant of Sanmina Parties or otherwise give rise to any claim for remedy. Notwithstanding the foregoing, it is understood that the obligation to deliver such Customer Agreements Status Certificate shall be a binding obligation on the Sanmina Parties;
(v)    notify Bank of America, N.A. pursuant to that certain Master Facilities Agreement between Bank of America, N.A. acting through its branch in India and the Company dated June 30, 2015 of the Proposed Transaction and the consequential change in capital structure of the Company and STIPL; and
(vi)    provide the information and documents reasonably required by the Investor for filing Form 15CA and obtaining Form 15CB in respect of Investor Purchase Shares.
4.1.7    Other than (i) in connection with or for the purposes of terminating the Intercompany Manufacturing Agreement, which termination shall be implemented only if all the Sanmina Customer Contracts have been assigned or novated in favour of the Company in accordance with Clause 4.4.5 below, or (ii) in order for the Company or the Sanmina Parties to comply with its obligations under the Transaction Documents, the Company Group shall not, and the Sanmina Parties shall procure that the Company Group shall not, directly or indirectly, undertake any of the following actions without the prior written consent of the Investor:
(i)    create, allot, issue, acquire, repay, retire or redeem any Securities or any rights attached thereto or permit any Transfer thereof, modify or adopt any equity incentive plan, enter into any restructuring, merger, demerger or re-organization of capital, joint venture or spin-offs or establish or set up any subsidiaries;
(ii)    incur any Indebtedness in excess of the INR equivalent of USD [***] in aggregate, or prepay or refinance any Indebtedness due to their lenders in excess of the INR equivalent of USD [***] in aggregate;
(iii)    provide any loans, credit facilities, indemnities or any other Security whatsoever or waive any rights relating to Indebtedness owed to it by its debtors, excluding any credit and/or indemnification arrangements entered into by the Company in the Ordinary Course of Business;
(iv)    Transfer, sell, exchange lease or otherwise Encumber any Assets outside of the Ordinary Course of Business;
(v)    Other than with respect to inventory, components and work in process in the Ordinary Course of Business, acquire any Assets (or any interest therein) in excess of the INR equivalent of USD [***] in the aggregate;
(vi)    make changes to the compensation or other material terms of employment of any Key Personnel or terminate employment of any Key Personnel other than as set forth in (xvii) of this Clause and terminations of any Key Personnel for Cause, with prior notice to the Investor;
(vii)    other than a cash dividend payment by STIPL to the Company in the total aggregate amount of INR [***] (Indian Rupees [***]), declare, pay or make any dividend or distribution (whether in cash, Securities, property or other Assets) in respect of any Securities;
(viii)    make any amendments to their Charter Documents;
(ix)    acquire any shares or other interest in any Person or enter into any joint venture, strategic cooperation arrangement or profit/revenue/loss/expense sharing arrangement;
(x)    knowingly undertake any step that may lead to an Insolvency Event;
(xi)    undertake any business other than the Business;
(xii)    other than in the Ordinary Course of Business, enter into, materially amend, terminate and/or waive any material rights under any Material Contract, other than the termination of the Intercompany Manufacturing Agreement;
(xiii)    other than in the Ordinary Course of Business, enter into any contract or arrangements with, or make any payments to any Related Party, and/or modify or permit the waiver of any right or obligation under any contracts or arrangements with Related Parties, other than the termination of the Intercompany Manufacturing Agreement;
(xiv)    terminate, prior to their expiry, any of the Approvals required to be held in relation to the Business;
(xv)    make any capital commitments with respect to any capital expenditure of any nature with a value exceeding, individually or in the aggregate, INR equivalent of USD [***];
(xvi)    take or omit to take any action or enter into any commitment or transaction, which action, omission, commitment or transaction would constitute a violation or breach of any of the Company Warranties and/or Sanmina Warranties, violate or breach any term or condition in the Transaction Documents or constitute a Material Adverse Effect, other than the termination of the Intercompany Manufacturing Agreement;
(xvii)    pay or commit to pay any bonuses or advance against salaries, or make or commit to make any other payments to employees or Directors, excluding any bonuses, payments, or benefits earned in the Financial Year 2021, and any other retention benefits, that the Company anticipates paying in the ordinary course, consistent with past practice;

(xviii)    list its Securities on any stock-exchanges or change its legal status (e.g., public to private company status) and/or take steps towards or appoint any advisers in connection with a potential sale or flotation (on any new stock exchanges) of Securities;
(xix)    other than in the Ordinary Course of Business regarding customer arrangements, prosecute or settle or compromise Proceedings or claims of value (i) in excess of the INR equivalent of USD [***] in aggregate or (ii) against a Governmental Authority; or
(xx)    enter into any agreement or arrangement to do any of the foregoing.
4.2    Notwithstanding anything to the contrary in this Agreement, the provisions of Clause 4.1.1, Clause 4.1.2 and sub-Clauses (i), (ii), (iii), (iv), (vii), (xvi) and (xx) of Clause 4.1.7 shall not be effective or binding on the Sanmina Parties, the Company or the Company Group to the extent that any such provision constitutes a condition or restriction on the right of Sanmina Corp or any of its subsidiaries to guarantee any indebtedness, grant any Encumbrance on any assets, repay intercompany indebtedness or declare or pay any distribution, interest or dividend on any Equity Interest, or purchase, redeem or otherwise acquire or retire for value any Equity Interest, in each case until such time as Sanmina Corp has obtained a consent, waiver or amendment to the Credit Agreement, to permit such provisions. Sanmina Corp shall use its best efforts to obtain, and deliver to the Investor a copy of, such consent, waiver or amendment to the Credit Agreement within fourteen (14) calendar days following the Execution Date.
4.3    The Sanmina Parties and the Company agree that the conditions set out in Clause 4.1 and Clause 2.3.6 above are reasonable covenants, integral and necessary for protecting the value of the Company on the basis of which, the transactions contemplated in the Transaction Documents have been agreed upon between the Parties, and that a violation of any of the terms of such covenants and obligations will cause the Investor irreparable injury. In the event of such violation, the Investor shall be entitled to seek an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Sanmina Parties, the Company and/or their respective Affiliates. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Investor may have under or in relation to this Agreement.
4.4    Pre-Closing Actions: On or prior to the Closing Date, the Parties shall undertake the following actions, as applicable:
4.4.1    Procure that the schedules to the STIPL Business Transfer Agreement shall be in Agreed Form (and the agreement of each of Sanmina Corp and the Investor shall not be unreasonably withheld, conditioned or delayed).
4.4.2    The Company and the Sanmina Parties shall take any and all actions that are necessary to effect the STIPL Business Transfer, including:
(i)    Sanmina Corp shall or shall cause Sanmina Singapore or another of its subsidiaries to incorporate a new company (“New STIPL”) to effect the STIPL Business Transfer.
(ii)    STIPL and New STIPL shall enter into the STIPL Business Transfer Agreement for consideration compliant with applicable Laws and in an amount (which shall include any amounts payable or deemed payable by New STIPL to STIPL in relation to assignment of the MEPZ Lease Deed) agreed to in writing by the Parties (whose agreement shall not be unreasonably withheld, conditioned or delayed) and such slump sale shall be completed pursuant to the terms of the STIPL Business Transfer Agreement, subject to receipt of all necessary Approvals, with effect from the Closing under this Agreement.

(iii)    STIPL shall seek and the Sanmina Parties shall use their commercially reasonable efforts to assist STIPL to obtain all applicable Approvals for the STIPL Business Transfer, including (a) the MEPZ Unit Approval Committee formed for the SEZs in Tamil Nadu, Puducherry and Andaman and Nicobar Islands for the transfer of the STIPL Undertaking; and (b) the Chairperson, MEPZ SEZ Authority/ SEZ Development Commissioner for assignment of the MEPZ Lease Deed.
(iv)    In connection with the STIPL Business Transfer, all persons employed by STIPL in the STIPL Undertaking shall transfer their employment from STIPL to New STIPL with continuity of service and on no less favourable terms and conditions.
(v)    In connection with the STIPL Business Transfer, New STIPL shall remit the proceeds of the slump sale to STIPL simultaneously with the consummation of the transfer of the STIPL Undertaking.
(vi)    It is clarified that neither Party shall be obligated to proceed to Closing under this Agreement unless the STIPL Business Transfer has been consummated prior to the Closing Date, in a manner as set out in Clauses 4.4.1 and 4.4.2.
4.4.3    Local Regulatory Approval Requirements
(i)    The Company shall cause STIPL to seek and the Sanmina Parties shall use their commercially reasonable efforts to assist STIPL to obtain the consents of (a) the MEPZ Authority for the proposed change in Control of STIPL pursuant to the investment by the Investor in the Company; (b) SIPCOT under the Lease Deed dated August 22, 2008 between SIPCOT and STIPL and/or the Letter of Allotment dated September 27, 2007 issued by SIPCOT to STIPL, in each case for the proposed change in management and Control of STIPL on account of the Proposed Transaction.
(ii)    The Company shall seek and the Sanmina Parties shall use their commercially reasonable efforts to assist the Company to obtain the approval of MEPZ Authority with respect to the proposed change in shareholding pattern, change in management and Control of the Company pursuant to the Proposed Transaction.
(iii)    The Company shall cause STIPL to seek and the Sanmina Parties shall use their commercially reasonable efforts to assist STIPL to obtain the approval of the MEPZ Authority for the proposed change in ownership of one hundred (100) shares held by Sanmina Singapore in STIPL to the Company (or its nominees).
(iv)    The Company shall seek and the Sanmina Parties shall use commercially reasonable efforts to assist the Company to obtain the approval of the Department of Telecom through the Project Management Agency, for a change in shareholding pattern of the Company, pursuant to Clause 10.12 of the letter of approval issued by Small Industries Development Bank of India under the Production Linked Incentive Scheme to Promote Telecom and Networking Products Manufacturing in India (notified on February 24, 2021).
(v)    The Investor shall cooperate and provide commercially reasonable assistance as may be required in order for the aforesaid Approvals to be procured.
(vi)    It is hereby clarified that if, despite exercise of commercially reasonable efforts by the Company and the Sanmina Parties to procure the Approvals set out above, any one or more of such Approvals have not been obtained in a form satisfactory to all Parties prior to the Closing Date (including for example, any material amendments to the terms of existing Approvals or contractual arrangements between the Company Group and the relevant Governmental Authority), then no Party shall be obligated to proceed to Closing in accordance with the provisions of Clause 5 (Closing Actions) below.
4.4.4    Antitrust Matters.
(i)    Without prejudice to the following, each of the Sanmina Parties, Company and Investor shall use its commercially reasonable efforts to, within twenty (20) calendar days after the Execution Date, execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval, waiting period expiration or termination, or consent of any Governmental Authority listed below: CCI (as defined below), FTC (as defined below) and DOJ (as defined below) (“Antitrust Authorities”).
(ii)    The Investor shall use its commercially reasonable efforts to, within twenty (20) days after the Execution Date, make an application to the Competition Commission of India (“CCI”) notifying it of the Proposed Transaction and the STIPL Business Transfer and seeking its approval for consummation of the same (“CCI Approval”). The Sanmina Parties and the Company shall provide all assistance, relevant information and documentation required by the Investor and/or its advisors in order to make the application for the CCI Approval. The application / other submissions to be made to obtain the CCI Approval shall be in Agreed Form, provided that the Parties shall not unreasonably delay or withhold their acceptance of the form of the CCI application or other related submissions to the CCI. Any comments that the Company and / or the Sanmina Parties may have with respect to the contents of the CCI application / other CCI submissions shall be considered by the Investor in good faith and reasonably incorporated in the CCI application / other CCI submissions. Notwithstanding what is contained elsewhere in this Agreement, it is hereby clarified that the Parties shall only be obligated to proceed to Closing in accordance with Clause 5 (Closing Actions) below, if the CCI Approval is obtained on or prior to the Long Stop Date and does not contain any onerous conditions (including requirement to divest any assets or business, accept any obligation and / or make any alteration in the manner the business is conducted) with respect to the Parties and/or their Affiliates and their respective businesses.
(iii)    Each of the Investor, the Sanmina Parties and the Company (and their respective subsidiaries, if applicable) shall use its commercially reasonable efforts, to the extent required in the reasonable judgment of counsel to the Investor and the Sanmina Parties, to file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Proposed Transaction as required under the HSR Act, within twenty (20) days following the Execution Date.
(iv)    Each Party shall co-operate with the other and expeditiously provide all information as may be reasonably required by the other Party to obtain all necessary Approvals for the consummation of the Proposed Transaction as contemplated under this Agreement. Each Party shall notify the others of any oral or written communication it or any of its Affiliates receives from any Governmental Authority relating to the Transaction Documents or the transactions contemplated thereby, including the CCI in relation to the application for the CCI Approval, including, inter alia, queries, requests for additional information, details of any meetings or proceedings, grant or rejection of such application, within three (3) Business Days of the receipt of such aforesaid communication(s). Each Party shall permit the other Parties to review in advance any proposed written communication by such Party to any Governmental Authority. Each Party agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Authority relating to the Transaction Documents or the transactions contemplated thereby unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Authority or by Applicable Law, gives the other Parties the opportunity to attend and participate in such meetings or discussions. The provisions of this Clause 4.4.4(iv) shall apply mutatis mutandis to any communication with any Governmental Authority.
(v)    Each of the Sanmina Parties and Investor shall use its commercially reasonable efforts to take such actions as may be required to cause the expiration or termination of the waiting periods under the HSR Act and the receipt of any Approvals required under any applicable non-US antitrust law with respect to the Proposed Transaction as promptly as possible after the Execution Date. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Authority relating to the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. The Parties may also, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 4.4.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.
(vi)    If any Governmental Authority or other Person raises any objection or requirement for any Approval (not already identified under Schedule 2 (Conditions Precedent)) in relation to the consummation of the Proposed Transaction, the Parties shall use reasonable efforts to arrive at a mutually agreeable solution to resolve the same and thereafter (subject to the terms and conditions of this Agreement) proceed to Closing.
(vii)    Notwithstanding anything in this Clause 4.4.4 or elsewhere in this Agreement, no Party will be required to agree to divest any portion of its Assets or cease Control of any of its existing businesses in order to obtain any Approval and neither Investor nor the Sanmina Parties (nor their respective Affiliates) shall be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Investor or the Sanmina Parties, as the case may be, their respective subsidiaries or Affiliates or of the Company, (ii) the imposition of any limitation on the ability of Investor, its subsidiaries or Affiliates, the Sanmina Parties, or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Investor, the businesses of the Sanmina Parties and the Company, or (iii) the imposition of any other obligation, requirement, or impediment on the Investor, its subsidiaries or Affiliates, the Sanmina Parties, or the Company under any Antitrust Law (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing set forth in this Agreement shall require any Party to litigate with any Governmental Authority, nor to defend any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby.
(viii)    The Investor shall, in consultation with the Sanmina Parties, determine strategy, lead all Proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Antitrust Authority as contemplated hereby, and the Sanmina Parties and the Company will take such actions as reasonably requested by the Investor in connection with obtaining such consents, approvals, or waivers.
(ix)    It is clarified that no Party shall be obligated to proceed to Closing in accordance with the terms of this Agreement unless each of the Approvals required to be procured pursuant to this Clause 4.4.4 are obtained in a form satisfactory to all Parties.
4.4.5    Sanmina Corp shall use commercially reasonable efforts prior to the Closing Date to cause the India-related activities of each Sanmina Customer Contract to be assigned or novated in favour of the Company, solely to the extent such Sanmina Customer Contracts concern manufacturing performance for such customers by the Company (and the right to receive consideration for such performance), and procure the consent of the relevant counterparty in this regard, such that (i) the Company steps into the position of Sanmina Corp and/or its Affiliates which are party to such Sanmina Customer Contracts; and (ii) the assigned or novated arrangement to which the Company is a party to is in substantially the same form as the original Sanmina Customer Contract so assigned or novated.
4.4.6    The Investor shall cooperate (to the extent commercially reasonable) with any action taken or application made by Company prior to the Closing Date, in order to obtain designation by the relevant Governmental Authority, as a Trusted Source.
4.4.7    The Company shall and the Sanmina Parties shall procure that the Company shall, deliver to the Investor a serially numbered private placement offer cum application letter addressed specifically to the Investor inviting it to subscribe to the Investor Subscription Shares (“Offer Letter”), in a form reasonably satisfactory to the Investor.
5.    CLOSING ACTIONS
5.1    Subject to the fulfilment or waiver of all the Conditions Precedent and Clause 2.3 and Clause 4 above, Closing shall take place at the registered office of the Company or at such other place and date as maybe agreed by the Parties in writing within twenty (20) days of receipt of the CP Satisfaction Notice by the Company and the Sanmina Parties (“Closing Date”).
5.2    Primary Closing: On the Closing Date, the Parties shall cause the following to occur, to the extent practicable, simultaneously:
5.2.1    The Company and the Sanmina Parties shall execute and deliver to the Investor, the Closing Compliance Certificate. The Investor shall execute and deliver to the Sanmina Parties, the Closing Compliance Certificate.
5.2.2    The Company shall, and the Sanmina Parties shall procure that the Company shall, deliver to the Investors certified true copies of the following documents (i) resolutions passed by the Board of the Company approving issuance of the Investor Subscription Shares to the Investor; (ii) resolutions duly approved by the shareholders of the Company approving issuance of the Investor Subscription Shares to the Investor; (iii) notices and agendas for holding the meetings of the Board and shareholders for considering the resolutions referenced in Sub-Clauses (i) and (ii) above; (iv) Form MGT-14 filed by the Company with the jurisdictional Registrar of Companies, with respect to (i) or (ii), each in a form reasonably satisfactory to the Investor; and (v) the necessary consent, waiver or amendment to the Credit Agreement as set forth in Clause 4.2, duly executed by the parties to the Credit Agreement.
5.2.3    The Investor shall issue to the Company duly completed Part B of the Offer Letter, executed by its authorized signatory.
5.2.4    The Investor shall issue instructions to its bank for wire transfer into the Company Account an amount equal to the Investor Subscription Amount and provide the Company with a copy of such wire instructions.
5.2.5    The Sanmina Parties shall procure that (i) subject to Clause 5.3, all remaining SIPL Nominee Shares are transferred to Sanmina Singapore and such number of its nominees, as may be required to meet the requirement for a minimum number of shareholders under Applicable Law; and (ii) all STIPL Nominee Shares are transferred to nominees of the Company (as may be mutually agreed between Parties) who shall hold the shares on behalf of the Company, solely to meet the requirement for a minimum number of shareholders under Applicable Law. It is hereby clarified that each nominee shareholder shall hold only 1 (one) Share of the Company or STIPL, as the case may be and as of the Closing Date, the overall shareholding of the Investor (taken together with its nominees) shall be 50.1% of the Share Capital and that of Sanmina Singapore (taken together with its nominees) shall be 49.9% of the Share Capital.
5.2.6    The Company shall, and the Sanmina Parties shall procure that the Company shall, convene a meeting of the Board where the following resolutions shall be passed, with requisite majority (“Closing Board Resolutions”):
(i)    Approving the allotment of the Investor Subscription Shares to the Investor;
(ii)    Approving the recording of the Investor as the owner of the Investor Subscription Shares in the Company’s register of members;
(iii)    Approving appointment of 3 (three) Investor Directors and 2 (two) Sanmina Directors as additional directors of the Company, with effect from Closing Date;
(iv)    Approving the resignation of the Resigning Directors as Directors of the Company, with effect from Closing Date;
(v)    Approving the Restated Charter Documents of the Company;
(vi)    Approving the terms and execution of Sanmina Services Agreements, License Agreement, Management Services Agreement, Trademark License Agreement and Company Service Agreement;
(vii)    Adoption of the Identified Group Policies;
(viii)    Taking on record the transfer of the SIPL Nominee Shares to the concerned nominees;
(ix)    Convening a general meeting of the Company to be held on the Closing Date; and
(x)    Such other matters as are necessary or required to give effect to the transactions contemplated under the Transaction Documents to achieve Closing;

5.2.7    The Company shall, and the Sanmina Parties shall procure that the Company shall deliver duly stamped and executed allotment letter to the Investor, evidencing allotment of the Investor Subscription Shares and issue instructions (along with payment of stamp duty on issuance of Shares) to the relevant depository participant for dematerialization of the Investor Subscription Shares. It is clarified that the Investor may choose to acquire and hold any portion of the Investor Subscription Shares through one or more nominees, in order to meet minimum number of shareholder requirements under Applicable Law. Each such nominee shareholder shall hold only 1 (one) Share of the Company and as of the Closing Date, the overall shareholding of the Investor (taken together with its nominees) shall be 50.1% of the Share Capital and that of Sanmina Singapore (taken together with its nominees) shall be 49.9% of the Share Capital.
5.2.8    The Company shall, and the Sanmina Parties shall procure that the Company shall, convene an extra-ordinary general meeting of its members, to pass the following resolutions with requisite majority (“Closing Shareholders Resolutions”): approving adoption of the Restated Charter Documents of the Company with effect from the Closing Date.
5.2.9    The Company shall, and the Sanmina Parties shall procure that the Company shall, file the Return of Allotment in Form PAS-3 with its jurisdictional Registrar of Companies, pursuant to the allotment of the Investor Subscription Shares to the Investor, which shall be provided to the Investor along with a copy of the payment challan in respect of such filing.
5.2.10    The Company and the Sanmina Parties shall procure that STIPL shall, convene a meeting of (A) the Board where the following resolutions shall be passed, with requisite majority approving the: (a) appointment of 3 (three) Investor Directors and 2 (two) Sanmina Directors as additional directors of STIPL, with effect from Closing Date; (b) resignation of the Resigning Directors as Directors of STIPL, with effect from Closing Date; (c) adoption of the Restated Charter Documents of STIPL (“STIPL Board Resolutions”); and (d) taking on record the Transfer of the STIPL Nominee Shares to nominees of the Company who shall hold the shares on behalf of the Company, solely to meet the requirement for a minimum number of shareholders under Applicable Law; and (B) its shareholders where the adoption of the Restated Charter Documents of STIPL is approved (“STIPL Shareholders Resolutions”).
5.3    Secondary Closing: If the Secondary Transaction Trigger is met, then the Parties shall cause the following to occur on the Closing Date, to the extent practicable, simultaneously and simultaneously with the actions set out in Clause 5.2 above:
5.3.1    The Investor shall issue instructions to its bank for wire transfer into the Sanmina Singapore Account and Sanmina AET Account of an amount equal to the aggregate Investor Purchase Amount, in the Relevant Proportion, and provide the Sanmina Parties with a copy of such wire instructions.
5.3.2    Sanmina Singapore and Sanmina AET shall issue delivery instruction slips to its depository participant for the transfer of the Investor Purchase Shares from Sanmina Singapore’s and Sanmina AET’s demat accounts to the Investor’s demat account, and shall provide the Investor a duly acknowledged copy of such delivery instruction slips. It is clarified that the Investor may choose to acquire and hold any portion of the Investor Purchase Shares through one or more nominees, in order to meet the minimum number of shareholder requirements under Applicable Law.
5.3.3    The Company shall, and the Sanmina Parties shall procure that the Company shall, pass the following resolutions as a part of the Closing Board Resolutions:
(i)    taking on record the transfer of the Investor Purchase Shares, subject to filing and receipt of acknowledgement in relation to Form FC-TRS; and

(ii)    approving the recording of the Investor as the owner of the Investor Purchase Shares in the Company’s register of members and updating the Company’s register of transfers to reflect the Secondary Transaction.
5.3.4    As soon as practicable after Closing Date, the Company shall deliver and the Sanmina Parties shall procure that the Company delivers the executed version of the Draft Secondary Report prepared on the basis of Ind AS audited Financial Statements as of the Closing Date.
5.4    On the Closing Date, the Company shall, and the Sanmina Parties shall procure that the Company shall, deliver to the Investor certified true copies of the following documents the: (i) Closing Board Resolutions; (ii) Closing Shareholders Resolutions; (iii) updated register of members of the Company; and (iv) updated register of directors of the Company; (v) STIPL Board Resolutions; (vi) STIPL Shareholders Resolutions; and (vii) updated register of transfers of the Company.
5.5    On the Closing Date, the Company and the Sanmina Parties and/or their Affiliates shall execute and deliver to the Investor a duly executed and stamped counterpart of Sanmina Services Agreement, the Management Services Agreement, the Trademark License Agreement, the License Agreement, the Company Service Agreement and the Lease Assignment Agreement.
5.6    If Closing does not take place on the Closing Date because any Party fails to comply with any of its obligations under Clauses 5.1 to 5.5 above, the non-defaulting Party shall by written notice to the defaulting Party(ies):
5.6.1    proceed to Closing, so far as practicable having regard to the defaults which have occurred (without limiting its rights under this Agreement or under Applicable Law);
5.6.2    set a new date for Closing (being not more than five (5) Business Days after the initially envisaged Closing Date); in such case, all references in this Agreement to the “Closing Date” shall be understood as a reference to such new date set for Closing; or
5.6.3    terminate this Agreement by written notice to the other Parties.
5.7    Without prejudice to Clause 5.6 above, and unless otherwise expressly agreed by the Investor, the Sanmina Parties and the Company in writing, all proceedings and actions to be taken and all documents to be executed and delivered by the Parties on the Closing Date in connection with this Agreement shall be deemed to be taken and executed simultaneously at Closing, and no proceedings and actions shall be deemed to be taken, nor any documents executed or delivered, at Closing until all such proceedings or actions required to be taken, or documents required to be executed under this Agreement, on the Closing Date have been so taken, executed and/or delivered. The Parties agree that in the event that the transactions contemplated under this Agreement to be consummated on the Closing Date are not consummated for any reasons whatsoever, and the Investor has already remitted the Investor Subscription Amount, in whole or in part, then the Company shall, and the Sanmina Parties shall procure that the Company shall, remit (in addition to such amounts, including any interest due under Applicable Law) such portion of the Investor Subscription Amount as it may have received from the Investor back to the Investor within two (2) Business Days from receipt of the such amount.
6.    POST CLOSING ACTIONS
6.1    Within ninety (90) days of Closing Date, each member of the Company Group shall make all filings and notifications that may be required to be made by it under Applicable Laws as a result of the Closing, including:
6.1.1    Form DIR-12 with respect to the appointment of the Investor Directors and Sanmina Directors to the Board of the Company and STIPL;

6.1.2    Form DIR-12 with respect to the resignation of the Resigning Directors from the Board of the Company and STIPL;
6.1.3    Form MGT-14 with respect to the Closing Board Resolutions and STIPL Board Resolutions, as applicable;
6.1.4    Form MGT-14 with respect to the Closing Shareholders Resolutions and STIPL Shareholders Resolutions, as applicable; and
6.1.5    Form BEN-2 with respect of the significant beneficial owner of the Investor’s investment in the Company.
6.2    Within ten (10) Business Days of making such filings in accordance with Clause 6.1, the Company shall provide copies of such filings to the Investor, along with due acknowledgments received by it in respect thereof.
6.3    The Parties agree that STIPL shall not conduct any business after the Closing other than the Co-Developer Business. Each Party further agrees that, within the twelve (12) month period following Closing, it shall take all necessary actions and seek all necessary Approvals, whether internal or governmental, to transfer the whole of the undertaking of STIPL to the Company and subsequently dissolve STIPL or merge STIPL with the Company.
6.4    Sanmina Customer Contracts.
6.4.1    If upon consummation of the Proposed Transaction, in accordance with Clause 5 (Closing Actions) above, any one or more of the Sanmina Customer Contracts have not been assigned or novated in accordance with Clause 4.4.5 above, then until such Sanmina Customer Contracts are so assigned or novated (such that (i) the Company steps into the position of Sanmina Corp and/or the Sanmina Corp Affiliates which are party to such Sanmina Customer Contracts; and (ii) the assigned or novated arrangement to which the Company is a party to is in substantially the same form as the original Sanmina Customer Contract so assigned or novated), Sanmina Corp shall and shall cause its Affiliates to pay to the Company, 100% (one hundred percent) of the service fees and any other income earned by Sanmina Corp and its Affiliates (as applicable) on the supply of products manufactured by the Company pursuant to such Sanmina Customer Contracts, without retaining any margin on the services provided by the Company.
6.4.2    During the eighteen (18) month period beginning with the calendar month immediately following the Closing Date, Sanmina Corp shall use its commercially reasonable efforts to cause the India-related activities of each Sanmina Customer Contract to be assigned or novated in favour of the Company, solely to the extent such Sanmina Customer Contracts concern manufacturing performance for such customers by the Company (and the right to receive consideration for such performance), and procure the consent of the relevant counterparty in this regard, such that (i) the Company steps into the position of Sanmina Corp and/or its Affiliates which are party to such Sanmina Customer Contracts; and (ii) the assigned or novated arrangement to which the Company is a party to is in substantially the same form as the original Sanmina Customer Contract so assigned or novated.
6.4.3    Upon the completion of each calendar quarter on and from the Closing Date until the completion of assignment/novation of all Sanmina Customer Contracts in accordance with Clause 6.4.1 above, the Sanmina Parties shall deliver an updated Customer Agreements Status Certificate to the Investor.
6.5    Post-Closing Review.
6.5.1    No later than ninety (90) days following the Closing Date, the Sanmina Parties shall procure that an independent Big Four Accounting Firm of its choosing (“Post Closing Review Firm”) prepares and delivers to the Investor a statement (the “Post Closing Review Report”), setting forth the Post Closing Review Firm’s calculation of Cash and Cash Equivalents, Indebtedness, Cash Balance, Working Capital and Working Capital Adjustment as on the Closing Date (the “Closing Calculations”). The Post Closing Review Report shall also set out the computation of the Investor Subscription Amount and/or the Investor Purchase Amount (if any) using the formula set out in Clause 2.3 above, on the basis of the Closing Calculations (the “Closing Computations”).
6.5.2    Unless the Investor delivers to Sanmina written notice (such notice being an “Initial Investor Objection Notice”) that it objects to the calculations in the Post Closing Review Report no later than thirty (30) days following delivery of the Post Closing Review Report, the Post Closing Review Report shall become final and binding.
6.5.3    In the event that the Investor delivers to Sanmina an Initial Investor Objection Notice, then during the sixty (60) day period following the delivery of such notice (the “Investor Review Period”), the Investor shall have the right to engage an independent Big Four Accounting Firm of its choosing (which for avoidance of doubt may not be the Post Closing Review Firm and which firm shall sign a nondisclosure agreement reasonably satisfactory to the Company) (“Investor Review Firm”) to review the Post Closing Review Firm’s calculations in the Post Closing Review Report (the “Closing Calculations Review”).
6.5.4    The Sanmina Parties shall make themselves and the Post Closing Review Firm available for discussions with the Investor Review Firm and provide all assistance and information reasonably necessary, including reasonable supporting detail and documentation as to each of the calculations contained in the Post Closing Review Report, for the Investor Review Firm to conduct the Closing Calculations Review during the Investor Review Period.
6.5.5    Prior to the expiration of the Investor Review Period, the Investor shall have the right to notify the Sanmina Parties of any good faith objection to the computation of the Closing Calculations and/or the Closing Computations in the Post Closing Review Report (an “Final Investor Objection Notice”). Any Final Investor Objection Notice shall contain (i) any item in the Post Closing Review Report that the Investor disputes and the grounds for such dispute, (ii) the Investor’s estimate of the correct amount of such item, calculated by using the formula set out in Clause 2.3 above, and (iii) a copy of the report issued by the Investor Review Firm setting out its findings from the Closing Calculations Review (the “Investor Review Firm Report”), together with reasonable supporting detail and documentation as to each of the Investor Review Firm’s calculations. In the event that the Investor fails to directly deliver a Final Investor Objection Notice within the Investor Review Period, then the Post Closing Review Report shall become final and binding.
6.5.6    Unless Sanmina delivers to the Investor written notice of its objection to the Investor Review Firm Report within thirty (30) days following delivery of the Final Investor Objection Notice to Sanmina (such thirty-day (30-day) period, the “Sanmina Objection Period”), the Investor Review Firm Report shall become final and binding.
6.5.7    In the event that Sanmina delivers a written objection to the Investor during the Sanmina Objection Period (a “Sanmina Objection Notice”), Sanmina and the Investor shall work in good faith to agree upon the Closing Computations within thirty (30) days of the Sanmina Objection Notice (the “Resolution Period”).
6.5.8    If at the end of the Resolution Period, the Parties cannot agree upon the Closing Computations or the Closing Calculations, a third Big Four Accounting Firm, which may not be either the Post Closing Review Firm or the Investor Review Firm (the “Outside Firm”) will be retained at the shared expense of the Parties to review the calculations set forth in the Post Closing Review Report and the Investor Review Firm Report, together with reasonable supporting detail and documentation, to determine which Party’s calculation of the Closing Calculations and/or Closing Computations is correct. The determination of the Outside Firm of the Investor Subscription Amount

and/or the Investor Purchase Amount (if any) will be conclusive, final and binding on the Parties.
6.5.9    If following final determination of the Investor Subscription Amount in accordance with Clauses 6.5.1 to 6.5.8 (the “Verified Subscription Amount”) the Verified Subscription Amount is greater or less than the Investor Subscription Amount paid by the Investor on the Closing Date, then (i) if the Verified Subscription Amount is less than the Investor Subscription Amount, the Investor shall be indemnified by the Company within fifteen (15) days of a final determination for a Loss in an amount equal to A – C, or (ii) if the Verified Subscription Amount is greater than the Investor Subscription Amount (if any), the Company shall be paid by the Investor within fifteen (15) days of a final determination an amount equal to, C – A where,
A = the Investor Subscription Amount; and
C = the Verified Subscription Amount.
6.5.10    If following final determination of the Investor Purchase Amount (if any) in accordance with Clauses 6.5.1 to 6.5.8 (the “Verified Purchase Amount”) the Verified Purchase Amount is greater or less than the Investor Purchase Amount paid by the Investor on the Closing Date, then (i) if the Verified Purchase Amount is less than the Investor Purchase Amount, the Investor shall be indemnified by the Indemnifying Party within fifteen (15) days of a final determination for a Loss in an amount equal to B – D, or (ii) subject to the Verified Purchase Amount being supported by the FEMA Report, if the Verified Purchase Amount is greater than the Investor Purchase Amount (if any) paid by the Investor on the Closing Date, then the Investor shall subject to Applicable Laws, indemnify Sanmina Singapore and Sanmina AET ratably within fifteen (15) days of a final determination for a Loss equal to D — B, where,
B = the Investor Purchase Amount; and
D = the Verified Purchase Amount.
6.5.11    It is hereby clarified that the indemnification payments set out in Clause 6.5.9 and 6.5.10 shall not be qualified or limited by the provisions of Clause 8 (Indemnification). below.
6.6    Seller Tax Covenants. Sanmina Singapore and Sanmina AET each hereby undertake as follows:
6.6.1    any Tax payable in India under the IT Act on any income arising to Sanmina Singapore and Sanmina AET, as the case may be, in connection with the sale of the Investor Purchase Shares shall be the sole liability of Sanmina Singapore and Sanmina AET, as the case may be.
6.6.2    it shall file before the due date under the IT Act, its income-tax return in India for the Indian Financial Year in which the Closing takes place (in case any Tax is payable in India under the IT Act on any income arising in connection with the sale of the Investor Purchase Shares), making appropriate disclosure of any gains realized with respect to the sale of the Investor Purchase Shares, in accordance with Applicable Law.
6.6.3    it shall not, in any income-tax returns to be filed by it with any Tax Authority in respect of its own Taxes, take any tax position contrary to the representations and warranties given by it under this Agreement with respect to the Investor Purchase Shares, other than any contrary tax positions required to be taken as a result of any change in Applicable Law following consultation with the Investor in good faith (without prejudice to any rights the Investor may have pursuant to Clause 8 of this Agreement).

7.    WARRANTIES
7.1    The Company hereby and warrants to the Investor that except as disclosed in the Disclosure Letter (other than with respect to Fundamental Warranties), each of the warranties set out in Schedule 3 (Company Warranties) (hereinafter together referred to as the “Company Warranties” and individually referred to as a “Company Warranty”) is true, accurate and not misleading as on the Execution Date, and shall be true, accurate and not misleading as on the Closing Date, as if repeated on the Closing Date by reference to the facts and circumstances subsisting at that time.
7.2    The Sanmina Parties and the Company acknowledge that the Investor, in entering into this Agreement, is relying on the Company Warranties and Sanmina Warranties.
7.3    Except to the extent disclosed in the Disclosure Letter, none of the Company Warranties shall be treated as qualified by any actual, implied or constructive knowledge on the part of the Investor or its agents, representatives, officers, employees or advisors, including on account of any due diligence conducted by the Investor or its advisors.
7.4    Each of the Company Warranties, Sanmina Warranties and Investor Warranties (respectively) shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.
7.5    The Sanmina Parties (jointly and severally) hereby warrant to the Investor that except as disclosed in the Disclosure Letter (other than with respect to Fundamental Warranties), each of the warranties contained in PART B of Schedule 4 (Sanmina Warranties) are true, accurate and not misleading as on the Execution Date and will be true, accurate and not misleading on the Closing Date, as if repeated on the Closing Date by reference to the facts and circumstances subsisting at that time.
7.6    The Investor hereby warrants to the Sanmina Parties that each of the warranties contained in Part A of Schedule 4 (Investor Warranties) are true, accurate and not misleading as on the Execution Date and will be true, accurate and not misleading in all material respects on the Closing Date, as if repeated on the Closing Date by reference to the facts and circumstances subsisting at that time.
7.7    Updated Disclosures
7.7.1    The Company and each of the Sanmina Parties shall have the right, prior to the Closing Date, to supplement or amend the Disclosure Letter with respect to events or conditions arising after the Execution Date but prior to the Closing Date (“Updated Disclosures”).
7.7.2    In the event the Company and/or any of the Sanmina Parties elects to exercise its right under Clause 7.7.1, as applicable, to issue Updated Disclosures, it shall deliver a draft of such Updated Disclosures (which for avoidance of doubt shall be fair and specific disclosures against, in the case of the Company, identified Business Warranties and Tax Warranties and, in the case of any of the Sanmina Parties, any of the Sanmina Warranties that are not Fundamental Warranties) to the Investor at least ten (10) Business Days prior to the Closing Date (“Draft Updates Date”), disclosing only such facts which have occurred or arising after the Execution Date through to the date of the Draft Updates Date (“Draft Updates”). The Investor shall have the right to review the Draft Updates and confirm its acceptance, objections or rejection thereto. If pursuant to its review, the Investor does not agree on any Updated Disclosure, the Investor shall within five (5) Business Days of receipt of the Draft Updates, communicate to the Company and any of the Sanmina Parties issuing Updated Disclosures, in writing its objections to such Updated Disclosures (“Investor’s Objections”).

7.7.3    On receipt of the Investor’s Objections, the senior representatives of the Sanmina Parties and the Investor will use their best endeavours, in good faith, to mutually resolve the Investor’s Objections within five (5) Business Days of receipt of the Investor’s Objections, including if required by providing a specific indemnity in relation to such Updated Disclosure. On successful conclusion between the senior representatives of the Sanmina Parties and the Investor, the Draft Updates as mutually agreed as aforesaid shall be issued by the Company and/or any of the Sanmina Parties, as the case may be, as constituting a part of the Updated Disclosures on the Closing Date.
7.7.4    The Company and the Sanmina Parties shall have the ability to update the Draft Updates prior to the Closing Date (subject to such updates being agreeable to the Investor in accordance with the process outlined above) or, in the event the Investor does not agree to such update, for anti-fraud purposes only (“Unilateral Disclosures”). It is hereby clarified that such Unilateral Disclosures shall not qualify or limit any Company Warranty or Sanmina Warranty in any manner whatsoever.
8.    INDEMNIFICATION
8.1    With effect from the Closing Date, the Indemnifying Party hereby irrevocably and unconditionally, agrees to indemnify, defend and hold harmless, the Indemnified Parties from and against any and all Losses suffered or incurred by any one or more of the Indemnified Parties arising out of any one or more of the following events (each an “Indemnification Event”):
8.1.1    any breach of any of the Fundamental Warranties under this Agreement;
8.1.2    any breach of any of the Business Warranties under this Agreement;
8.1.3    any breach of any of the Tax Warranties under this Agreement;
8.1.4    any fraud or willful misconduct on the part of the Sanmina Parties and/or the Company Group;
8.1.5    any breach of Clauses 4, 5 and 6 by the Company or the Sanmina Parties;
8.1.6    any Specific Indemnity Item;
8.1.7    any Updated Disclosures to which the Investor does not consent pursuant to Clause 7.7.3 or Clause 7.7.4 above; and/or
8.1.8    any Losses payable in accordance with the provisions of Clause 6.5.9 or 6.5.10;
8.2    The Parties hereby agree that any Loss suffered or incurred by the Company Group arising out of any Indemnification Event shall be deemed to be a Loss suffered or incurred directly by the Investor, to the extent of its direct/indirect shareholding in the Company Group. In case of a Loss suffered or incurred by the Company, the Indemnified Party shall have the option to require the Indemnifying Party to indemnify (i) the Indemnified Party up to the amount equal to (x) the Investor’s percentage interest in the Company Shares multiplied by (y) the Losses incurred or suffered by the Company (subject to the limitations of liability provided under this Agreement), or (ii) the Company to the extent of 100% of the Losses incurred or suffered by the Company (subject to the limitations of liability provided by this Agreement).
8.3    The Indemnifying Party agrees that, in the event that any of the Indemnified Parties makes any claim against Indemnifying Party, it shall not pursue any claim or seek damages, indemnities, reimbursements or contribution of any kind from the Company and/or any of its current or former Directors, officers, employees in respect of such claim.
8.4    The rights of the Indemnified Parties pursuant to this Clause 8 (Indemnification) shall be in addition to and not exclusive of its right to seek specific performance or other injunctive relief; provided, however, that the rights under this Clause 8 (Indemnification) shall be the sole monetary remedy of the Indemnified Parties for any claim under this Agreement. In no event may a Party to a Transaction Document seek to recover any Losses against another Party to such Transaction Document to the extent the same Loss or Losses arising out of, or otherwise based on, the same set of facts have already been recovered by such Party under any other Transaction Document or are otherwise the subject of an existing claim or proceeding under such other Transaction Document.
8.5    The Indemnifying Party shall make all indemnification payments under this Clause 8 (Indemnification) without any withholdings and/or deductions solely to the extent when the indemnification payments arise out of an Indemnification Event in relation to the Secondary Transaction. In respect of any other indemnification payments under this Clause 8, if any withholding or deduction is required to be made under Applicable Law, the Indemnifying Party shall gross up such payment with the applicable withholding / deduction to ensure that the net amount received by such Indemnified Parties will equal the full amount that would have been received by it, had no such deduction or withholding been required to be made.
8.6    Notwithstanding anything set out elsewhere in this Agreement, the Indemnifying Party agrees to make payments to the Indemnified Parties such that, at no time, shall the Indemnified Parties be required to go out of pocket in connection with any Indemnification Claim in accordance with this Agreement (including, if required, by the Indemnifying Party issuing any Guarantees that may be required to be issued by the Indemnified Parties in connection with an Indemnification Event and / or making any deposits required to be made by the Indemnified Parties before a court or Governmental Authority in relation to a claim). The Parties hereto agree that, from and after the Closing, the sole and exclusive remedies of the Investor hereto for any Losses, based upon, arising out of or otherwise in respect of matters set forth herein or in connection with this Agreement (including warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract, tort, equity or Law, are the indemnification, reimbursement and other obligations of the Parties hereto are those remedies set forth in this Clause 8 (Indemnification). In furtherance of the foregoing, except with respect to the indemnification provisions set forth in this Clause 8 (Indemnification) and subject to Clause 8.4, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any warranty, covenant, agreement or obligation set forth herein or otherwise related to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law. The provisions of this Clause 8.6 shall not, however, prevent or limit a cause of action under Clause 13.1 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof or to seek, specific performance or any injunctive relief.
8.7    Notwithstanding anything to the contrary herein, subject to the limitations set forth in this Clause 8 (Indemnification), no Indemnified Party will have any right of indemnification, contribution or right of advancement from any Indemnifying Party with respect to any portion of any Losses that are (A) related to any disclosure set forth in the Disclosure Letter, other than with respect to Indemnification Events set out in Clauses 8.1.6 and/or 8.1.7 or (B) any waiver by Indemnified Party of any term or provision in this Agreement, including any condition to the Closing.
8.8    Claim Process:
8.8.1    If all or any of the Indemnified Parties suffer or incur, any Loss arising out of, any Indemnification Event (“Indemnification Claim”), the Indemnified Parties shall, within ten (10) Business Days of the Indemnified Parties becoming aware of the occurrence of such Indemnification Event, notify the Indemnifying Party of such Indemnification Claim, setting out the claim details and the amount (to the extent quantifiable) due to the Indemnified Parties under this Clause 8 (Indemnification) (“Claim Amount”), (“Claim Notice”). It is clarified that any delay in issuing a Claim Notice shall not relieve the Indemnifying Party from its obligation to indemnify, defend and hold harmless the Indemnified Parties with respect to any Indemnification Claim.
8.8.2    No later than ten (10) Business Days of receipt of a Claim Notice from the Indemnified Parties, the Indemnifying Party shall:

(i)    issue a written notice accepting the terms of the Claim Notice (“Acceptance Notice”); or
(ii)    issue a written notice rejecting any one or more terms of the Claim Notice, including any portion of the Claim Amount, along with detailed reasons for disputing the same (“Rejection Notice”).
8.8.3    If the Indemnifying Party issues:
(i)    an Acceptance Notice, it shall make full payment of the Claim Amount within ten (10) Business Days of receipt of the Acceptance Notice by the Indemnified Parties, provided that, in case of a Third Party Claim, the Indemnifying Party shall fully indemnify and hold harmless the Indemnified Parties for all Losses suffered or incurred by them as a result of, such Third Party Claim within ten (10) Business Days of resolution, compromise or settlement of such Third Party Claim; or
(ii)    a Rejection Notice, then: (a) the Indemnifying Party shall make full payment of any portion of the Claim Amount that has not been disputed by it within ten (10) Business Days of receipt of the Rejection Notice by the Indemnified Parties; and (b) the Parties shall endeavour to resolve the dispute as set out in the Rejection Notice in accordance with the dispute resolution process set out in Clause 12 (Dispute Resolution) below; and (c) the Indemnifying Party shall make any further payment as determined by the arbitral tribunal, within ten (10) Business Days of receipt of the order of the tribunal pursuant to the dispute resolution process set out in Clause 12 (Dispute Resolution) below.
8.9    Third Party Claims: If an Indemnification Claim arises as a result of or in connection with or in relation to a claim by a third party (“Third Party Claim”):
8.9.1    the Indemnified Parties shall, within ten (10) Business Days from the receipt of written notice of such Third Party Claim, notify the Indemnifying Party in writing (“Third Party Claim Notice”) provided, however, that any failure to provide a Third Party Claim Notice shall not affect the Indemnifying Party’s obligation to indemnify, defend and hold harmless the Indemnified Parties under this Clause 8 (Indemnification) unless and to the extent the Indemnifying Party has been materially prejudiced by such failure;
8.9.2    the Indemnifying Party shall, within ten (10) Business Days of receipt of the Third Party Claim Notice (i) issue an Acceptance Notice in accordance Clause 8.8.2(i) above, and notify the Indemnified Parties in writing, that it intends to assume the defence of the Third Party Claim (not being an Excluded Third Party Claim) described in the Third Party Claim Notice; or (ii) issue an Acceptance Notice in accordance Clause 8.8.2(ii) above, and notify the Indemnified Parties in writing, that it does not intend to assume the defence of the Third Party Claim described in the Third Party Claim Notice; or (iii) issue a Rejection Notice in accordance Clause 8.8.2(ii) above, however provided that if the Indemnifying Party issues a Rejection Notice, it shall not be entitled to defend or take control of such Third Party Claim unless the prior written consent of the Indemnified Parties is obtained, provided, further, that the Indemnifying Party shall not be entitled to assume control or defence of a Third Party Claim which (i) is criminal in nature or threatens the initiation of criminal Proceedings; and/or (ii) seeks as a remedy or prayer, an injunction on the business or operations of the Company Group and/or the Investor (each an “Excluded Third Party Claim”);
8.9.3    if the Indemnifying Party notifies the Indemnified Parties pursuant to Clause 8.8.2 above that it intends to assume the defence of such Third Party Claim (not being an Excluded Third Party Claim):

(i)    the Indemnifying Party shall be entitled at its own cost and expense and with counsel of its own choice, to defend, settle or compromise the Third Party Claim at its sole discretion and without the consent of the Indemnified Parties, provided that such settlement, compromise or judgment (A) does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Parties or the Company Group, or otherwise adversely affect the reputation of the Indemnified Parties or the Company Group, (B) requires that the Indemnifying Parties or the Company Group be responsible for payment of all amounts in such settlement, compromise or judgment, (C) does not encumber any of the assets of any Indemnified Party or the Company Group, or set out any restriction or condition that would apply to or adversely affect any Indemnified Party or the Company Group, or the conduct of any Indemnified Parties’ or the Company Group’s business, and (D) provides for a complete and unconditional release of any Indemnified Party or the Company Group affected or potentially affected by such Third-Party Claim;
(ii)    once the Indemnifying Party has duly assumed the defence of a Third Party Claim in accordance with Clause 8.8.3(i) above, the Indemnified Parties shall have the right, but not the obligation, to participate in any such defence and to employ separate counsel of its choosing at its own expense;
(iii)    the Indemnified Parties shall give, upon written request from the Indemnifying Party, all such information available to it/them that is relevant to the Third Party Claim and reasonable assistance including access to premises and personnel, and the right to examine and copy or photograph any Assets, accounts, documents and records, as the Indemnifying Parties may reasonably request, provided any access to information does not constitute a loss of legal privilege of the Indemnified Parties or an act of breach of the confidentiality obligations of the Indemnified Parties; and
(iv)    the Indemnifying Parties shall keep the Indemnified Parties informed about progress of and all material developments in relation to the Third Party Claim; and
8.9.4    if the Indemnifying Party (v) notifies the Indemnified Parties in accordance with Clause 8.8.2 above of its intent not to defend / take control of the Third Party Claim; (w) or fails to respond to a Third Party Claim Notice within ten (10) Business Days from the receipt of the Third Party Claim Notice; or (x) issues a Rejection Notice; or (y) fails to conduct the defence of the Third Party Claim in accordance with Clause 8.8.3 above; or (z) the Third Party Claim is an Excluded Third Party Claim then:
(i)    the Indemnified Parties shall be entitled at the cost and expense of the Indemnifying Party, to defend the Third Party Claim;
(ii)    the Indemnifying Parties shall give (at its own cost and expense), upon written request from the Indemnified Parties, all such information available to it/them that is relevant to the Third Party Claim and reasonable assistance including access to premises and personnel, and the right to examine and copy or photograph any Assets, accounts, documents and records, as the Indemnified Parties may reasonably request, provided such access to information does not constitute a loss of legal privilege of the Indemnifying Parties or an act of breach of the confidentiality obligations of the Indemnifying Parties;
(iii)    the Indemnified Parties shall keep the Indemnifying Parties informed about progress of and all material developments in relation to Third Party Claim; and

(iv)    the Indemnified Parties shall not (i) acknowledge or admit to any guilt, liability, fault, misconduct, negligence or breach of any Applicable Law or contract by the Indemnifying Party; and/or (ii) take any action that may adversely impact the reputation of the Indemnifying Party; and/or (iii) enter into any settlement or compromise of such Third Party Claim.
8.10    Limitations on Liability: The Indemnifying Parties’ obligations to indemnify, defend and hold harmless the Indemnified Parties pursuant to any Indemnification Claim or any other claim for Losses shall be subject to the following terms and conditions:
8.10.1    the aggregate liability of the Indemnifying Party with respect to the Indemnification Event under Clause 8.1.1, Clause 8.1.5 and Clause 8.1.7 shall not exceed an amount equal to [***]% ([***] per cent) of the Aggregate Consideration.
8.10.2    the aggregate liability of the Indemnifying Party with respect to the Indemnification Event under Clause 8.1.2 shall not exceed an amount equal to [***]% ([***]per cent) of the Aggregate Consideration.
8.10.3    the aggregate liability of the Indemnifying Party with respect to the Indemnification Event under Clause 8.1.3 shall not exceed an amount equal to [***]% ([***] per cent) of the Aggregate Consideration.
8.10.4    the aggregate liability of the Indemnifying Party with respect to the Indemnification Event under Clause 8.1.6 shall be as set out in Schedule 7 of this Agreement (Specific Indemnities);
8.10.5    the aggregate liability of the Indemnifying Party with respect to the Indemnification Event under Clause 8.1.4 shall not be subject to any cap or monetary limitation;
8.10.6    notwithstanding the foregoing, in no event shall the aggregate liability of the Indemnifying Parties for all indemnification claims under Section 8 of this Agreement, exceed the aggregate of [***]% of the Aggregate Consideration; provided, however, that any Indemnification Event in relation to Clause 8.1.4, Clause 8.1.8 and/or the Specific Indemnity set out in Items 1, 2, 16, 17 and 18 of Schedule 7 of this Agreement (Specific Indemnities) shall neither be included for the purposes of calculating the aggregate cap provided for in this Section nor be subject to any such cap;
8.10.7    Claim Limitation: No amount shall be payable by the Indemnifying Parties with respect to:
(i)    the Indemnification Event under Clause 8.1.2, unless the Indemnified Parties have notified the Indemnifying Parties in writing of such Indemnification Claim, on or prior to the expiry of five hundred and forty (540) calendar days from the Closing Date;
(ii)    the Indemnification Event under Clause 8.1.3, unless the Indemnified Parties have notified the Indemnifying Parties in writing of such Indemnification Claim, on or prior to the earlier of (x) ten (10) years from close of the Indian Financial Year in which Closing occurs, or (y) the date on which the applicable statute of limitations expires.
(iii)    the Indemnification Event under Clause 8.1.5, unless the Indemnified Parties have notified the Indemnifying Parties in writing of such Indemnification Claim, on or prior the expiry of five hundred and forty (540) calendar days from the Closing Date.
8.10.8    The time limits specified in Clause 8.10.7 above shall not be applicable to Indemnification Events set out in Clause 8.1.1, Clause 8.1.4, Clause 8.1.6, Clause 8.1.7 and/or any Third Party Claim directly against the Investor, with respect to which the Indemnifying Party’s obligations under this Clause 8 (Indemnification) shall survive for a period of ninety (90) days from the expiry of the applicable limitation period under Applicable Law.
8.10.9    The Indemnified Parties shall not be entitled to make a claim for Losses more than once in respect of any same instance of Loss. Provided further that, the Indemnified Party shall be obligated to take all reasonable actions to mitigate the Losses arising under this Agreement. It being clarified that the Indemnifying Party shall be obligated to indemnify the Indemnified Parties for such portion of the Loss that remains unmitigated.
8.10.10    If the Indemnifying Party pays an amount in discharge of any indemnification obligation under this Clause 8 (Indemnification) and the Indemnified Parties subsequently recovers from a third party a sum that indemnifies or compensates the Indemnified Parties and which pertains to the subject matter of the corresponding Indemnification Claim, the Indemnified Parties shall pay to the Indemnifying Parties the lower of (i) the sum recovered from such third party; and (ii) the sum received from the Indemnifying Party with respect to such Indemnification Claim, in each case less any costs and Taxes incurred by the Indemnified Parties in recovering or repaying such sum.
8.11    Notwithstanding anything mentioned in this Clause 8, the Indemnifying Party shall not be liable in respect of any claim for Losses under this Agreement made by the Indemnified Party (whether under the law of contract, tort, breach of contract claim, indemnification or otherwise) (a “Relevant Claim”), until the aggregate value of a Relevant Claim together with any other existing Relevant Claims (if any) since the Execution Date exceeds the INR equivalent of USD [***] (“Threshold Amount”), in which case the Indemnifying Party shall be liable for all Losses suffered or incurred by the Indemnified Party (including such amounts above the Threshold Amount) arising out of the Relevant Claims. Provided however that, no claim may be brought if the value of a Relevant Claim (which shall include all claims arising out of the same cause of action) is less than the INR equivalent of USD [***] and such Relevant Claim shall not be taken into account for computing the Threshold Amount. Notwithstanding the foregoing, it is hereby clarified that the limitations under this Clause 8.11 shall not apply to any Indemnification Event pursuant to Clause 8.1.1, 8.1.4 and/or Clause 8.1.6.
8.12    To the extent the payment by any Party of any amounts (including indemnification payment pursuant to this Clause 8 (Indemnification)) under the provisions of this Agreement is subject to the receipt of any Approvals from Governmental Authorities, such Party which is obligated to make the payment shall be responsible for obtaining all such Approvals from the relevant Governmental Authorities and shall make all applications and take all steps required to obtain the same, so as to ensure that such payments are made to the other Party(ies) within the time period stipulated in this Agreement for making such payments, provided that, the time required for obtaining such Approvals from the Governmental Authorities shall not be counted towards calculation of the time periods specified for payments under this Agreement. In the event any such Approval is rejected, or is not obtained within a reasonable time, the Parties shall explore such commercially feasible alternatives for the payment of such amounts in a timely manner.
9.    CONFIDENTIALITY
9.1    Subject to the other provisions of this Clause 9 (Confidentiality), each Party shall (i) use Confidential Information only to the extent required for the conduct of the business of the Company (as defined under this Agreement and/or the Shareholders’ Agreement) and not for any other purpose; (ii) hold the Confidential Information in confidence and (iii) not disclose the Confidential Information to any Person, except (A) to its Affiliates and to its and its Affiliates’ directors, officers, employees, auditors, counsel or consultants to the extent required in the conduct of the business of the Company (as defined under this Agreement and/or the Shareholders’ Agreement); (B) in connection with the sale of or other disposal of a Party’s properties, assets or liabilities (but then only if such disclosure is subject to a non-disclosure agreement customary for the type of applicable transaction); (C) to the extent required by

Applicable Law, including applicable rules of any securities exchange; (D) as may be reasonably required in the performance of this Agreement or in connection with the procurement of Debt Financing (as defined in the Shareholders’ Agreement) by the Company and (E) to the extent necessary by any Party to enforce its rights under this Agreement. Each Party shall inform, and shall be responsible for any breach of this Clause 9 (Confidentiality) by, its Affiliates and its and its Affiliates’ directors, officers, employees, auditors, counsel or consultants receiving Confidential Information of the confidentiality obligations set forth in this Agreement.
9.2    Each Party disclosing Confidential Information (each, a “Disclosing Party”) warrants that it may rightfully disclose or make available the Confidential Information it furnishes to any other Party or Affiliate without violating any contractual, fiduciary or other obligation to any Person. No warranty is made as to the accuracy or completeness of any Confidential Information and, except as provided in this Clause 9.2, neither the Disclosing Party nor any of its Affiliates or any of its or its Affiliates’ directors, officers, employees, auditors, counsel or consultants shall have any liability resulting from the use of Confidential Information.
9.3    Notwithstanding Clause 9.1 above, in the event that a Party intends to Transfer any Shares to a third party, and such Transfer does not violate and otherwise complies with the requirements set forth in the Shareholders’ Agreement, such Party may disclose Confidential Information concerning the Company to the relevant third party, as long as (i) such Party informs all other Parties of all information disclosed to such third party; and (ii) such Confidential Information is disclosed only after such third party has entered into a written confidentiality agreement with such Party containing terms no less restrictive to such third party than the provisions of this Clause 9.3 (and which shall contain any additional terms and conditions arising from requirements under Applicable Law as a result of consummation of the Proposed Transaction), and which confidentiality agreement shall expressly provide that the Company and the other Parties are third-party beneficiaries thereunder.
9.4    Subject to Clause 9.6, if any Party or any of their representatives is requested or required by Applicable Law to disclose any Confidential Information of Disclosing Party, the applicable Party shall (i) to the extent permissible by such Applicable Law, provide the Disclosing Party with prompt written notice of such requirement; (ii) disclose only that information that such Person determines (with the advice of counsel) is required by such Applicable Law to be disclosed; and (iii) use commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party, at the Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.
9.5    For purposes of this Agreement, “Confidential Information” means all non-public information, whether written or oral (including information recorded or stored in a digital format on electronic, magnetic or optical media), that is identified in writing by the Party disclosing such information as a confidential disclosure or otherwise disclosed in a manner such that a reasonable person would understand its confidential nature, and which is furnished to a Party or any of their respective Affiliates, by or on behalf of another Party or any of their respective Affiliates, after the date of this Agreement, including (i) all written information generated by a Party, its Affiliates or their respective representatives that contains, reflects or is derived from confidential information furnished to such Person by another Party, its Affiliates or their respective representatives and (ii) this Agreement, any Transaction Document and the terms hereof and thereof, but excluding: (A) information which is or becomes publicly available other than as a result of a disclosure in violation of this Agreement or any Transaction Document, (B) information which was already known to the recipient prior to being furnished pursuant to this Agreement, (C) information which becomes available on a non-confidential basis from a source other than the disclosing party if such source was not subject to any prohibition against transmitting the information to the recipient and (D) information to the extent independently developed by a Party without violation of this Agreement or any Transaction Document.

9.6    Each Party shall consult with each other Party as to the form, substance, and timing of any press release or other public statement relating to this Agreement or any other Transaction Document, and no Party shall release any such press release or make any such public statement without the prior written consent of the other Parties, which consent will not be unreasonably withheld, conditioned or delayed; provided that notwithstanding anything in this Clause 9.6 to the contrary, any Party may, without the consent of the other Parties, make such disclosures as such Party reasonably determines are necessary to comply with any requirement of Applicable Law or the request of any applicable Governmental Authority, in each case, after making good faith efforts under the circumstances to consult in advance with the other Parties provided further, that if such Party believes such disclosure is required pursuant to any such requirement or request, then such Party will to the extent permissible by applicable Law or any applicable Governmental Authority, as promptly as practicable, notify the other Parties of the circumstances surrounding such requirement or request so that any other Party may have an opportunity to make comments to the proposed announcement or disclosure, which comments shall be considered in good faith by the disclosing Party.
9.7    This Clause 9 (Confidentiality) shall no longer have any force and effect upon the earlier of three (3) years from (i) termination of this Agreement or (ii) the Closing Date.
10.    TERM AND TERMINATION
10.1    This Agreement shall be binding on each Party until such time that it is terminated in accordance with this Agreement.
10.2    This Agreement may be terminated on or prior to the Closing Date:
a)    automatically in the event of non-fulfilment of the Conditions Precedent on or prior to the Long Stop Date, pursuant to Clause 3.2.6;
b)    by the Sanmina Parties, at their sole discretion if any of the Investor Warranties have been materially breached, or any other covenant or agreement of the Investor in the Transaction Documents have been materially breached on or prior to the Closing Date and such breach has not been cured after the Company or the Sanmina Parties have served a written notice of thirty (30) days to cure such breach;
c)    by the Investor, at its sole discretion if any of the Company Warranties or Sanmina Warranties have been materially breached, or any other covenant or agreement of the Company or the Sanmina Parties in the Transaction Documents have been materially breached on or prior to the Closing Date and such breach has not been cured after the Investor has served a written notice of thirty (30) days to cure such breach;
d)    by the Investor, if a Material Adverse Effect occurs on or prior to the Closing Date; and by the Sanmina Parties, if a fact, event or circumstance occurs which has the effect of rendering any of the Transaction Documents unenforceable or an adverse impact on the validity of any of the Transaction Documents, or an adverse impact on the ability of the Company, the Sanmina Parties, and/or the Investor to consummate the transactions contemplated under the Transaction Documents to which it is a party or perform their respective obligations under such Transaction Documents;
e)    by any Party at its sole discretion, if an Insolvency Event occurs in relation to any of the other Parties on or prior to the Closing Date;
f)    by any Party at its sole discretion, if any Governmental Authority has enacted or issued any Law or Order, writ, injunction, judgment or decree that has the effect of enjoining, prohibiting or materially altering the transactions contemplated under the Transaction Documents;
g)    by any non-defaulting Party, pursuant to Clause 5.3.3 of this Agreement; and/or
h)    by the mutual consent of the Sanmina Parties and the Investor in writing.

10.3    Except as otherwise specifically provided herein, the termination of this Agreement for any reason whatsoever shall be without prejudice to any rights or obligations accrued to or in respect of the Parties prior to such termination and shall not release any Party from any liability for any breach of this Agreement prior to such termination, nor shall any such termination hereof affect in any way the survival of any right, duty or obligation of any such Party which is expressly stated to survive termination. In this regard, the Parties agree that the provisions of Clauses 1 (Definitions and Interpretation), 7 (Warranties), 9 (Confidentiality), 10 (Term and Termination), 11 (Governing Law), 12 (Dispute Resolution) and 13 (Miscellaneous) shall survive any termination of this Agreement.
11.    GOVERNING LAW
This Agreement and its enforcement shall be governed by, and construed and enforced in accordance with, the Laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of Laws of any jurisdiction other than those of England and Wales.
12.    DISPUTE RESOLUTION
12.1    Subject to Clause 12.2 below, and except as expressly set forth in any other Transaction Document, any and all disputes, claims or controversies arising out of, relating to, or in connection with, this Agreement, including the determination of the scope or applicability of this agreement to arbitrate (“Dispute”), shall be exclusively and finally resolved by arbitration conducted in accordance with the rules of the London Court of International Arbitration (“LCIA Rules”), except as modified by this Agreement. The Parties hereby agree that Clause 9 (Confidentiality) shall apply to any such arbitration.
12.2    Notwithstanding Clause 12.1 above, any Party has the right to seek interim relief necessary to preserve such Party’s rights, including pre-arbitration attachments or injunctions, in any court of competent jurisdiction, including those jurisdictions in Clause 12.9 below.
12.3    Any arbitral tribunal constituted pursuant to this Agreement shall have the power, as if it were a court of competent jurisdiction operating under the Laws of England and Wales, to order any remedy available to such court, including injunctive relief, declaratory relief, and other forms of equitable relief, including relief directing a shareholder to vote its Shares in a particular manner.
12.4    The seat of the arbitration shall be London, England and the arbitration shall be conducted in English.
12.5    The arbitration shall be conducted by three arbitrators. Each of the Parties to the dispute shall nominate one of the three arbitrators, and such nominees shall together nominate the third arbitrator. If any Party to the dispute fails to nominate an arbitrator within thirty (30) days of receiving written notice of the nomination of an arbitrator by the other party, such arbitrator shall be appointed by the London Court of International Arbitration. If the two arbitrators to be appointed by the disputing Parties fail to agree upon a third arbitrator within thirty (30) days of the nomination of the second arbitrator, the third arbitrator shall be appointed by the London Court of International Arbitration.
12.6    The arbitration award shall be final and binding on the Parties and not subject to any appeal on points of Law, fact or otherwise.
12.7    The arbitral tribunal constituted under this Agreement may consolidate the arbitration proceeding with any other arbitration proceeding arising out of or in connection with a Transaction Document (except if such Transaction Document provides that any disputes, claims or controversies thereunder shall be resolved in accordance with procedures different than those set forth in this Clause 12 (Dispute Resolution)), if it determines that (a) there are issues of fact or Law common to the proceedings such that a consolidated proceeding would be more efficient than multiple separate proceedings; and (b) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings by different arbitral tribunals regarding the issue of whether multiple proceedings should be consolidated, the ruling of the arbitral tribunal first constituted shall control.
12.8    The Parties expressly exclude the applicability of Part I of the (Indian) Arbitration and Conciliation Act, 1996 (except Section 9 of such act, which Section will apply subject to Clause 12.1 above) to any arbitration conducted pursuant to this Clause 12 (Dispute Resolution).
12.9    Jurisdiction/Service:
12.9.1    The Parties submit to the exclusive jurisdiction in the courts of London for the limited purpose of enforcing the agreement to arbitrate set forth in this Clause 12 (Dispute Resolution). For the avoidance of doubt, no Party shall approach any court in any jurisdiction to challenge whether the Parties may arbitrate any dispute, claim or controversy arising out of, relating to, or in connection with, this Agreement.
12.9.2    Each Party seeking (i) interim relief pursuant to Clause 12.2 or (ii) to enter or enforce any award, judgment or order of an arbitral tribunal, may do so in (A) the Supreme Court of the State of New York, in and for New York County, and the United States District Court for the Southern District of New York, and appellate courts from any of the preceding courts, (B) the competent courts of England and Wales, or (C) the competent courts of the Republic of India located in New Delhi or Mumbai. Notwithstanding the foregoing, judgment on any award may be entered by any court having jurisdiction thereof over a Party or its assets.
12.9.3    Each Party waives any objection to the exercise of jurisdiction by any of the courts referred to in Clause 12.9.1 and Clause 12.9.2 and to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.
12.9.4    Each Party agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address referred to in Clause 13.2 (Notices) or at such other address as the Parties shall have been notified pursuant to Clause 13.2 (Notices), and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by Law.
12.9.5    Each party, to the extent permitted by law, (i) waives any and all rights such party may have to a jury trial with respect to any action for the entry and enforcement of any arbitral award granted pursuant to this agreement, and (ii) agrees not to oppose, challenge, or appeal, and to waive any and all rights such party may have with respect to opposing, challenging, or appealing, any arbitral award granted pursuant to this agreement or the entry and enforcement of such award in any court.
13.    MISCELLANEOUS
13.1    Specific performance: The Parties shall be entitled to seek specific performance of the other Parties’ obligations under this Agreement. The Parties agree that the other Parties will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any breach of this Agreement by the other Parties and the remedies at Law in respect of such breach will be inadequate (each of the Parties hereby waives the claim or defence that an adequate remedy at Law is available) and that the other Parties shall be entitled to seek specific performance against the Parties, on a joint and several basis, for performance of their obligations under this Agreement.
13.2    Notices: All notices, demands or other communication given or made under this Agreement shall be in English language, in writing and delivered personally, sent by internationally recognized express courier, or by way of electronic communication, in each case to the addressee specified below or to such other address as a Party may from time to time duly notify to the others in writing:

If to Investor:
Attention	:	[***]
Address	:	[***]
Email	:	[***]
With a copy (which shall not constitute notice) to:
Address	:	[***]
Attention	:	[***]
Email	:	[***]
With a copy (which shall not constitute notice) to:
Address	:	[***]
Attention	:	[***]
Email	:	[***]

If to the Company:
Address	:	[***]
Attention	:	[***]
Email	:	[***]
With a copy (which shall not constitute notice) to:
Address	:	[***]
Attention	:	[***]
Email	:	[***]
If to the Sanmina Parties:
Address	:	[***]
Attention	:	[***]
Email	:	[***]

With a copy (which shall not constitute notice) to:
Address	:	[***]
Attention	:	[***]
Email	:	[***]
Any such notice, demand or communication shall be deemed to have been duly served, given or delivered if (i) given personally, on delivery thereof to the address of the recipient with acknowledgement of receipt; (ii) if given by internationally recognized express courier, on the third Business Day following the Business Day of sending; and (iii) if sent by email, upon confirmation of receipt of transmission. Copies of all notices provided by (A) the Company Group to any of the Sanmina Parties or the Investor (each a “Shareholder”), and (B) any Shareholder to the Company Group, shall be provided concurrently to each other Shareholder (but for the avoidance of doubt such copy shall not constitute notice itself).

13.3    Entire Agreement: The Transaction Documents shall supersede all prior discussions and agreements (whether oral or written, including all correspondence) if any, between the Parties and/or the Affiliates with respect to the subject matter of this Agreement, and the Transaction Documents (together with any amendments or modifications thereof) along with the annexures, appendices and schedules thereto contain the sole and entire agreement between the Parties and/or the Affiliates hereto with respect to the subject matter hereof.
13.4    Invalidity: Any provision of this Agreement, which is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof. In the event of any such invalidity or unenforceability, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
13.5    Costs and expenses: Except as otherwise provided in this Agreement, the Sanmina Parties and the Investor shall [***]. Notwithstanding the foregoing, the Sanmina Parties and the Investor shall each bear their own legal, diligence and other advisory fees in connection with the negotiation of the Transaction Documents. The Company Group shall commit to incur the Transaction Expenses (including taking steps which impact the quantum of the Transaction Expenses like the value at which the STIPL Undertaking is to be transferred as contemplated pursuant to this Agreement) only upon the written consent of the Investor, which consent shall not be unreasonably withheld, conditioned or delayed.
13.6    Waiver: No waiver of any provision of this Agreement or consent to any departure from it by any Party shall be effective unless it is in writing. A waiver or consent shall be effective only for the purpose for which it is given. No default or delay on the part of any Party in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct.
13.7    Amendment: No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by each of the Parties.
13.8    Further Acts and Cooperation: Each of the Parties undertakes to execute, do and take all such steps as may be in their respective powers to execute, do and take or procure to be executed, taken or done and to execute all such further documents, agreements and deeds and do all further acts, deeds, matters and things as may be required to give effect to the provisions of this Agreement. Each of the Parties shall cooperate with the others and execute and deliver to the others such instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, give effect to and confirm their rights and intended purpose of this Agreement and to cause the fulfilment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
13.9    Counterparts: This Agreement shall be executed in several counterparts (including by means of electronic transmission such as email in “pdf” form) each of which shall constitute the original but all of which when taken together shall constitute one and the same agreement.
13.10    Benefits of Agreement: This Agreement and the respective rights and obligations of the Parties under this Agreement shall enure to the benefit of and be binding on their respective successors and permitted assigns, as the case may be.
13.11    Contracts (Rights of Third Parties) Act 1999: Except as provided in Clause 13.12, a person who is not a party has no right to enforce any term of this agreement under the UK Contracts (Rights of Third Parties) Act 1999.

13.12    Subject to Clause 13.13, Indemnified Parties may enforce the terms of Clause 8 (Indemnification) and Non-Liable Persons may enforce the terms of Clause 13.14 (Non-Liable Persons) notwithstanding in each case that they are not a party to this agreement.
13.13    Notwithstanding Clause 13.12, this Agreement may be varied in accordance with Clause 13.7 (Amendment), and may be rescinded by written agreement between the Parties, without the consent of, and without reference to, any person entitled to enforce any term of this agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
13.14    Non-Liable Persons: Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement shall be had against any current or future Affiliate of the Investor or the Sanmina Parties, any current or future direct or indirect shareholder, member, general or limited partner, Controlling Person or other beneficial owner of the Investor or the Sanmina Parties or any such Affiliate, any of their respective members, partners, Controlling Persons, Directors, officers, employees, consultants, accountants, legal counsel, advisors, agents and other representatives, or any of the successors and assigns of each of the foregoing (collectively, “Non-Liable Persons”), whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person for any obligation of the Investor or the Sanmina Parties under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.
13.15    Assignment: Save as expressly permitted under this Agreement, no Party shall be permitted to assign any of their respective rights, benefits and obligations hereunder without the prior written consent of the other Parties to this Agreement. Provided that the Investor shall have the right to assign its rights and obligations under this Agreement to an Affiliate, without the prior written consent of the other Parties.
13.16    Relationship: Each Party is and shall remain an independent party. None of the Parties nor any of their respective Affiliates shall be considered an agent of the other, nor shall it have authority to enter into any contract or any obligation for or make any warranty on behalf of the other Parties. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties or constitute any Party the agent of the other Party for any purpose or entitle any Party to commit or bind any other Party (or any of its Affiliates) in any manner or grant a right to any Party to use the name, trademark or logo of any other Party or Affiliate thereof.

IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

Schedule 1 - Page 52

SIGNED AND DELIVERED for and on behalf of RELIANCE STRATEGIC BUSINESS VENTURES LIMITED duly represented through its authorized representative

By /s/ Anshuman Thakur

Name: Anshuman Thakur
Title: Authorized Signatory

Schedule 1 - Page 53

SIGNED AND DELIVERED for and on behalf of SANMINA CORPORATION duly represented through its authorized representative

By /s/ Jure Sola

Name: Jure Sola
Title: Chief Executive Officer

Schedule 1 - Page 54

SIGNED AND DELIVERED for and on behalf of SANMINA-SCI SYSTEMS SINGAPORE PTE LTD duly represented through its authorized representative

By /s/ Christopher K. Sadeghian

Name: Christopher K. Sadeghian
Title: Director

SIGNED AND DELIVERED for and on behalf of AET HOLDINGS LIMITED duly represented through its authorized representative

By /s/ Christopher K. Sadeghian

Name: Christopher K. Sadeghian
Title: Director

Schedule 1 - Page 29

SIGNED AND DELIVERED for and on behalf of SANMINA SCI INDIA PRIVATE LIMITED duly represented through its authorized representative

By /s/ Christopher K. Sadeghian

Name: Christopher K. Sadeghian
Title: Director

Schedule 1 - Page 30

SCHEDULE 1: SHAREHOLDING PATTERN
Part A: SHAREHOLDING PATTERN AS ON THE EXECUTION DATE

Schedule 1 - Page 1

Part B: SHAREHOLDING PATTERN AS ON THE CLOSING DATE

Schedule 1 - Page 2

SCHEDULE 2: CONDITIONS PRECEDENT
Part A: COMPANY CONDITIONS PRECEDENT
1.    No Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced, entered, or issued any Law or Order, writ, injunction, judgment or decree, whether temporary, preliminary, or permanent, that is in effect and which enjoins, prohibits or materially alters the transactions contemplated under the Transaction Documents.
2.    No Material Adverse Effect shall have occurred in relation to the Company and the Sanmina Parties.
3.    Each of the Fundamental Warranties shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the warranties of the Company and the Sanmina Parties made only as of a specified date, which shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date).
4.    Each of the Company Warranties (other than the Fundamental Warranties) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such warranties were made on and as of such date (other than the warranties of the Company made only as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date).
5.    The Sanmina Parties and the Company shall have performed all covenants and complied with all obligations required to be performed and complied with by them in all material respects prior to the Closing Date under this Agreement including a certificate from the Sanmina Parties confirming that neither the Sanmina Parties nor the Company have taken any action that would otherwise contravene the provisions of sub-Clauses (i), (ii), (iii), (iv), (vii), (xvi) and (xx) of Clause 4.1.7 but for the provisions of Clause 4.2 prior to and until such time as Sanmina Corp has obtained a consent, waiver or amendment to the Credit Agreement as set forth in Clause 4.2.
6.    The Approvals set forth in Clauses 4.4.2 to 4.4.4 and all corporate authorisations required by the Sanmina Parties, the Company and STIPL for the execution, delivery and performance of all transactions contemplated under the Transaction Documents shall have been received and all applicable waiting periods shall have expired or been terminated.
7.    The Restated Charter Documents of the Company and STIPL shall be in Agreed Form.
8.    The Resigning Directors of the Company and STIPL shall have issued resignation letters (in the form set out in Schedule 8 (Form of Resignation Letter)) addressed to the Company and STIPL, respectively, which shall be effective from the Closing Date.
9.    The FEMA Report dated no earlier than three (3) months prior to the Closing Date delivered to the Investor with such FEMA Report indicating the Pre-Money Enterprise Valuation to be in compliance with all Applicable Laws.
10.    A valuation certificate prepared by a Registered Valuer (as defined under the Companies Act) reasonably acceptable to the Investor, dated no earlier than three (3) months prior to the Closing Date and with reference to the date no later than thirty (30) days prior to the date of the shareholders’ resolution under Clause 5.2.2 of this Agreement, shall be delivered to the Investor (in a form reasonably acceptable to the Investor), certifying the price of the Shares of the Company as per the requirements under the Companies Act.
Schedule 2 - Page 1

11.    A valuation report prepared by a category -– I merchant banker reasonably acceptable to the Investor, setting out the fair value of the Shares of the Company pursuant to and Section 56(2)(vii)(b) of the IT Act, shall be delivered to the Investor (in a form reasonably acceptable to the Investor).
12.    The Draft Secondary Report delivered to the Investor with such Draft Secondary Report indicating the Pre-Money Enterprise Valuation to be in compliance with Applicable Laws.
13.    The Sanmina Parties and/or their Affiliates which hold Approvals relevant for the operation of the Business, shall have assigned or otherwise transferred all such Approvals to the Company, including if required by way of obtaining prior written consent of the relevant Governmental Authority.
14.    The agreement in relation to the STIPL Business Transfer shall have been executed, the consummation of which shall be immediately prior to the Closing.
15.    A computation of capital gains to be earned by Sanmina Singapore and Sanmina AET on sale of the Investor Purchase Shares and applicable Taxes, if any, under the IT Act certified by a Big Four Accounting Firm shall be delivered to the Investor, on reliance basis and in Agreed Form.
16.    An opinion issued by a Big Four Accounting Firm regarding the availability of treaty benefit under the India-Singapore Tax Treaty and the India-Mauritius Tax Treaty and the withholding tax liability in the hands of the Investor, in relation to the Secondary Transaction shall be delivered to the Investor, on reliance basis and in Agreed Form.
17.    A certificate issued by the Tax Authority under Section 281 of the IT Act confirming its ‘no objection’ to the Secondary Transaction shall be delivered to the Investor, or alternatively, a certificate issued by a Big Four Accounting Firm certifying the Tax status of Sanmina Singapore and Sanmina AET, in India shall be delivered to the Investor on a reliance basis and in Agreed Form.
18.    The Shares of the Company shall be dematerialised.
19.    The Initial Business Plan shall not have been terminated or otherwise amended by the Board.

Schedule 2 - Page 2

Part B: INVESTOR CONDITIONS PRECEDENT
1.    No Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced, entered, or issued any Law or Order, writ, injunction, judgment or decree, whether temporary, preliminary, or permanent, that is in effect and which restrains, enjoins, prohibits or materially alters the transactions contemplated under the Transaction Documents.
2.    No Material Adverse Effect shall have occurred in relation to the Investor.
3.    The Investor Warranties being true, accurate and not misleading as on the Execution Date and on the Closing Date and the Investor shall have performed all covenants and complied with all obligations required to be performed and complied with by them prior to the Closing Date under this Agreement.
4.    Certified true copies of all necessary corporate authorizations of the Investor approving the subscription to the Investor Subscription Shares.
5.    Receipt of CCI Approval, in accordance with Clause 4.4.4(ii) of this Agreement.
6.    The Approvals set forth in Clause 4.4.4(iii) of this Agreement shall have been obtained, all waiting periods under the HSR Act (and any extensions thereof) relating to the sale of the Company Shares shall have expired or been terminated early, and, to the extent applicable, any agreement between the Parties, on the one hand, and the FTC or DOJ or any other applicable Governmental Authority, on the other hand, not to consummate the transactions contemplated under the Transaction Documents shall have expired or otherwise been terminated.
7.    STIPL shall have obtained all required Approvals of Governmental Authorities to complete the transactions contemplated in the STIPL Business Transfer Agreement.

Schedule 2 - Page 3

SCHEDULE 3: COMPANY WARRANTIES
Except as set forth on the Disclosure Letter (it being understood that any matter disclosed with respect to one section or subsection of Schedule 3 shall be deemed to be disclosed with respect to each other section or subsection of this Schedule 3 to the extent that such disclosure is reasonably apparent (to a reader with no knowledge of such matters) on the face of such disclosure that such disclosure is applicable to such other section or subsection of this Schedule 3), the Company hereby makes the warranties as set forth below in favour of the Investor, as on the Execution Date and the Closing Date:
1.    Authority and Capacity
1.1    The Company and STIPL have the full corporate power, authority and capacity to enter into, execute, deliver and comply with their respective obligations under each Transaction Document to which they are a party, and all necessary corporate and shareholder actions have been taken by the Company and STIPL to authorize the execution, delivery and performance by them of their obligations under each such Transaction Document.
1.2    The Company and STIPL have duly executed and delivered each Transaction Document to which they are a party and each such Transaction Document constitutes the valid and legally binding obligation of the Company or STIPL (as applicable) enforceable in accordance with its terms against it.
1.3    The execution, delivery and performance by the Company and STIPL of each Transaction Document to which it is a party does not and will not (i) (with or without notice, lapse of time or both) constitute a breach or violation of, a default under, or give rise to a right of termination, acceleration, modification, cancellation or payment under, their respective Charter Documents or any material agreement or arrangement to which they are a party or by which their Assets are bound; (ii) result in a violation of any Applicable Law; or (iii) require any Approval to any third party (including any Governmental Authority), other than as expressly set out in the Transaction Documents.
1.4    There are no Proceedings pending threatened at Law, in equity or otherwise, against the Company Group or any of its properties or Assets, that would adversely affect, or that seeks to prevent or delay, the consummation of the transactions contemplated in the Transaction Documents.
1.5    The Company and STIPL have been duly incorporated and validly existing under the Laws of India and has the corporate power and authority to own and operate their Assets and properties to carry on the Business as currently conducted.
2.    Corporate Matters
2.1    Particulars of the Company:
2.1.1    The particulars of the Company and STIPL set out in Appendix A to this Schedule 3 are true, complete and correct in all respects.
2.1.2    The Company has no subsidiaries and does not own any direct or indirect equity, voting or ownership interest in any company, partnership or other legal entity, other than STIPL. STIPL has no subsidiaries and does not own any direct or indirect equity, voting or ownership interest in any company, partnership or other legal entity.
2.1.3    All Shares other Securities, issued by the Company and STIPL are and have at all times been fully paid-up, non-assessable, duly stamped and validly issued and all requisite filings have been made with the concerned Governmental Authorities in this regard. There are no options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable Securities, or other commitments contingent or otherwise, no outstanding or authorized stock appreciations, phantom stock, profit participation or similar rights relating to the Share
Schedule 3 - Page 1

Capital of the Company or STIPL, or other equity or voting interest in, the Company or STIPL pursuant to which they are or may become obligated to issue Securities.
2.2    Capital Structure and Shareholding:
2.2.1    As on the Execution Date, the holding of each shareholder in the Share Capital of the Company and STIPL is as stated in Part A of Schedule 1 (Shareholding Pattern) to this Agreement. Immediately after the Closing, the holding of each shareholder in the Share Capital of the Company and STIPL will be as stated in Part B of Schedule 1 (Shareholding Pattern) to this Agreement.
2.2.2    The authorized share capital of the Company as on the Execution Date is INR 1,582,000,000/- (Indian Rupees One Hundred and Fifty Eight Crores and Twenty Lacs only) divided into 158,200,000 equity shares having face value of INR 10 (Indian Rupees Ten only). The total issued and paid up share capital of the Company as of the Execution Date is INR 1,160,444,830 (Indian Rupees One Hundred and Sixteen Crores Forty Four Lacs Four Thousand Eight Hundred and Thirty only) divided into 116,044,483 equity shares. The authorized share capital of STIPL as on the Execution Date is INR 1,018,167,430/- (Indian Rupees One Hundred and One Crores Eighty One Lacs Sixty Seven Thousand Four Hundred and Thirty only) divided into 101,816,743 equity shares having face value of INR 10 (Indian Rupees Ten only). The total issued and paid up share capital of STIPL as of the Execution Date is INR 857,387,190 (Indian Rupees Eighty Five Crores Seventy Three Lacs Eighty Seven Thousand One Hundred and Ninety only) divided into 85,738,719) equity shares.
2.2.3    Save and except as expressly specified in the Transaction Documents, there are no Encumbrances on, or agreements or understanding (whether or not such agreements or understanding is absolute, revocable, contingent, conditional, oral, written, binding or otherwise) for the subscription or purchase of any Securities in the Share Capital of the Company or STIPL, including voting agreements.
2.2.4    There are no pending securities application monies with the Company or STIPL pursuant to which any Securities are required to be issued by the Company or STIPL.
2.2.5    There are no contracts to repurchase, redeem or otherwise subscribe to any Securities, or other equity or voting interest in the Company or STIPL.
2.2.6    The Company and STIPL have not issued any non-voting Shares or other Securities or instruments nor are there any financial or other arrangements that have the indirect effect of providing economic benefits to any Person other than to whom such Shares or other Securities have been issued by the Company or STIPL, as the case may be.
2.2.7    Neither the Company nor STIPL have established any employee stock option plan or scheme, or any other plan which entitles, whether immediately or subject to conditions, employees or any other Person to subscribe (whether for consideration or otherwise) for any Securities of the Company.
2.2.8    Effective as of the Closing, all Shares of the Company and STIPL shall be in dematerialized form.
2.3    Title to Shares
2.3.1    Investor Subscription Shares:
i.    The Investor Subscription Shares issued to the Investor have been duly authorized and will, at the time of such issuance, be validly issued in accordance with the process under Applicable Law in dematerialized form and fully paid-up (with stamp duty as required by Law having been paid on the same).
Schedule 3 - Page 2

ii.    Upon the issue of the Investor Subscription Shares to the Investor, the Investor shall have legal and valid title to and shall be the sole legal and beneficial owner of the Investor Subscription Shares, free from any Encumbrance.
iii.    Upon issuance and allotment to the Investor, the Investor Subscription Shares will not be subject to any Encumbrances or other rights pursuant to any existing agreement or commitment, whether by the Sanmina Parties or the Company or any of their Affiliates.
iv.    The Company has not, nor has anyone on its behalf, done, committed or omitted to do any act, deed, matter or thing whereby the Investor Subscription Shares can be forfeited, extinguished or rendered void or voidable. The Company has not entered into or arrived at any agreement and/or arrangement, written or oral, with any Person in respect of the Investor Subscription Shares which will render the issuance of the Investor Subscription Shares to the Investor in violation of such agreements.
v.    The Investor Subscription Shares shall not rank inferior to any existing Securities issued by the Company.
2.4    Business:
2.4.1    The Company Group conducts the Business itself and the Company and STIPL is an operating company. The Company and STIPL are (and has always been) entitled to receive 100% (one hundred percent) foreign direct investment under the automatic route and no Approval from any Governmental Authority is required for receipt of foreign investment in the Company or STIPL. All direct and/or indirect foreign investments received by the Company and STIPL, have been received in accordance with Applicable Laws in all material respects and all consents required to be taken and filings required to be made under Applicable Laws in relation to such investments have been complied with.
2.4.2    Neither the Company not STIPL has carried on their businesses as a non-banking financial company (including core investment company) under Applicable Laws (including under any rules, regulations, notifications or circulars of the Reserve Bank of India in this regard).
2.4.3    Neither the Company nor the STIPL has, since incorporation, carried out any business or activity other than the Business (and with respect to STIPL the business of the STIPL Undertaking).
2.5    Directors and Committee Members:
The only Directors of the Company Group are the persons whose names are listed in Appendix A of this Schedule 3 and the Company and STIPL do not have any shadow Directors.
2.6    Partnerships:
2.6.1    The Company Group does not act or carry on the Business in partnership with any other Person nor is it a member (otherwise and through the holding of Share Capital) of any corporate or unincorporated body, undertaking or association or holds and is not liable in respect of any Share Capital or Securities which is not fully paid up or which carries any liability.
2.6.2    Neither the Company nor STIPL have, and have never had, any branch, place of business or permanent establishment outside the Republic of India.
2.7    Memorandum and Articles:
Schedule 3 - Page 3

2.7.1    The copies of the Charter Documents of the Company and STIPL delivered to the Investor are true, complete and up to date, and they set out the rights and restrictions attaching to each class of Securities of the Company and STIPL to which they relate. The Company and STIPL have complied with its Charter Documents and all their provisions in all material respects and, in particular, has not entered into any ultra vires transactions.
2.7.2    No arrangement or contract, explicitly or by inference or implication, modifies the provisions set forth in the Charter Documents of the Company or STIPL, whether or not such arrangement is enforceable vis-à-vis third parties. All legal and procedural requirements and other formalities concerning the Charter Documents of the Company and STIPL have been duly complied with in all material respects.
2.8    Corporate Registers and Minute Books:
2.8.1    The registers, statutory books, books of account and other records of the Company and STIPL are maintained in accordance with Applicable Law in all material respects.
2.8.2    All registers, books and records referred to in Paragraph 2.8.1 and all other documents (including documents of title and copies of all subsisting agreements to which the Company or STIPL is a party) which are the property of the Company or STIPL or ought to be in their possession are in the possession (or under the control, as required under Applicable Law) of the Company or STIPL (as applicable) and no notice or allegation that any of such books and records is incorrect or should be rectified has been received by the Company, STIPL, Sanmina Singapore and/or their respective Affiliates.
2.8.3    All accounts, documents and returns required by Applicable Law to be delivered or made by the Company and STIPL have been duly delivered or made on a timely basis.
2.9    Filings:
The Company and STIPL have complied with all obligations as to filing of returns, particulars, resolutions and other documents with its jurisdictional Registrar of Companies, as required under Applicable Law in all material respects.
3.    Legal Matters
3.1    Compliance with Laws:
3.1.1    The Company and STIPL have complied with and is in compliance with all Applicable Laws in all material respects.
3.1.2    To the Company’s Knowledge and the Sanmina Parties’ Knowledge, there is currently no, Proceeding of, by or before any Governmental Authority with respect to any alleged non-compliance by the Company or STIPL with any Applicable Law.
3.1.3    No written notice or, to the Company’s Knowledge and the Sanmina Parties’ Knowledge other communication (official or otherwise) has been received from any Governmental Authority alleging any violation and/or failure to comply by the Company or STIPL with any Applicable Laws or requiring the Company or STIPL to take or omit any action to remedy any alleged violation of or non-compliance with any material Applicable Laws.
3.1.4    To the Company’s Knowledge, neither the Company nor STIPL have committed any criminal or unlawful act involving dishonesty, any breach of trust, or any breach of contract or statutory duty or any tortious act.
3.2    Approvals and Consents:
Schedule 3 - Page 4

3.2.1    The Company and STIPL (A) (i) validly hold; or (ii) have valid and subsisting right to use and operate under, all Company Permits; and (B) is in material compliance with the terms of all Company Permits, in each case to the extent such Company Permits are material to the Company’s or STIPL’s ability to carry on the Business as currently conducted and to own, lease and operate its Assets and properties as currently owned, leased and operated.
3.2.2    No Company Permit is subject to onerous conditions that is incapable of being fulfilled. All Company Permits are valid and in full force and effect.
3.2.3    There is no Proceeding pending or threatened that would reasonably be expected to result in the suspension, cancellation, restriction, modification or revocation of any Company Permit. There is no factual or legal basis that will prevent the Company Permits from remaining in full force and effect upon the consummation of the transactions contemplated by the Transaction Documents.
4.    Financial Information
4.1    All financial records required to be maintained by the Company Group have been properly maintained and constitute an accurate record of all matters which ought to appear in them and, where required by Applicable Law, have been duly filed with the relevant Governmental Authority. The Company Group has complied with applicable statutory accounting requirements including the requirements with respect to accounting for Taxes.
4.2    The Audited Accounts and the March 31, 2022 Audited Accounts:
4.2.1    were, and will be, prepared from the books and records of the Company Group;
4.2.2    have been, and will be, prepared in accordance with Ind AS, consistently applied through the periods presented;
4.2.3    have been, and will be, audited by a statutory auditor who has rendered an auditor’s certificate without qualification;
4.2.4    show, and will show, a true and fair view of the consolidated assets and liabilities (including contingent or disputes liabilities), profits or losses, and cash flows of the Company Group as at the date thereof and for the respective periods indicated therein; and
4.2.5    comply, and will comply, with the requirements of Applicable Law and (if applicable) have been duly filed with the relevant Governmental Authority in accordance with Applicable Law.
4.3    The Proforma Income Statement attached hereto as Schedule 15 was prepared from the books and records of Sanmina on a stand-alone basis and reflect management’s good faith estimate of the Company Group’s financial results for the periods reflected therein on a proforma basis after giving effect to the Revised Buy-Sell Arrangement as contemplated by Clause 4.4.5 of this Agreement and after excluding certain corporate operating expense allocations identified therein.  The Proforma Income Statement is prepared on basis of GAAP; provided, however, it does not include annual adjustments, it may not conform to ASC606, and does not include stock based compensation expense related to RSUs of Sanmina held by Company employees.
4.4    The Pre-Closing Interim Period Income Statement and Balance Sheet will be prepared in good faith from the books and records of Sanmina. The Pre-Closing Interim Period Income Statement and Balance Sheet will be prepared on basis of GAAP; provided, however, it will not include annual adjustments, it may not conform to ASC606, and will not include stock based compensation expense related to RSUs held by Company employees. The Pre-Closing Interim Period Income Statement and Balance Sheet will not reflect the elimination of the buy sell model or any other proforma adjustments made in the Proforma Income Statement.
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4.5    No written notice or allegation has been received that the Audited Accounts are incorrect or should be rectified.
4.6    Appendix A of the Disclosure Letter sets forth a true and complete copy of the Audited Accounts and the March 31, 2022 Audited Accounts (when delivered, which delivery shall not be deemed to be a Draft Update or a Unilateral Disclosure).
4.7    The debts owing to the Company Group have been realized or will be realized in the Ordinary Course of Business, in terms of their nominal amounts plus any accrued interest, as may be applicable, less any provisions for bad and doubtful debts as included in the Audited Accounts.
4.8    There are no liabilities or obligations of any nature (whether accrued, absolute, contingent, disputed or otherwise and including financial lease commitments and pension liabilities) of the Company Group other than liabilities and obligations that (i) are disclosed in, reflected on or reserved against in the Audited Accounts or the notes thereto (other than those discharged or paid in full prior to the date of this Agreement); or (ii) were incurred since the Accounts Date in the Ordinary Course of Business of the Company Group consistent with past practice and which are not, individually or in the aggregate, material to the Company and have been disclosed in, reflected in or reserved against in the March 31, 2022 Audited Accounts or the notes thereto.
4.9    The Company Group does not have any off-balance sheet liabilities or obligations of any nature.
4.10    No change has been made to the accounting policies or to any other accounting treatment of the Company Group since the Accounts Date, except as required under Applicable Law.
4.11    The results shown in the Audited Accounts and/or the March 31, 2022 Audited Accounts were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.
4.12    The Company Group has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded as necessary to permit the accurate preparation of Financial Statements in conformity with Ind AS and to maintain proper accountability for items; (iii) access to their property and Assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
4.13    Miscellaneous:
4.13.1    There are no RSUs issued, granted or vested in favour of employees of the Company by the Company and/or the Sanmina Parties or their respective Affiliates, on account of or in relation to which there exists or may arise any liability on the Company to make any payment to the Sanmina Parties or their Affiliates.
4.13.2    The Company has no Restricted Cash as of the date hereof and the Closing Date, other than the tax effect on the consideration paid for the STIPL Business Transfer.
5.    Changes since Accounts Date
5.1    Since the Accounts Date:
5.1.1    the Company and STIPL have carried on its business in the Ordinary Course of Business consistent with customary commercial practices and adhering to the
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industry practices in all material respects and without any interruption or alteration in its nature, scope or manner, so as to maintain the same as a going concern;
5.1.2    the Company and STIPL have not: (i) entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Audited Accounts otherwise than in the Ordinary Course of Business; (ii) made any capital expenditure or commitment thereof, except in the Ordinary Course of Business; (iii) declared or paid any dividends or made any distribution on any Securities comprised in their Share Capital, redeemed, purchased or otherwise acquired any Securities comprised in their Share Capital or created any right or option to acquire Securities; (iv) made any bonus or profit sharing distribution or payment of any kind; (v) waived any rights or claims; (vi) made any change in any method of accounting or auditing practice; (vii) otherwise conducted their business or entered into any transaction, except in the Ordinary Course of Business; (viii) entered into, amended or terminated any Material Contracts; (ix) entered into any transactions with any Related Party; or (x) agreed, whether or not in writing, to do any of the foregoing;
5.1.3    the Business of the Company Group has not been affected by changes or inconsistencies in accounting treatment or by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low;
5.1.4    there have been no changes to the Company Group’s cash management policies and its policies, practices (including accounting practices) and procedures with respect to collection of accounts receivable (including the discounting thereof), establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of deposits;
5.1.5    there has been no material reduction in the value of the net tangible assets of the Company Group from the value stated in the Audited Accounts for the period ended March 31, 2021;
5.1.6    the Company Group has not acquired or disposed of or agreed to acquire or dispose of any business or any Asset, other than in the Ordinary Course of Business;
5.1.7    no Share has been issued or agreed to be issued by the Company;
5.1.8    neither has the Company Group entered into any transaction which has given rise to or shall give rise to a material liability or Taxation (or would have done so or would or might do so but for the availability of any relief, allowance, deduction or credit), other than Taxation arising from transactions entered into in the Ordinary Course of Business;
5.1.9    no debtor has been released by the Company Group on terms that it pays less than the book value of any debt in excess of the INR equivalent of USD [***] individually and INR equivalent of USD [***] in aggregate and no debt has been written off in excess of INR equivalent of USD [***] individually and INR equivalent of USD [***] in aggregate or has proven to be irrecoverable in excess of INR equivalent of USD [***] individually and INR equivalent of USD [***] in aggregate;
5.1.10    the Company Group has paid its creditors in consistent manner throughout the Indian Financial Year ended on the Accounts Date;
5.1.11    the Company Group has not incurred any material liability in an aggregate amount in excess of INR [***] individually in respect of redundancy or severance payments in respect of any employee;
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5.1.12    no provision in the accounts has been released other than in the Ordinary Course of Business;
5.1.13    no insurance claims have been refused or settled below the amount claimed;
5.1.14    there has not been any damage, destruction or Loss, whether or not covered by insurance, materially affecting the businesses of the Company Group;
5.1.15    there has not been any Material Adverse Effect and no facts or circumstances have arisen which would reasonably be expected to have a Material Adverse Effect; and
5.1.16    there has not been any change in employee compensation and benefits provided by the Company Group other than salary revisions and increments in the Ordinary Course of Business and consistent with past practice.
6.    Borrowings
6.1    Except as provided in the Financial Statements of the Company Group, there is no outstanding Indebtedness. The total amount borrowed by the Company Group, under any Indebtedness does not exceed any limitation on its borrowings contained in their Charter Documents, or in any resolution of its Board or shareholders, or in any debenture, or other deed or document binding on the Company Group.
6.2    All Encumbrances required to be created under the financing agreements of the Company Group have been duly created in accordance with the terms of such financing agreements.
6.3    No event or circumstance has occurred which is or, with the giving of notice or lapse of time, would become an event of default under or a breach of any terms of any loan, borrowing, debenture or financial facility of the Company Group has caused, and/or which would entitle any Person to require the payment or repayment of any borrowing before its normal or originally stated maturity, terminate, cancel or render incapable of exercise any entitlement to draw money or other rights of the Company Group thereunder, or enforce any of the security interests, Encumbrances or Guarantees created in connection therewith.
6.4    The Company Group has not given any Guarantee, indemnity, suretyship or security (whether or not legally binding) which is outstanding.
7.    Insolvency
7.1    No Order has been made, resolution passed or meeting convened or outstanding for the winding up or insolvency of the Company Group or for an administration Order in respect of such Person. No receiver, receiver and manager, corporate insolvency resolution professional or liquidator has been or is expected to be appointed with respect to the Business or the whole or any part of the Assets or undertaking of the Company Group and no Proceedings have been filed under which such a Person might be appointed and no notice has been received or is outstanding regarding the appointment of such a Person.
7.2    No distress, restraint, charging order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for or is outstanding, in respect of the whole or any material part of the property, Assets or undertaking of the Sanmina Parties or the Company Group.
7.3    No event has occurred or is outstanding which has caused, or upon intervention or notice by any third party may cause, any floating charge with respect to any property or Assets of the Sanmina Parties or the Company Group to crystallize or become enforceable.
7.4    In relation to any property or Assets held by the Company Group under any hire, hire purchase, conditional or credit sale, leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles or which upon intervention or notice by the third party may entitle, the third party to repossess such property or Assets or to terminate the agreement or any license in respect thereof.
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7.5    The Company and STIPL solvent and able to pay their respective debts as they fall due and there are no pending or threatened Proceedings for rehabilitation of the Company or STIPL, whether voluntary or involuntary.
8.    Material Contracts
8.1    Appendix B of this Schedule 3 sets out a true and complete list of all Material Contracts.
8.2    To the Knowledge of the Company, the Company Group is not in material breach of, nor is there subsisting any actual or alleged breach or invalidity of, nor grounds for early termination, rescission, avoidance or repudiation of, any Material Contract or of any allegation of such a thing.
8.3    The rights under any Material Contract have not been assigned or sub-let to any Person.
8.4    Each Material Contract has been duly and validly executed, complies with all Applicable Laws, and is enforceable as per its terms, except as limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All Tax payable on any such Material Contract that is required to be paid by the Company Group or their Affiliates has been paid.
8.5    To the Knowledge of the Company, no event has occurred which, with or without notice or lapse of time or both, would constitute a violation, breach of, or default under any Material Contract by the Company Group or their Affiliates, or to the knowledge of the Company, of any other parties thereto.
8.6    No Material Contract will become capable of being terminated, and no rights or obligations of the Company Group or their Affiliates under any Material Contracts will be adversely affected, as a result of the transactions contemplated under the Transaction Documents (including pursuant to any provision with respect to a change in the Control, management or shareholders of the Company). There are no Material Contracts which, by virtue of the performance of the terms of the Transaction Documents, will result in:
8.6.1    any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or
8.6.2    the Company Group or their Affiliates being in default under any such Material Contract or losing any benefit, right or license which they currently enjoy thereunder; or
8.6.3    a liability or obligation of the Company Group or their Affiliates being created or increased.
8.7    There are no powers of attorney given by the Company Group except incidental to and for the purposes of carrying on its Business in the Ordinary Course of Business.
8.8    The Company Group has not received any notice or complaint (in writing) from any lessor of any breach of the terms of the leases or tenancy agreements under which any of their properties are held.
8.9    All Material Contracts have been duly and adequately stamped and registered (where required) in accordance with Applicable Laws.
9.    Assets; Real Property
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9.1    The Company Group has good and marketable title to, a valid leasehold interest in, or the valid and enforceable right to use, all Assets and property used by it in connection with the conduct of its Business as presently conducted, free and clear of all Encumbrances.
9.2    The Assets owned, leased or used by the Company Group are, in the aggregate, sufficient and adequate to carry on the Business as presently conducted other than any capital expenditure in the Ordinary Course of Business.
9.3    Insofar as all the immovable properties used by the Company Group for the purpose of its Business are concerned, the usage thereof is in material compliance with Applicable Law.
9.4    The Company Group does not own any real property. Appendix C of this Schedule 3 sets forth a true and complete list of each real property that is leased, sub-leased, licensed, sublicensed or otherwise occupied by the Company Group.
9.5    All material Assets and each real property that is leased, sub-leased, licensed, sublicensed or otherwise occupied by the Company Group have been properly maintained, are capable of being used safely, are in normal operating condition and working order consistent with industry standards. No rights have been given to any third parties with respect to any of such Assets or real properties, other than in the Ordinary Course of Business.
10.    Environmental and Health and Safety
10.1    There are no claims, investigations or Proceedings made or threatened (in writing) against the Company Group or any of their officers or employees in respect of accidents, injuries, illness, disease or other harm to the environment or the health and safety of employees, contractors or any other persons and to the Knowledge of the Company there are no facts or circumstances which may lead to any such claims, investigations or Proceedings.
11.    Employees
11.1    The Company Group has not established and there are no subsisting or outstanding any employee compensation, bonus, incentive, deferred compensation, profit-sharing, stock purchase, stock option, stock appreciation rights, restricted stock, phantom stock, collective bargaining, pension, medical, life, industrial accident compensation or disability insurance, sabbatical, employee loan, fringe benefit, vacation, time off, severance, retention and benefit plan, agreement, program, policy, commitment or other similar program or arrangement, in each case which is sponsored, maintained or administered or contributed to, by the Company Group.
11.2    No loans and advances have been made by the Company Group to their employees.
11.3    The Company Group are not party to, nor bound by, any collective bargaining agreement, contract or other arrangement with any trade or labour union, staff association or other body representing the employees or workmen of the Company Group, and no such body has demanded (in writing) to represent any employees or workmen of the Company. There are no strikes, work stoppages, work slowdowns or lockouts or other labour disputes pending or, to the Knowledge of the Company, threatened against the Company Group. There are no material labour or employment claims pending or, to the Knowledge of the Company Group, threatened that, if adversely affected, would be material to any of the Company Group.
11.4    No Key Personnel of the Company Group has submitted notice to or to the Knowledge of the Company intends to terminate her/his employment with the Company Group, and to the Knowledge of the Company, they do not have a present intention to terminate the employment of any of its Key Personnel.
11.5    The Company Group has in relation to each of the employees/ workmen/ contractors/ contract labourers engaged by them:
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11.5.1    complied in all material respects with all Applicable Laws and contractual requirements regarding their employees/ workmen/ contractors/ contract labourers and their terms and conditions of service (including in relation to salaries, wages, commissions, gratuity payments, termination of employment, equal employment opportunity, non-discrimination, sexual harassment, immigration, hours, overtime, vacation, sick pay, leave encashment, severance pay, benefits, collective bargaining and the payment of provident fund contributions and similar Taxes), maintained adequate and suitable records regarding the service of their employees/workers, and made all necessary reserves relating to all such liabilities.
11.5.2    made or withheld on behalf of the employees and on behalf of the Company Group, as applicable, as an employer, in accordance with Applicable Law all appropriate payments to any applicable Governmental Authority and any other payments deducted from the employees’ wages or salaries on account of employees’ social benefits, including payments to or for pension funds, welfare funds, provident funds, advanced study funds, national pension insurance, national health insurance, employment insurance, industrial accident compensation insurance and managers insurance policies, where applicable.
11.6    All material Approvals have been obtained under applicable labour and employee related Laws in relation to the employees, workmen and contractors used for the Company Group’s business.
11.7    To the knowledge of the Company, the contractors engaged by the Company Group are in compliance with provisions of Applicable Law with respect to the contract labourers provided by them to the Company Group.
11.8    The Company Group has entered into contracts which are comprehensive in nature with all third party contractors for the supply of contract labour in relation to its Business and the Company Group has systems and internal controls in place to ensure compliance by it with the Contract Labour (Regulation and Abolition) Act, 1970 and other Applicable Law.
11.9    The Company Group has adopted requisite human resource related policies (including equal opportunities policy, maternity benefit policy, leave entitlement policy and disabilities policy) in accordance with Applicable Laws, which policies are maintained and updated as required under Applicable Law.
11.10    The Company Group has, in all material respects, maintained statutory registers, made all filings and returns, in accordance with Applicable Laws relating to labour and human resources.
11.11    Neither the execution or delivery of this Agreement nor the consummation of the Proposed Transaction (alone or in combination with any other event) will:
11.11.1    result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company Group;
11.11.2    increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor; or
11.11.3    result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.
12.    Insurance
12.1    All material Assets of the Company Group have been and are adequately insured in accordance with prudent business practices. The Company Group has obtained and are maintaining all insurance policies they are required to maintain under Applicable Laws and under Material Contracts with respect to the Business and Assets in accordance with prudent business practices.
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12.2    In respect of insurance policies of the Company Group:
12.2.1    all policies are in the name of the Company or STIPL;
12.2.2    all premiums payable to date have been paid without delay or default;
12.2.3    all the policies are in full force and effect and to the Knowledge of the Company, no act, omission or non-disclosure by or on behalf of the Company Group has occurred which makes any of these policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;
12.2.4    there are no special or unusual limits, terms, exclusions or restrictions in any of the policies; and
12.2.5    no claim is outstanding.
13.    Litigation
13.1    Legal Proceedings: The Company Group is not engaged (whether as claimant, defendant, plaintiff or otherwise) in or subject to any pending material litigation, mediation, arbitration, prosecution or other Proceedings (whether criminal or civil) and, no such Proceedings are threatened (in writing) by or against the Company Group in relation to their business or Assets.
13.2    Official Investigations: To the Company’s and the Sanmina Parties’ Knowledge, there is no Proceeding by any Governmental Authority against or concerning the Sanmina Parties and/or the Company Group and/or any controlled Affiliates of the Sanmina Parties who hold Securities in the Company Group that is pending or threatened (in writing) relating to a violation of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions by the Sanmina Parties, the Company Group, or any of their respective Relevant Persons.
13.3    Unsatisfied Orders: There are no material unfulfilled or unsatisfied Orders of any court or tribunal outstanding against the Company Group.
14.    Taxation Matters
14.1    Residence:
14.1.1    The Company Group is, and always has been, resident for Tax purposes only in India.
14.1.2    The Company Group is not treated for any Tax purpose as a resident in a country other than India. The Company Group has not opened any branch, agency nor does it have a permanent establishment outside India.
14.2    Tax provisions: Adequate provision or reserve has been made in the accounts for all Tax liabilities to be assessed on the Company Group or for which they are accountable in respect of income, profits or gains earned, accrued or received on or before the Accounts Date and any event on or before the Accounts Date including distributions made down to such date or provided for in the accounts and adequate provision has been made in the accounts for deferred Tax calculated in accordance with the Ind AS.
14.3    Tax Returns and Registrations:
The Company Group has properly and punctually filed all material Tax Returns. Such filed Tax Returns are complete and accurate in all material respects. No material Tax Return contains a
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statement that is false or misleading in any material respect or omits to refer to any matter that is required to be included or without which the statement would be false or misleading in any material respect nor adopt a position which is not reasonable. All registrations on account of material Taxes required under Applicable Law have been duly met.
14.4    Payment of Tax:
14.4.1    The Company Group has duly and punctually paid all material Taxes payable (whether or not shown on any Tax Return).
14.4.2    In respect of every transaction or series of transactions in respect of which the Company Group is subject to any transfer pricing rules under the provisions of Law related to Tax, each such transaction has been carried out in material compliance with Applicable Law.
14.4.3    The amounts reflected as ‘Liabilities’ (including as contingent liabilities) in the Audited Accounts for all Taxes are adequate to cover all unpaid liabilities as of the Accounts Date, for all Taxes that have accrued with respect to, or are applicable to or are contingent, for the period ended on the respective Financial Statements. The amounts reflected as ‘Liabilities’ (including as contingent liabilities) in the March 31, 2022 Audited Accounts for all Taxes are adequate to cover all unpaid liabilities on and from the Accounts Date, for all Taxes that have accrued with respect to, or are applicable to or are contingent, for the period ended on the respective Financial Statements.
14.5    Audits / Disputes:
14.5.1    No Tax Returns filed by the Company Group have been re-opened and there are no pending audits, examinations, assessments or other actions for or relating to any material liability in respect of Taxes of the Company Group for which the Company Group has received a written notice.
14.5.2    The Company Group has not received any written notice regarding any material Taxes from any Governmental Authority for the purpose of conducting any assessment, investigation/ survey/ reassessment by any Tax Authority.
14.5.3    The Company Group had not waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency.
14.5.4    The Company Group has not received any request for information related to Tax matters in relation to any prior period where such notice/demand/dispute is outstanding or where the statutory period of limitation in relation to the matter, to which such request for information pertains, has not expired.
14.5.5    The Company Group has not received any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company Group with respect to any Taxes due from or with respect to the Company Group or any Tax Return filed by or with respect to the Company Group.
14.6    Claims: To the knowledge of the Company, there are no outstanding demands for any material Taxes threatened, asserted or assessed, in writing against the Company Group.
14.7    Deductions and Withholdings: The Company Group has duly and punctually made all deductions in respect, or on account, of any Taxes from any payments made by them which they are obliged or entitled to make and have accounted in full to the appropriate authority for all amounts so deducted.
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14.8    Disposal of Debts: No material taxable profit or gain would accrue on the disposal or settlement of any debt owed to the Company Group at the value of that debt adopted for the purposes of the Audited Accounts.
14.9    Employees - Compensation for Loss of Office: The Company Group is not under any obligation to pay, nor have they since the Accounts Date paid or agreed to pay, any compensation for loss of office or any gratuitous payment not deductible in computing their income for the purposes of Taxes payable.
14.10    Arrangements to Evade Taxes: The Company Group has not at any time entered into or been party to any transactions, schemes or arrangements which either were entered into willfully with a view to evade any actual or potential liability to Tax, which could result in a Tax liability.
14.11    U.S. Tax Status: The Company Group has not made an election with U.S. Tax Authorities to be treated as an entity other than a corporation for U.S. federal income tax purposes and shall not make any such election to be treated as an entity other than a corporation for U.S. federal income tax purposes. The Company Group is not a “passive foreign investment company” for U.S. federal income tax purposes.
14.12    Miscellaneous: Without limitation to the generality of the foregoing Paragraphs 14.1 to 14.11:
14.12.1    all the incentives, benefits, exemptions, concessions, abatements, credits etc. under Applicable Laws including those shown in the Audited Accounts relating to Taxation are claimed in material compliance with provisions of respective Law in this regard and are valid and properly claimed and are supported with adequate documentation and are available to offset profits of the Company Group and there are no circumstances in existence, which might cause the disallowance in whole or part of any such exemptions, concessions, abatements, credits, refunds and set-offs and benefits;
14.12.2    the Company Group is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation obligation or similar contract or practice with respect to Taxes (other than contracts entered into in the Ordinary Course of Business the primary purpose of which is not related to Tax);
14.12.3    the Company Group does not have any liability for Taxes of any other Person, as a transferee or successor, by contract or otherwise by operation of Law; and/or
14.12.4    The Company Group has maintained adequate documentation in relation to all applicable taxes including but not limited to transfer pricing rules under the provisions of the Income Tax Act, 1960 and other Applicable Law relating to Taxation.
14.13    Liens: There are no liens or any other Encumbrances with respect to Taxes upon any Asset of the Company Group other than statutory Encumbrances for Taxes not yet due and payable.
15.    Intellectual Property
15.1    The Company Group owns no Intellectual Property. However, the Company Group has the rights to use (free of all Encumbrances), all Intellectual Property and Know-How necessary and sufficient for, or material to, the operation or conduct of the Business as currently conducted and the continued operations of the Business consistent with past practice and as contemplated under the Transaction Documents (“Company Intellectual Property”).
15.2    All Company Intellectual Property that is owned by an Affiliate of the Company (“Owned IP”) is valid and subsisting, has been applied for or registered (to the extent applicable) in the name of such Affiliate (“Affiliate IP Owner”), and such Affiliate IP Owner is in compliance in all material respects with all applicable Laws in relation to such Company Intellectual Property.
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15.3    The Affiliate IP Owner has made all necessary filings and paid all necessary fees to maintain all Company Intellectual Property. There are no actions that must be taken by an Affiliate IP Owner, within 90 (ninety) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications, or articles, for the purposes of maintaining, perfecting, preserving or renewing any Company Intellectual Property or the licenses thereto.
15.4    There is not (i) any interference, conflict, infringement, misappropriation, or violation of or with any Intellectual Property or other rights of any Person, based on any Company Intellectual Property or the Company Group’s use thereof and/or the operation or conduct of the Business, excluding however, for the purposes of this warranty, any such Intellectual Property licensed to the Company or made available to the Company by any customer of the Company for the manufacture of, or integration in, any such customer’s product manufactured by the Company; (ii) any challenge, interference, opposition or cancellation or limitation or restriction (in writing) with respect to the validity, enforceability, effectiveness, registration, application, use, or ownership of any Intellectual Property owned by the Company or the Company Group’s right of use any Company Intellectual Property; and (iii) any Proceeding, Order, settlement agreement or any claim in writing, relating to any of the foregoing provisions in this Paragraph 15.4 (i) or (ii) (including any claim in writing that the Company Group must license, or refrain from using, any Intellectual Property of any third party).
15.5    The continued operation and conduct of the business by the Company Group or any usage of Intellectual Property owned by the Company or, to the knowledge of the Company, any of the Intellectual Property of any third party in-licensed to the Company that is also the subject of the License Agreement (“Third Party Intellectual Property”), consistent with past practices, will not interfere with, conflict with, infringe, misappropriate, or violate any Intellectual Property or other rights of any third party.
15.6    To the extent any Company Intellectual Property is owned by an Affiliate of the Company Group, all such Intellectual Property was developed or is being developed by (i) employees of the Company Group or its Affiliates within the scope of their employment with the Company Group or its Affiliates; or (ii) contractors of the Company Group for the Company Group, respectively, wherein all right, title and interest in and to any Intellectual Property contributed or to be contributed by such employees or contractors have been assigned in writing to, or have been automatically vested in, such Affiliate, free and clear of all Encumbrances, and such employees and contractors have waived in writing all moral rights in connection with any such Intellectual Property. The Company Group has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, and all current employees, consultants and contractors of the Company Group have properly executed such an agreement; and (ii) no trade secrets, source code or other confidential Company Intellectual Property has been disclosed by the Company Group to any Person except pursuant to valid and appropriately protective non-disclosure, assignment and/or license agreements.
15.7    All use and disclosure of Company Intellectual Property by or to any Person has been pursuant to the terms of a written intellectual property agreement between such Person and the Company Group that protects such confidential or proprietary information from unauthorized disclosure and unauthorized use.
15.8    The transactions contemplated in the Transaction Documents will not adversely affect the validity or enforceability of the Company Intellectual Property under Applicable Laws and will not result in the loss of use of, or the loss of the right, to any Company Intellectual Property.
15.9    The Company Group does not use any software nor is any software relevant to the Business, with respect to which the Company Group does not have a valid and subsisting right of use, free of all Encumbrances.
15.10    The Company Group has not entered into any contract or arrangement nor is it otherwise obligated to indemnify any other Person against any claim of infringement, misappropriation, or violation of or conflict with any Intellectual Property of any third party.
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15.11    To the extent any Company Intellectual Property is owned by an Affiliate of the Company Group, no funding, facilities or personnel of any Governmental Authority, any educational institution, or any other Person (other than the Company Group’s employees and contractors) was used, directly or indirectly, to develop, contribute to or create, in whole or in part, any such Intellectual Property.
15.12    The Company Group has not included any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may, or is intended to, impair or prevent the intended performance or otherwise permit unauthorized access to, hamper, delete or damage any system, software, network, data or device in any software developed by the Company Group.
15.13    The Company Group has adopted policies and procedures to control the use of Third Party Intellectual Property, including software available for download without charge on the internet or any other software not introduced into the development environment through a formal procurement process and pursuant to a license agreement appropriate for establishing the Company Group’s rights and obligations with respect to such Intellectual Property.
16.    Dividends and Capital Extraction
16.1    All dividends or other distributions (in cash or specie) declared, made or paid since the date of its incorporation by the Company Group have been declared, made and paid in accordance with Applicable Law.
16.2    All issuance of bonus shares, redemption of share capital, re-purchase or buy-back of Securities of the Company Group offered, proposed and/or completed since the date of its incorporation, by the Company Group have been offered, proposed and/or completed (as applicable) in accordance with Applicable Law.
16.3    There are no distributions which have been declared by the Company Group which remain unpaid, in part or in whole.
17.    Related Parties
17.1    Appendix D of this Schedule 3 sets forth a true and complete list of all subsisting contracts and all existing transactions between the Company Group and any Related Party (“Related Party Transactions”).
17.2    All Related Party Transactions were duly authorized by all requisite corporate action on the part of the parties thereto, were entered into on Arm’s Length Basis and were otherwise made in compliance with all Applicable Law and have been correctly categorized and fully disclosed in compliance with Applicable Laws in the Company Group’s books and records.
17.3    None of the Related Parties are either directly or indirectly concerned or interested, in any Material Contract, other than those to which they are a party.
17.4    The Related Parties have not given or agreed to give any Guarantee or indemnity in respect of any financial obligation of the Company Group, performance or other obligations of any third party or any other commitment, by or for which the any of the Company Group is or is contingently responsible.
17.5    There are no pending or threatened claims of any nature whatsoever from any Related Party against the Company Group in respect of unfulfilled obligations, or liabilities for past actions, under any contract entered into between any of the Company Group and the Related Parties.
18.    Stamp Duty
In relation to each instrument to which the Company Group is a party or in the enforcement of which the Company Group may be interested and which either attracts stamp duty in any relevant jurisdiction or is required to be stamped with a particular stamp denoting that no duty is payable or that such instrument has been produced to a relevant Tax Authority whether of
Schedule 3 - Page 16

India or elsewhere: (i) such instrument has been produced to the relevant Taxation authority in material respects, (ii) such instrument has been properly stamped in material respects as per the Laws of relevant jurisdiction where the document was executed; and (iii) the Company Group and/or each counterparty (as applicable) has duly paid all stamp duty and interest, fines and penalties thereon payable by it/ them in material respects in accordance with the provisions of any Applicable Law and contract; and no such instrument which is outside India would attract material stamp duty if it were brought into India.
19.    Ethical Business Practices
19.1    The operations of the Company Group have been conducted in compliance with Anti-Corruption Laws. The Company Group has not engaged in any Anti-Corruption Prohibited Activity. The Company Group has disclosed all facts known to it regarding:
19.1.1    all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, and/or allegations of any kind or nature that are asserted against, paid or payable by the Company Group in connection with non-compliance with any Anti-Corruption Laws applicable to them;
19.1.2    any investigations by any Governmental Authority involving possible non-compliance with any Anti-Corruption Laws by the Company Group or any voluntary or involuntary disclosure made by the Company Group in relation to any such non-compliance; and
19.1.3    any other written communication alleging that the Company Group is, or may be, in violation of, or has or may have any liability under the Anti-Corruption Laws which has not been resolved.
19.2    To the Company’s Knowledge, no Government Official and no Affiliate of any Government Official (i) holds a direct ownership or other direct economic interest in the Company Group, or in the contractual relationship formed by this Agreement or (ii) serves as an officer, Director, or employee of the Company Group. To the Company’s Knowledge, no Government Official and no Affiliate of any Government Official holds an indirect ownership or other indirect economic interest in the Company Group, except in each case as has been disclosed to, and consented to by the Investor.
19.3    Neither is the Company Group: (i) a Sanctioned Person; or (ii) is conducting or has agreed to conduct any transaction with or for the benefit of a Sanctioned Person or in violation of Sanctions.
19.4    To the Company’s Knowledge, the operations of the Company Group are, and have for the past 5 (Five) years, been conducted in compliance with all Anti-Money Laundering Laws, and the Company Group is not in violation of any Anti-Money Laundering Laws.
19.5    To the Company’s Knowledge, no funds, proceeds, or Assets contributed, sold, or otherwise made available to or for the benefit of the Company Group, were obtained or derived from any unlawful or criminal activity (including without limitation activity in violation of Anti-Corruption Laws, Sanctions, or Anti-Money Laundering Laws).
20.    No Brokers
The Company Group has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, in each case for which the Company Group or the Investor would have any liability.

Schedule 3 - Page 17

Appendix A of Schedule 3
Particulars of the Company as at the Execution Date

Company name:	Sanmina-SCI India Private Limited
Company Identification Number:	U30007TN2002PTC048391
Directors:	Name	Appointment Date
	Brent Michael Billinger	March 26, 2016, [***] Board of Directors [***]
	Periasamy Elan Chelian	April 25, 2018
	Christopher Kaveh Sadeghian	February 4, 2009 Board of Directors [***]
	Jagannathan Veeravalli Sevelimedu	July 26, 2021
Secretary:	[***]
Registered office:	Plot No. OZ-1, SIPCOT Hi-Tech SEZ Oragadam Sriperumbudur Taluk, Kancheepuram District, Orgadam Kancheepuram TN 602105, India
Accounting reference date:	March 31, 2021
Issued share capital:	[***]

Particulars of STIPL as at the Execution Date

Company name:	Sanmina-SCI Technology India Private Limited
Company Identification Number:	U30007TN2002PTC048391
Directors:	Name	Appointment Date
	Vijay Gujilapudi	November 8, 2013
	Viswaprasad Bhagavan Muppana	August 14, 2009
	Christopher Kaveh Sadeghian	March 27, 2018
	Jagannathan Veeravalli Sevelimedu	May 14, 2012
Schedule 3 - Page 18

Secretary:	[***]
Registered office:	Plot No. OZ-1, SIPCOT Hi-Tech SEZ Oragadam Sriperumbudur Taluk, Kancheepuram District, Orgadam Kancheepuram TN 602105, India
Accounting reference date:	March 31, 2021
Issued share capital:	[***]

Schedule 3 - Page 19

Appendix B of Schedule 3
Material Contracts
[***]

Schedule 3 - Page 20

Appendix C of Schedule 3
Real Property

[***]

21.
Schedule 3 - Page 21

Appendix D of Schedule 3
Related Party Transactions

[***]

1.
Schedule 3 - Page 22

SCHEDULE 4: INVESTOR AND SANMINA WARRANTIES
Part A – INVESTOR WARRANTIES
The Investor warrants to each of the Sanmina Parties and the Company that each of the following warranties are true and accurate in all respects and not misleading as of the Execution Date and shall be true and accurate in all respects and not misleading as of the Closing Date by reference to facts and circumstances then subsisting:
(a)    The Investor is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation.
(b)    The Investor has the full corporate power, capacity and authority to enter into, execute, deliver and comply with its obligations under each Transaction Document to which it is a party, and all necessary corporate and (if applicable) shareholder action has been taken by the Investor to authorize the execution, delivery and performance by the Investor of its obligations thereunder.
(c)    The Investor has duly executed and delivered each Transaction Document to which it is a party and, assuming the due execution and delivery by all other Parties thereto, each such Transaction Document constitutes the valid and legally binding obligation of the Investor enforceable in accordance with its terms against the Investor.
(d)    The execution, delivery and performance by the Investor of each Transaction Document to which it is a party does not and will not: (a) constitute (with or without notice, lapse of time or both) a breach or violation of, a default under, or give rise to a right of termination, acceleration, modification, cancellation or payment under, its Charter Documents or any agreement or arrangement to which the Investor is a party; (b) result in a violation of any Applicable Law; or (c) require Approval from or notice to any third party (including any Governmental Authority), other than as expressly set out in this Agreement.
(e)    There are no Proceedings pending, threatened at Law, in equity or otherwise, against the Investor and/or any of its Affiliate, that would adversely affect, or that seek to prevent or delay, the consummation of the transactions contemplated in the Transaction Documents.
(f)    The Investor (A) has been, in compliance in all material respects with all Applicable Laws and (B) is not under investigation by any Governmental Authority with respect to any material violation of any Law, in each case ((A) and (B)), to the extent that such compliance or absence of investigation relates to or affects the ability of such Person to subscribe for or hold any Securities in the Company.
(g)    No Material Adverse Effect has occurred in relation to the Investor.

Part B – SANMINA PARTIES’ WARRANTIES
Each of Sanmina Parties warrant (jointly and severally) to the Investor that each of the following warranties are true and accurate in all respects and not misleading as of the Execution Date and shall be true and accurate in all respects and not misleading as of the Closing Date by reference to facts and circumstances then subsisting:
(a)    Such Party is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation.
Schedule 4 - Page 1

(b)    Such Party has the full corporate power, capacity and authority to enter into, execute, deliver and comply with its obligations under each Transaction Document to which it is a party, and all necessary corporate and (if applicable) shareholder action has been taken by such Party to authorize the execution, delivery and performance by such Party of its obligations thereunder.
(c)    Such Party has duly executed and delivered each Transaction Document to which it is a party and, assuming the due execution and delivery by all other Parties thereto, each such Transaction Document constitutes the valid and legally binding obligation of such Party enforceable in accordance with its terms against such Party.
(d)    The execution, delivery and performance by such Party of each Transaction Document to which it is a party does not and will not: (a) constitute (with or without notice, lapse of time or both) a breach or violation of, a default under, or give rise to a right of termination, acceleration, modification, cancellation or payment under, its Charter Documents; (b) result in a violation of any Applicable Law; or (c) require Approval from or notice to any third party (including any Governmental Authority), other than the consent, waiver or amendment to the Credit Agreement as set forth in Clause 4.2 of this Agreement or as otherwise expressly set out in this Agreement.
(e)    There are no Proceedings pending, threatened at Law, in equity or otherwise, against such Party and/or any of its Affiliates, that would adversely affect, or that seeks to prevent or delay, the consummation of the transactions contemplated in the Transaction Documents.
(f)    No Material Adverse Effect has occurred in relation to such Party.
(g)    Other than the Transaction Documents, there are no agreements or understandings in respect of the rights of any Person to acquire a shareholding in or beneficial rights to the Share Capital of the Company.
(h)    There are no contracts to vote or dispose of any Securities of or other equity or voting interest in the Company.
(i)    There are no irrevocable proxies and no voting agreements with respect to any equity or voting interest in the Company.
(j)    Each of Sanmina Singapore and Sanmina AET is a non-resident of India as defined under Section 6 of the IT Act and will continue to qualify as a non-resident of India in the Indian Financial Year in which the Closing takes place.
(k)    Sanmina Singapore is a resident of Singapore as defined under Article 4 of the India – Singapore Tax Treaty and is entitled to avail the beneficial provisions of the India- Singapore Tax Treaty. Further, Sanmina Singapore will continue to be tax resident of Singapore as defined under Article 4 of the India – Singapore Tax Treaty in the Indian Financial Year in which the Closing takes place. Sanmina AET is a resident of Mauritius as defined under Article 4 of the India – Mauritius Tax Treaty and holds a valid tax residency certificate in Mauritius issued by the Tax Authority of Mauritius and is thus entitled to avail the beneficial provisions of the India- Mauritius Tax Treaty. Further, Sanmina AET will continue to be tax resident of Mauritius as defined under Article 4 of the India – Mauritius Tax Treaty in the Indian Financial Year in which the Closing takes place. Further, Sanmina AET has consistently complied with substance requirements under domestic Tax Laws of Mauritius to qualify as a tax resident
Schedule 4 - Page 2

thereunder. Further, Sanmina AET does not qualify as a tax resident of any other country.
(l)    Sanmina Singapore is not a shell/ conduit company in Singapore. Sanmina Singapore has a total annual expenditure on operations in Singapore of not less than S$ 2,00,000 in the immediate twenty-four (24) months preceding the Closing Date.
(m)    Sanmina Singapore has been issued a valid tax residency certificate by the concerned Tax Authority of Singapore. Sanmina Singapore has consistently complied with substance requirements under domestic Tax Laws of Singapore to qualify as tax resident thereunder. Further, Sanmina Singapore does not qualify as a tax resident of any other country.
(n)    Sanmina Singapore has its principal bank account in Singapore. The remittance of the entire consideration paid by Sanmina Singapore for its acquisition of the Investor Purchase Shares was made from its bank account in Singapore. The Investor Purchase Amount towards purchase of the Investor Purchase Shares held by Sanmina Singapore will be received by it entirely in its bank account in Singapore. Sanmina Singapore’s books of accounts are maintained outside India. Sanmina Mauritius has its principal bank account in Mauritius. The remittance of the entire consideration paid by Sanmina Mauritius for its acquisition of the Investor Purchase Shares was made from its bank account in Mauritius. The Investor Purchase Amount towards purchase of the Investor Purchase Shares held by Sanmina Mauritius will be received by it entirely in its bank account in Mauritius. Sanmina Mauritius’ books of accounts are maintained outside India.
(o)    Sanmina Singapore is controlled and managed by its Board of Directors and all the meetings of the Board of Directors of Sanmina Singapore have been held and chaired in Singapore outside India. There are no Indian residents on the Board of Directors of Sanmina Singapore and its directors are appropriately qualified. Sanmina Mauritius is controlled and managed by its Board of Directors and all the meetings of the Board of Directors of Sanmina Mauritius have been held and chaired in Mauritius. There are no Indian residents on the Board of Directors of Sanmina Mauritius and its directors are appropriately qualified.
(p)    The place of effective management, as defined in Explanation to Section 6(3) of the IT Act of Sanmina Singapore is not in India and shall not be in India for the Indian Financial Year in which the Closing takes place. The place of effective management, as defined in Explanation to Section 6(3) of the IT Act of Sanmina AET is not in India and shall not be in India for the Indian Financial Year in which the Closing takes place.
(q)    Sanmina Singapore does not have and has never had: (a) a business connection in India as per the provisions of Section 9(1)(i) of the IT Act; or (b) a permanent establishment in India as per the India – Singapore Tax Treaty. Further, the Sanmina Singapore has not received any written notice from any Tax Authority alleging that it has a permanent establishment in India. Sanmina AET does not have and has never had a business connection in India as per the provisions of Section 9(1)(i) of the IT Act or a permanent establishment in India as per the India – Mauritius Tax Treaty. Further, the Sanmina AET has not received any written notice from any Tax Authority alleging that it has a permanent establishment in India.
Schedule 4 - Page 3

(r)    Each of Sanmina Singapore and Sanmina AET has acquired and holds the Investor Purchase Shares as a ‘capital asset’ as defined under the provisions of the IT Act. For accounting purposes, each of Sanmina Singapore and Sanmina AET has at all times treated the Investor Purchase Shares as investments, and not as ‘stock in trade’.
(s)    The permanent account number allotted to Sanmina Singapore is AAQCS5586C and Sanmina AET for Indian tax purposes is AAMCA9373M.
(t)    All necessary information, documents (including information and documents in relation to (i) date of acquisition, cost of acquisition and currency utilized for the acquisition of the Investor Purchase Shares in the hands of Sanmina Singapore and Sanmina AET; and (ii) expenses incurred wholly and exclusively by the Sanmina Singapore and Sanmina AET in connection with sale of the Investor Purchase Shares) provided by the Sellers to the Big Four Accounting Firm for the purpose of issuance of (A) Form 15CB as on the Closing Date along with the capital gains computation as on the Closing Date; and (B) the certificate specifying that there are no pending proceedings as referred to in Section 281 of the Income Tax Act are true, accurate and complete and not misleading.
(u)    Each of Sanmina Singapore and Sanmina AET is the sole and absolute legal and beneficial owner, free of all Encumbrances, of the applicable Investor Purchase Shares held by them, and holds valid title to the applicable Investor Purchase Shares, with full right and authority to sell and deliver the same to the Investor under this Agreement, and upon sale and delivery of the Investor Purchase Shares as contemplated in this Agreement, will convey to the Investor good and marketable title to the Investor Purchase Shares, free and clear of all Encumbrances.
(v)    The Investor Purchase Shares are fully paid up.
(w)    The Investor Purchase Shares were duly and validly issued by the Company. All previous issuances and Transfers of the Investor Purchase Shares were in compliance with Applicable Laws.
(x)    Neither Sanmina Singapore nor Sanmina AET has been served nor has refused service of any litigation, arbitration, prosecution, administrative or other legal proceedings in relation to the Investor Purchase Shares.
(y)    There is no dispute in existence nor is there any circumstance which might give rise to any dispute or proceeding against either Sanmina Singapore or Sanmina AET in respect of their respective Investor Purchase Shares and/or Sanmina Singapore’s or Sanmina AET’s entitlement to Transfer their respective Investor Purchase Shares.
(z)    Neither Sanmina Singapore nor Sanmina AET have entered into any agreements nor arrangements in respect of the Investor Purchase Shares held by them or any part thereof, or its membership in the Company, or for the Transfer or other disposal of the Investor Purchase Shares or any of them with or in favour of any Person nor are there any orders restricting the Transfer of the Investor Purchase Shares.
(aa)    Neither Sanmina Singapore nor Sanmina AET has executed any power of attorney or any letter of authority or proxies in respect of the Investor Purchase Shares in favour of any Person.
Schedule 4 - Page 4

(bb)    There are no voting trusts or other arrangements or understandings with respect to the voting rights in relation to the Investor Purchase Shares.
Schedule 4 - Page 5

SCHEDULE 5: FORM OF CP COMPLETION NOTICE
To, [●]
[Insert Address]
Kind Attn: [●]
Fax:    [●]
E-mail: [●]
Dear Sirs,
Re: Share Subscription and Purchase Agreement dated [●] 2022 (“Agreement”) executed by and between Sanmina-SCI Systems Singapore PTE Ltd (“Sanmina Singapore”) Sanmina Corporation (“Sanmina Corp”), Sanmina SCI India Private Limited (“Company”) and Reliance Strategic Business Ventures Limited (“Investor”).
This certificate is being issued pursuant to Clause 3.2.2 of the Agreement.
Capitalized terms and expressions used in this letter but not defined shall have the same meaning as ascribed to such terms in the Agreement.
We hereby confirm that the following [Company/ Investor] Conditions Precedent have been fulfilled in accordance with the terms of the Agreement and the documents and declarations evidencing the same are annexed hereto: [●].
We hereby request the [Company/ Investor] to waive (subject to terms and conditions it may determine at its sole discretion) the requirement to fulfil and perform the following Conditions Precedents, for the reasons set out below: [●].
Executed and Delivered by
[Insert Signatories]

Schedule 5 - Page 1

SCHEDULE 6: FORM OF COMPLIANCE CERTIFICATE
To, [●]
[Insert Address]
Kind Attn: [●]
Fax:    [●]
E-mail: [●]
Dear Sirs,
Re: Share Subscription and Purchase Agreement dated [●] 2022 (“Agreement”) executed by and between Sanmina-SCI Systems Singapore PTE Ltd (“Sanmina Singapore”) Sanmina Corporation (“Sanmina Corp”), Sanmina SCI India Private Limited (“Company”) and Reliance Strategic Business Ventures Limited (“Investor”).
This certificate is being issued pursuant to Clause 5.2.1 of the Agreement.
Capitalized terms and expressions used in this letter but not defined shall have the same meaning as ascribed to such terms in the Agreement.
We hereby confirm that:
(i)    the [Company Warranties/ Investor Warranties] were true, correct and not misleading as of the Execution Date, and are true and correct and not misleading as of the Closing Date in all material respects;

(ii)    the [Sanmina Parties and the Company/ Investor] [has/have] performed and fully complied with and satisfied all agreements, obligations, conditions and covenants contained in the Agreement that are required to be performed or complied with by them on or prior to the Closing Date in all material respects; and

(iii)    no event has occurred which has or would reasonably be expected to have a Material Adverse Effect with respect to the [Company or the Sanmina Parties / the Investor] [and/or has or would reasonably be expected to result in a Fundamental Breach (as defined in the Shareholders’ Agreement)].

Executed and Delivered by

[Insert Signatories]
Schedule 6 - Page 1

SCHEDULE 7: SPECIFIC INDEMNITY ITEMS
[***]

Schedule 7 - Page 1

SCHEDULE 8: FORM OF RESIGNATION LETTER

Date:

To,
The Board of Directors,
[●]

Sub: Resignation as director of [●]

Dear Sir/Ma’am,

I, [●], hereby unconditionally and irrevocably tender my resignation from the directorship of [●] (“Company”) with immediate effect from the close of the meeting of the board of directors of the Company where my resignation is taken on record (“Effective Date”).
I acknowledge and confirm that from the Effective Date, I shall not act and/or use any power(s)/ authority granted by the Company during my association with the Company and all such power(s)/ authority shall cease with effect from the date hereof.
I hereby acknowledge and confirm that with effect from the Effective Date, no monies are due to me from the Company, and that I have no pending demands / claims against the Company, and if such monies or demands / claims are due, this letter shall be treated as an express, irrevocable and unconditional waiver and release of all such monies and/or demands / claims thereto.
Kindly take note of my resignation and arrange to make necessary filings in the prescribed Form DIR – 12 with the jurisdictional Registrar of Companies.
Regards,

______________________
[name of the Director]
Schedule 8 - Page 1

SCHEDULE 9: FORM OF INITIAL BUSINESS PLAN
[***]

Schedule 9 - Page 1

SCHEDULE 10: EXISTING SANMINA CUSTOMER CONTRACTS
[***]

Schedule 10 - Page 1

SCHEDULE 11: ILLUSTRATIVE WORKING CAPITAL
[***]

Schedule 11 - Page 1

SCHEDULE 12: BALANCES OF THE CO-DEVELOPER BUSINESS AS OF MARCH 31, 2021
[***]

Schedule 12 - Page 1

SCHEDULE 13: ITEMS EXCLUDED FROM INDEBTEDNESS
[***]
Schedule 13 - Page 1

SCHEDULE 14: PURCHASE CONSIDERATION MECHANISM *

Cash and cash equivalent – 31 March 2021

Amount (INR in million)	SIPL	STIPL	Company Group
Cash and bank	[***]	[***]	[***]
Add: Purchase price for the slump sale of the STIPL Undertaking as set forth under the STIPL Business Transfer Agreement	[ ]	[ ]	[ ]
Add: Transaction Expenses which have been paid by the Company prior to the Closing Date shall be deemed Cash and Cash Equivalent of the Company Group	[ ]	[ ]	[ ]
Total	[***]	[***]	[***]

Cash balance – 31 March 2021

Amount (INR in million)	SIPL	STIPL	Company Group
Cash and cash equivalent	[***]	[***]	[***]
Less: Indebtedness	-	-	-
Less: Working capital adjustment			[***]
Total			[***]

Working capital adjustment – 31 March 2021

Amount (INR in million)	SIPL	STIPL	Company Group
A (INR [***])			[***]
B (INR [***])			[***]
C (Estimated / Actual working capital)	[***]	[***]	[***]
Working capital adjustment (i) If C<A then A-C (ii) if A>C<B then [***] and (iii) if C>B then B-C			[***]

Indebtedness – 31 March 2021

Amount (INR in million)	SIPL	STIPL	Company Group
[ ]	-	-	-

Secondary Transaction trigger - 31 March 2021

Amount (INR in million)	SIPL	STIPL	Company Group
Cash and cash equivalent	[***]	[***]	[***]
Aggregate of Net debt and working capital adjustment			[***]
Secondary Transaction Trigger?			Yes

If Secondary Transaction Trigger is met

Investor purchase amount - 31 March 2021

Amount (INR in million)	Company Group
Investor purchase amount is cash balance	[***]

Investor subscription amount - 31 March 2021
Schedule 14 - Page 1

Amount (INR in million)	Company Group
A	[***]
B	50.1% / 49.9%
C (the Investor Purchase Amount)	[***]
(A x B) – C	[***]

* Note: All numbers in this Schedule 14 were determined at an exchange rate of [***] ([***]) USD to [***] ([***]) INR.

Schedule 14 - Page 2

SCHEDULE 15: PROFORMA INCOME STATEMENT
[***]
Schedule 15 - Page 1